UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Definitive Additional Materials
Soliciting Material under §240.14a-12

LyondellBasell Industries N.V.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LYB LyondellBasell

2025

Annual General Meeting of Shareholders Proxy Statement

"At LYB, we continue to **sharpen our focus** to achieve lasting **value creation**."

Peter Vanacker
Chief Executive Officer

Dear shareholders,

2024 was a year of resilience and transformation for LYB. Last year, we sharpened our focus on creating sustainable value, successfully navigating a global down cycle amid prolonged volatile market conditions by executing our strategy. Our portfolio transformation continued in earnest, with key initiatives underway to strengthen and upgrade our core businesses. In addition, we continued building our Circular and Low Carbon Solutions (CLCS) business, while maintaining our culture of excellent customer service and best-in-class safety performance.

Thanks to our strong cash generation and disciplined capital allocation strategy, we have a robust, investment-grade balance sheet. 2024 was our 14th consecutive year of dividend growth, and we returned approximately $1.9 billion to shareholders through dividends and share repurchases, underscoring our commitment to returning value to shareholders. Despite the difficult business environment, we fully funded all capital expenditures and shareholder returns with cash from operations.

I am pleased to share with you select highlights from our achievements in 2024. Our efforts prime LYB for long-term success, as we continue to evolve our portfolio in line with our strategic direction.

Growing and upgrading the core

The first pillar of our long-term strategy is to grow and upgrade our core by investing in businesses where LYB holds a competitive advantage. This approach includes prioritizing growth around our advanced technologies and strengthening our presence in select geographies. In 2024, we focused on optimizing our portfolio, reallocating capital to higher-value opportunities and aligning our assets with our core. These actions enable us to pivot to high value opportunities and respond more effectively to changing market dynamics.

In May 2024, we completed the sale of our ethylene oxide and derivatives business in Texas, which allowed us to redirect working capital to support reinvestment in the core. We also launched a strategic review to evaluate some of our European olefins, polyolefins, intermediates and derivatives assets in the context of our long-term strategy.

We expanded our core polypropylene business by acquiring a 35 percent stake in National Petrochemical Industrial Company (NATPET), a propylene and polypropylene joint venture based in Saudi Arabia. NATPET leverages advanced LYB process technology and our global market positions, giving LYB access to advantaged feedstocks, high-growth regions and additional product marketing volumes.

We also continued to invest in our propylene oxide/tertiary butyl alcohol (PO/TBA) technology and business. In 2023, we brought our newest PO/TBA unit in Texas online and, on average, operated the asset in 2024 above our target operating rates. We believe our proprietary PO/TBA technology and assets will continue to position LYB to capture opportunities from demand growth.

In the first quarter of 2025, we exited the refining business. While winding down the business, we remained focused on safe and reliable operations, achieving strong safety results.

We continue to assess future options for the site to support our circularity and low carbon initiatives. Alternatives under consideration include building a second, commercial-scale chemical recycling unit with our proprietary *MoReTec* technology. Other options range from exploring the production of renewable and bio-based feedstocks, to supporting our growth in low-carbon feedstocks and products. As detailed below, we view the development and scalability of these options as central to our value-focused approach to capture lasting and sustainable growth.

Building a profitable CLCS business

The second pillar of our strategy is to build a profitable CLCS business by creating solutions to address demand for circular and low carbon products.

i

Our CLCS business is targeting one billion dollars of incremental EBITDA[1] from 2 million metric tons of annual volumes[2] by 2030. Despite the challenges in the chemical industry over the past year, we are making margin and volume progress toward our 2030 plan. Last year, LYB produced and marketed more than 200,000 metric tons of recycled and renewable-based polymers2. Since 2019, volumes of our recycled and renewable-based polymers have rapidly grown at a compound annual growth rate (CAGR) of 57 percent.

We continue to build this business through a disciplined, capital-efficient strategy that leverages our existing infrastructure and competitive advantages. These advantages include our leading technologies and valuable positions in growing markets with a global network of deep customer relationships. We are investing across the value chain to access advantaged circular and renewable feedstocks, process plastic waste, develop chemical recycling technologies, and produce and market recycled and renewable-based polymers.

Critical to our ambitions in the CLCS space is our proprietary MoReTec technology, a catalytic, chemical recycling process, which converts mixed plastic waste into raw materials to produce new polymers. This technology enhances our circular solutions portfolio and positions LYB for durable growth in a lower-carbon economy. In September 2024, we began construction of our first, commercial-scale MoReTec plant at our Wesseling, Germany site. Expected to start up in 2026, the unit is designed to recycle the amount of post-use plastics generated by 1.2 million German residents every year, and demonstrate the scalability of this technology.

LYB also took other steps to build out our CLCS business in 2024, including:

- Forming differential collaborations with global brand-owners and automakers;
- Acquiring mechanical recycling assets in Southern California;
- Making the final investment decision for the expansion of our Genox joint venture in China, which will more than double its mechanical recycling capacity;
- Starting up plastic waste sorting and recycling operations at our Source One Plastics joint venture's facility in Germany; and
- Acquiring solvent-based recycling assets in Germany for processing hard-to-recycle, flexible plastic waste materials.

In parallel to these efforts, we furthered our commitment to being a leader in value creation from low carbon products, delivering solutions that advance our customers' climate ambitions and reduce greenhouse gas (GHG) emissions from our global operations and value chain compared to fossil-based alternatives.

In 2024, we secured power purchase agreements (PPAs) with an aggregate generation capacity that will enable us to meet our goal of procuring at least 50 percent of our electricity from renewable sources by 2030[3]. Our approach to PPAs balances fixed and floating price structures to mitigate risks associated with energy price volatility and supply uncertainties. Additionally, this helps us improve operational resiliency and supports our value-creating sustainability ambitions tied to low carbon products and GHG-emission reduction.

Stepping up performance and culture

The third pillar of our strategy is to step up our performance and culture. Integral to this pillar are our LYB workforce competencies, which provide a framework for how we behave day to day and allow LYB to achieve our strategic goals and advance our culture. Across the enterprise, we see our culture transforming through initiatives like the Value Enhancement Program (VEP) and our focus on embedding equity and promoting inclusion.

VEP is a company-wide program that empowers employees to harness their expertise to identify opportunities for continuous value creation and implement solutions from the bottom up. These initiatives make LYB more nimble and competitive by fostering an inclusive culture of lasting improvement and collaboration. In 2024, VEP delivered a year-end run rate of more than $800 million of recurring, annual EBITDA improvement [1].

Other attributes of our culture, including our best-in-class safety practices, customer focus and ability to innovate, are essential strengths and will remain a top priority for us. We are also committed to championing our global workforce, including attracting, retaining and developing our talent. In fact, 74 percent of our senior-leader openings were filled with internal talent in 2024, and our employee turnover rate decreased by about 3 percentage points since 2022.

In concert with our Board of Directors, our management takes an intentional approach to succession planning, including for members of our executive committee. In the last quarter of 2024, we announced that Agustin Izquierdo would succeed Michael McMurray as our Chief Financial Officer, effective March 2025. Agustin previously served as our Senior Vice President, Olefins & Polyolefins Americas & Refining, and I am confident he will provide strong leadership to our finance organization.

Looking ahead

Our 2024 achievements demonstrate our continuing commitment to durable, sustainable value creation and reflect the hard work of our global team. In recognition of our progress across the company's three strategic pillars, LYB received top marks from industry benchmarks in 2024. We ranked first among plastics producers in Bloomberg NEF's 2024 circular economy company rankings and retained our leading AA ESG rating by MSCI. These achievements further distinguish LYB as an industry leader in aligning sustainability with shareholder value.

Looking ahead, the Board of Directors and I are confident LYB is well positioned to deliver on our enterprise objectives and reward shareholders with generous returns. During 2025, we expect to unlock additional value by continuing to execute our strategy and strengthening our core businesses. We anticipate incremental growth of the CLCS business, additional profitability from VEP, and transformation of our Advanced Polymer Solutions business.

At LYB, we continue to sharpen our focus to achieve lasting value creation, and I look forward to updating you on our strategy and performance as the new year unfolds.

Peter Vanacker

1. See Appendix A of the 2025 Proxy Statement for information about our non-GAAP financial measures and discussion of the company's use of these measures, including CLCS incremental EBITDA and recurring annual EBITDA.
2. Production and marketing includes: (i) joint venture production marketed by LYB plus our pro rata share of the remaining production produced and marketed by the joint venture, and (ii) production via third-party tolling arrangements.
3. Based on 2020 procured levels.

ii

2024 highlights[1]

$1.4 B
Net Income

$2.1 B
Net Income excluding identified items

$4.15
Diluted EPS

$6.40
Diluted EPS excluding identified items

$3.5 B
EBITDA

$4.3 B
EBITDA excluding identified items

$3.8 B
Cash from operating activities

$1.9 B
Dividends and share repurchases

See Appendix A of the 2025 Proxy Statement for information about our non-GAAP financial measures and discussion of the Company's use of these measures including EBITDA and EBITDA, diluted earnings per share, and net income excluding identified items.

Focused on shareholder returns

Our capital allocation strategy prioritizes the return of capital through a strong and sustainable dividend while investing in reliable operations and disciplined growth supported by an investment-grade balance sheet.

$1.9 B
returned to shareholders

Dividend
USD per share

Approx. 5.8% CAGR
$4.20
$4.44
$4.70
$5.20
$4.94
$5.27
2020
2021
2022
2023
2024
Regular dividend
Special dividend

Value Enhancement Program

Targeting at least $1 B in recurring annual EBITDA[2] by year end 2025 through an evergreen culture shift empowering employees to pursue value creation via select, bottom-up iniatives.

$800+ MM
year-end recurring annual EBITDA[2]

iii

Circular and low carbon solutions growth

Strong volume growth in 2024 despite challenging environment

LYB recycled and renewable-based polymers[1]
(thousand metric tons)

+57%
CAGR
123
203
2019
2021
2023
2024

Acquired mechanical recycling assets in California

Acquired solvent-based recycling technologies and assets for low density polyethylene in Germany

Pursuing sustainable growth with our *MoReTec* technology

In 2024, we began construction of our first, commercial-scale catalytic chemical recycling unit in Europe. Located at our Wesseling site in Germany, *MoReTec-1* is integral to our Cologne-area CLCS hub, together with upstream investments in waste sorting and our existing olefins and polyolefins assets. *MoReTec*–1, a first-of-its-kind, commercial-scale chemical recycling plant, will use our proprietary *MoReTec* technology to convert post-consumer plastic waste into circular feedstock for the production of new polymers. The circular feedstock is a replacement for fossil-based feedstock.

50%
lower carbon footprint[2]

80%+
yield[3]

MoReTec

50 kt
annual capacity

2. Feedstocks produced via the *MoReTec* process (pyrolysis oil and gas) displace fossil-based feedstocks in the olefins cracking process; the stated carbon footprint reduction is based on a comparison of Life Cycle Assessment (LCA) results for (i) pyrolysis oil and gas produced by the *MoReTec* technology, and (ii) fossil-based naphtha feedstock. LCA for pyrolysis oil and gas based on *MoReTec* pilot plant data. LCA for fossil-based naphtha includes carbon emissions associated with the production of fossil-based naphtha feedstock, plus incineration of the equivalent amount of mixed plastic waste required to produce pyrolysis oil and gas via the *MoReTec* process.
3. Yield depending on the quality of the waste plastic feedstock. We define yield as the percentage by weight of the waste plastic (with >85% polyolefin feed) fed to the process that is converted into liquid and gaseous products (pyrolysis oil and pyrolysis gas) that can be used to produce new polyolefins.

iv

Chair Letter

April 11, 2025
Dear fellow shareholders,

On behalf of the Board of Directors of LyondellBasell Industries N.V. (“LYB” or the “Company”), I am pleased to present our 2025 proxy statement.

SHARPENING OUR FOCUS

In 2024, we made significant strides on our transformation journey despite challenging market conditions. Our strategy helped sharpen our focus and guide LYB through volatile market cycles, balancing short-term priorities with long-term value creation. We generated $3.8 billion in cash from operating activities and returned $1.9 billion to our shareholders through dividends and share repurchases, marking our fourteenth consecutive year of annual dividend growth.

GROWING AND UPGRADING THE CORE

We continue to focus on investing in and developing our core businesses and competitively advantaged technologies that offer high returns and build on our strengths. Our cost discipline and strategic approach to portfolio management allowed us to monetize divestitures, free up working capital, and reduce capital expenditures to support reinvestment in our core businesses. Last year, we closed the divestiture of our ethylene oxide and derivatives business, completed the acquisition of our new propylene and polypropylene joint venture in Saudi Arabia, and launched a strategic review of our European assets.

INVESTING IN TOMORROW

We continue to pursue our climate and circularity ambitions. In 2024, we secured power purchase agreements (PPAs) with an aggregate generation capacity that will enable us to meet our 2030 goal of procuring at least 50 percent of our electricity from renewable sources, based on 2020 procured levels. We also made significant progress on our goal to build a profitable Circular and Low Carbon Solutions (CLCS) business. In 2024, we acquired mechanical recycling assets in Southern California, formed a plastics recycling joint venture in Southern China, and celebrated the important milestone of laying the foundation for our first catalytic chemical recycling plant in Wesseling, Germany.

CHAMPIONING PEOPLE

All our achievements reflect the hard work of our employees, who are at the heart of everything we do. We remain committed to GoalZERO, our company-wide safety culture that aims to achieve zero injuries, zero incidents, and zero accidents across all operations. In 2024, we maintained our track record of strong safety performance, with a total recordable incident rate of 0.127 and a process safety incident rate of 0.021. Seventy of our manufacturing sites achieved GoalZero, and seventy-two manufacturing sites were injury-free. We also advanced our employee engagement efforts through our eight global employee networks, including two new networks, Sustainability and Veterans, added in 2024.

BOARD AND LEADERSHIP

In May 2024, we welcomed Bridget Karlin to our Board, bringing extensive experience in enterprise-wide digital technology to our Board. In November 2024, we announced the promotion of Agustin Izquierdo to CFO effective March 2025, succeeding Michael McMurray. We are grateful for Michael’s significant contributions to LYB over the past five years.

SHAREHOLDER VOTING

Our Board, which I am proud to chair, continues to serve LYB and our shareholders through strong oversight, strategic guidance, and commitment to our values. Your vote is important, and we encourage you to read the attached proxy statement and cast your vote as soon as possible to ensure your shares are represented at the meeting. Thank you for your investment in LYB.

JACQUES AIGRAIN

Chair of the Board

$3.8B CASH FROM OPERATING ACTIVITIES $1.9B RETURNED TO SHAREHOLDERS

2025 Proxy Statement | LyondellBasell	1

About LyondellBasell

We are LyondellBasell – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy.

Across all we do, we aim to unlock value for our customers, investors and society. As one of the world’s largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare.

Our Purpose

Creating solutions for everyday sustainable living

Our Values

Our values provide grounding in behaviors that ensure our team is achieving company objectives through a shared, unifying culture of commitment and purpose.

We champion people

We put people at the heart of everything we do by fostering a positive culture, adopting a customer-centric lens, and being safety-minded.

We strive for excellence

We relentlessly raise the bar by feeling empowered to take ownership, promoting collaborative ways of working, and being passionate about our impact on the world.

We shape the future

We remain on the cutting-edge by initiating environmentally conscious decisions, spurring creative solutions, and cultivating a pioneering mindset.

Our Commitments

We’re committed to delivering unique products and services in the following ways:

Sustainability-focused innovation

We redefine our industry by developing circular and low carbon products and technologies at scale and championing chemistry as a sustainable solution for our planet.

Outside-in perspective

We develop a deep understanding of emerging trends, end-markets, and consumer needs to stay one step ahead, create meaningful value, and lead our customers forward.

Ever-better performance

As an inventor and leader in chemistry, we apply our combined expertise to elevate our performance and develop extraordinary, high-quality products.

Impactful collaboration

We foster relationships across the entire value chain to successfully solve global challenges, create better outcomes, and amplify our impact on the communities we serve.

2024 Company Snapshot

100+ countries where our products are sold	20 countries with manufacturing sites and joint ventures	~6,200 patents and patent applications worldwide	~20,300 employees globally

#1 largest producer of polyethylene (PE) and polypropylene (PP) in Europe	#1 largest producer of oxyfuels worldwide	#2 largest producer of PP worldwide	#2 largest producer of propylene oxide (PO) worldwide

2	LyondellBasell | 2025 Proxy Statement

Notice of and Agenda for 2025 Annual General Meeting of Shareholders

MEETING INFORMATION

FRIDAY, MAY 23, 2025 8:00 a.m. Local Time	HILTON HOTEL Schiphol Airport, Schiphol Blvd. 701 1118 BN Schiphol, the Netherlands

ITEMS OF BUSINESS

1.	Elect our Board of Directors;
2.	Discharge our directors from liability in connection with the exercise of their duties during 2024;
3.	Adopt our 2024 Dutch statutory annual accounts;
4.	Appoint the external auditor for our 2025 Dutch statutory annual accounts;
5.	Ratify the appointment of our independent registered public accounting firm;
6.	Provide an advisory vote on our executive compensation (say-on-pay);
7.	Authorize the repurchase of up to 10% of our issued share capital; and
8.	Approve the cancellation of all or a portion of the shares held in our treasury account.

We will also discuss our corporate governance, dividend policy, and executive compensation program.

By order of the Board,

CHARITY R. KOHL

Corporate Secretary

April 11, 2025

HOW TO VOTE Your vote is important. You are eligible to vote if you are a shareholder of record at the close of business on April 25, 2025.

ONLINE Visit the website on your proxy card	BY MOBILE DEVICE Scan this QR code to vote with your mobile device	BY PHONE Call the telephone number on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope	IN PERSON Attend the annual meeting in person. See page 88

If you are a registered shareholder, you may vote online at www.proxyvote.com, by telephone, or by mailing a proxy card. If you hold your shares through a bank, broker, or other institution, you may vote your shares through the method specified on the voting instruction form provided to you. You may also attend the annual general meeting in person. If you intend to attend the meeting, notice must be given to the Company on or before May 16, 2025. See page 88 for more information.

Important Notice Regarding Availability of Proxy Materials for the 2025 Annual General Meeting

This proxy statement and our 2024 annual report to shareholders are available on our website at Investors.LyondellBasell.com by clicking “Financials,” then “Annual Reports.” This proxy statement is first being mailed and delivered electronically to shareholders on or about April 11, 2025. If you wish to receive future proxy statements and annual reports electronically rather than receiving paper copies in the mail, please see page 89 for instructions. This approach can provide information to you more conveniently, while reducing the environmental impact of our annual general meeting and helping to reduce our distribution costs.

2025 Proxy Statement | LyondellBasell	3

FORWARD-LOOKING STATEMENTS

The statements in this proxy statement relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LYB which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this proxy statement, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, our ability to attract and retain a highly skilled workforce; actions taken by customers, suppliers, regulators, and others in response to increasing concerns about the environmental impact of plastic in the environment or other general sustainability initiatives; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular and Low Carbon Solutions business; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; water scarcity and quality; the pace of climate change and legal or regulatory responses thereto; technological developments, and our ability to develop new products and process technologies; benefits and synergies of any proposed transactions; receipt of required regulatory approvals and the satisfaction of closing conditions for our proposed transactions; and final investment decision and the construction and operation of any proposed facilities described. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of our Form 10-K for the year ended December 31, 2024, which can be found at Investors.LyondellBasell.com by clicking “Financials,” then “Annual Reports,” and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LYB at the time the statements are made. LYB does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

References to our website in this proxy statement are provided as a convenience, and the information on our website is not, and shall not be deemed to be a part of this proxy statement or incorporated into any other filings we make with the Securities and Exchange Commission.

4	LyondellBasell | 2025 Proxy Statement

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. The summary does not include all of the information you should consider before voting your shares, and we encourage you to read the full proxy statement carefully.

Annual General Meeting

Date and Time Friday, May 23, 2025, 8:00 a.m. Local Time	Place Hilton Hotel, Schiphol Airport Schiphol Blvd. 701 1118 BN Schiphol, the Netherlands	Record Date Friday, April 25, 2025

Agenda and Voting Recommendations

Item		Board Recommendation	Page
1	Election of 12 directors	FOR all nominees	8
2	Discharge of directors from liability	FOR	37
3	Adoption of Dutch statutory annual accounts	FOR	37
4	Appointment of auditor of Dutch statutory annual accounts	FOR	38
5	Ratification of independent registered public accounting firm	FOR	38
6	Advisory vote on executive compensation (say-on-pay)	FOR	41
7	Authorization to conduct share repurchases	FOR	80
8	Cancellation of shares	FOR	81

Corporate Governance Highlights

Annual election of directors	Shareholder rights and engagement (one class of voting stock, no poison pill, ongoing shareholder engagement)
Independent Board (11 of 12 director nominees)	Code of Conduct, most recently revised in February 2025, supported by whistleblower helpline and robust compliance program
Independent Board Chair and Committees (100% of directors on each Board Committee are independent)	Board oversight of strategy, risk management, capital allocation, cybersecurity, human capital management and sustainability
Executive sessions at each regularly scheduled Board and Committee meeting	Regular succession planning for directors and executive management with focus on talent development
Annual self-assessments for the Board and each Committee, including individual assessments for the Chair and directors	High director attendance and engagement, with average meeting attendance of 96% in 2024
Board refreshment supported by mandatory retirement age and annual Board self-assessments	Policies prohibiting insider trading for directors, executives, employees and LYB
Board diversity (4 female director nominees and 2 ethnically/racially diverse director nominees)	Stock ownership guidelines for directors and executives and policy against hedging and pledging LYB shares

2025 Proxy Statement | LyondellBasell	5

2025 Director Nominees

All Committee memberships shown in the table below are effective as of March 1, 2025. For more information about our 2024 Committee membership, see “Board and Committee Information” on page 29.

				Committee Memberships					Other Public Boards
Nominee	Age	Years of Service	Independent	Audit	C&TD	NomGov	HSE&S	Finance
Jacques Aigrain	70	14	YES						2
Lincoln Benet	61	10	YES						1
Robin Buchanan	73	14	YES						0
Anthony Chase	70	4	YES						3
Robert Dudley	69	4	YES						2
Claire Farley	66	11	YES						2
Rita Griffin	62	2	YES						0
Michael Hanley	59	7	YES						0
Virginia Kamsky	71	3	YES						0
Bridget Karlin	68	1	YES						1
Albert Manifold	62	6	YES						0
Peter Vanacker	59	3	CEO						1

Chair	Member

Tenure	Age	Demographic Summary

Independence	Attendance

6	LyondellBasell | 2025 Proxy Statement

2024 Performance Overview

In 2024, LYB faced challenging market conditions head on, executing our strategy with discipline and focusing on shareholder returns and dividend growth. Despite the headwinds, our pursuit of operational and commercial excellence helped us meet customer needs and generate solid returns while positioning the Company for durable and sustainable growth. We remain committed to a disciplined approach to capital allocation while advancing long-term strategies that accelerate sustainable growth and deliver shareholder returns.

$1.4 B	$4.3 B	$1.9 B
Net Income	EBITDA ex. Identified Items*	Returned To Shareholders

*	See Appendix A for information about our non-GAAP financial measures and a reconciliation of net income to EBITDA, including and excluding identified items. Identified items include adjustments for “lower of cost or market” (LCM), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs.

STRATEGY	Executed strategies to grow and upgrade our core and build a profitable CLCS business	STRONG BALANCE SHEET	Maintained a strong, investment-grade balance sheet and ample liquidity
SAFETY	Achieved GoalZERO at 70 of our manufacturing sites, and 72 manufacturing sites were injury-free	SHAREHOLDER RETURNS	Delivered 14th consecutive year of regular dividend growth
COST DISCIPLINE	Remained committed to balanced and disciplined capital allocation to enhance value and growth	SUSTAINABILITY	Invested in projects to reduce emissions, secure renewable electricity, and reduce plastic waste

2024 Executive Compensation Highlights

We are committed to a pay for performance philosophy, and our compensation programs align executive and shareholder interests by tying a significant amount of compensation to our financial, business, and strategic goals. Our Compensation and Talent Development (“C&TD”) Committee continually monitors compensation best practices, the effectiveness of our compensation programs, and their alignment with our compensation philosophy. In 2024, challenging market conditions negatively impacted EBITDA, offset by our strong performance on the safety, sustainability, and value creation metrics, resulting in annual bonuses paying slightly above target. Our performance share units (“PSUs”) granted in 2022 under our long-term incentive program, with a three-year performance period ended December 31, 2024, earned 79% of target, reflecting the fact that our total shareholder return (“TSR”) was negative but fell in the upper half of selected peers and our free cash flow (“FCF”) per share fell below the target set by our C&TD Committee due to the challenging market environment in 2024. For more information on our annual bonus performance metrics, see “2024 Executive Compensation Decisions in Detail” on page 50.

2024 Annual Bonus Payout

2025 Proxy Statement | LyondellBasell	7

Item 1

Election of Directors

The Board recommends that you vote FOR the election of each of the nominees to our Board of Directors.

The Board of Directors of LYB recommends that each of the twelve director nominees introduced below be elected to our Board, in each case for a term ending at our 2026 annual general meeting of shareholders. All of the nominees are current directors elected by shareholders at the 2024 annual general meeting.

Our Board

Our goal is to have a Board that provides effective oversight of the Company through the appropriate balance of experience, expertise, skills, competencies, specialized knowledge, and other qualifications and attributes. Director candidates also must be willing and able to devote the time and attention necessary to engage in relevant, informed discussion and decision-making. Our Nominating and Governance Committee focuses on Board succession planning and refreshment and is responsible for recruiting and recommending nominees to the full Board for election. The Committee considers the qualifications, contributions, and outside commitments of each current director, as well as the results of annual Board self-assessments and management assessments, in determining whether he or she should be nominated for reelection. Many of our directors serve on the boards and board committees of other companies, and the Committee believes this service provides additional experience and knowledge that improve the functioning of our own Board. Our Board Profile, which is available on our website, provides general principles for the composition, expertise, background, diversity and independence of the Board and guides our Nominating and Governance Committee on the nomination and appointment of directors.

Director Nominees’ Independence, Tenure, and Experience

Our director nominees provide the Board with a broad range of perspectives across various attributes, including the qualifications and skills identified below, as well as gender, race, ethnicity, nationality, age, and tenure profiles. Each of the eleven non-executive directors nominated to our Board is independent.  In accordance with goals we set as required under Dutch law, we continue to have at least 33% of the seats on our Board held by women and at least 33% by men.

This section provides information on our director nominees for the 2025 annual general meeting. For more information about our current Board as of the date of this proxy statement, see “Board and Committee Information” on page 29.

Independence	Demographic Summary	Age 65.8 years average age	Tenure 6.6 years average tenure

8	LyondellBasell | 2025 Proxy Statement

DIRECTOR EXPERIENCE AND EXPERTISE
INDUSTRY EXPERIENCE Experience with and understanding of the chemicals and refining industries
HSE EXPERIENCE Experience with social responsibility issues related to health, safety, and the environment
CORPORATE STRATEGY Corporate strategy and strategic planning experience
MERGERS & ACQUISITIONS Experience with mergers, acquisitions, and other strategic transactions
CORPORATE FINANCE Financial expertise and experience with corporate finance
EXECUTIVE MANAGEMENT/CEO EXPERIENCE Executive management experience with large or international organizations
CORPORATE GOVERNANCE Knowledge of corporate governance issues applicable to companies listed on the NYSE
RISK MANAGEMENT Experience identifying, managing, and mitigating key enterprise risks
PUBLIC COMPANY DIRECTOR Service on the boards of other public companies
HUMAN CAPITAL MANAGEMENT Experience and expertise related to human resources, talent, and culture
INFORMATION SYSTEMS AND SECURITY Experience with cybersecurity systems and processes that protect the storage of information
TECHNOLOGY AND INNOVATION Experience with technology-related business or emerging technology trends
PUBLIC POLICY AND COMPLIANCE Government relations, legal, regulatory compliance and/or public policy experience
DEMOGRAPHICS
African American or Black
Alaskan Native or American Indian
Asian
Caucasian or White
Hispanic or Latino
Native Hawaiian or Pacific Islander
Gender/Identity
Male
Female
LGBTQ+

2025 Proxy Statement | LyondellBasell	9

Director Nominations

The Board is responsible for nominating candidates for Board membership, and our Nominating and Governance Committee is responsible for recommending director candidates to the Board. Potential candidates may also be recommended to the Nominating and Governance Committee for consideration by other directors, management, and our shareholders. From time to time, the Committee works with outside search firms to assist with identifying and evaluating director candidates.

A shareholder who wishes to recommend a director candidate should submit a written recommendation to our Corporate Secretary by email or regular mail. The recommendation must include the name of the nominated individual, relevant biographical information, and the individual’s consent to be nominated and to serve if elected. The Corporate Secretary may request additional information to assist the Nominating and Governance Committee in its evaluation. Our Nominating and Governance Committee uses the same process to evaluate shareholder nominees as it does in evaluating nominees identified by other sources. For our 2026 annual general meeting of shareholders, recommendations must be received by December 9, 2025 to be considered.

BY EMAIL

send an email to
CorporateSecretary@LyondellBasell.com

BY MAIL

LyondellBasell Industries N.V.
c/o Corporate Secretary
4th Floor, One Vine Street
London W1J 0AH, United Kingdom

2025 Nominees to the Board

On the recommendation of the Nominating and Governance Committee, the Board has nominated each of the twelve directors elected by shareholders at our 2024 annual general meeting. In evaluating these nominees, the Nominating and Governance Committee considered the results of the 2024 Board evaluation conducted by an independent outside consultant, as well as each nominee’s background and skill set. These twelve individuals have a diverse array of expertise, experience, and leadership skills that support the Company’s strategy. Each nominee has consented to serve as a director if elected. We introduce our twelve nominees below.

10	LyondellBasell | 2025 Proxy Statement

Jacques Aigrain, 70 French-Swiss Non-Executive Director since 2011; Chair since 2018	INDEPENDENT Committees ● Audit Committee ● Nominating and Governance Committee ● Finance Committee

Biography

Mr. Aigrain is our Chair of the Board and a retired Senior Advisor and Partner of Warburg Pincus, a global private equity firm. Prior to joining Warburg Pincus in 2013, Mr. Aigrain spent nine years at SwissRe AG, a publicly traded insurance company, including as Chief Executive Officer, and 20 years in global leadership roles at J.P. Morgan in New York, London and Paris. He also has many years of experience as a director of public and multinational organizations, including The London Stock Exchange Group plc, WPP plc, a multinational advertising and public relations company, and currently, Clearwater Analytics Holdings Inc., a maker of financial software products. He also currently serves as chair of the board of TradeWeb Markets Inc., an international financial services company. He holds a doctorate in economics from Université Paris-Sorbonne and a master’s in economics from Université Paris Dauphine – PSL. Mr. Aigrain’s more than 30 years of financial services and management background, including extensive executive and board experience, provide him with expertise in strategy development and implementation, mergers and acquisitions, finance, and capital markets. Additionally, he brings substantial knowledge of board and governance matters to the Board.

Skills And Qualifications
● Industry Experience	● Corporate Finance	● Risk Management
● Corporate Strategy	● CEO Experience	● Public Company Director
● Mergers & Acquisitions	● Corporate Governance	● International Operations
● Capital Markets
Other Current Public Directorships	Former Public Directorships
● Clearwater Analytics Holdings Inc. (since 2021)	● The London Stock Exchange Group plc (2013-2022)
● TradeWeb Markets Inc. (since 2022)	● WPP plc (2013-2022)

Lincoln Benet, 61 American-British Non-Executive Director since 2015	INDEPENDENT Committees ● Nominating and Governance Committee ● Finance Committee (Chair)

Biography

Mr. Benet has served as Chief Executive Officer of Access Industries, a privately held industrial group with world-wide holdings, since 2006. Prior to joining Access, he spent 17 years at Morgan Stanley, including as Managing Director. Mr. Benet also has experience serving on the boards of several privately held and publicly traded companies, including those in the investment, music and publishing, oil and gas pipes and tubing, cement, sports media, and petrochemicals industries. As a result of this background, he brings to our Board a working knowledge of global markets, mergers and acquisitions, executive management, strategic planning, and corporate strategy, as well as extensive experience with international finance and corporate finance matters, including treasury, insurance, and tax. Mr. Benet received his M.B.A. from Harvard Business School and his B.A. in Economics from Yale University. Mr. Benet possesses significant experience advising and managing publicly traded and privately held enterprises and brings substantial knowledge of corporate finance and strategic business planning activities to the Board.

Skills And Qualifications
● Corporate Strategy	● Corporate Governance	● Capital Markets
● Mergers & Acquisitions	● Corporate Finance	● CEO Experience
● International Operations	● Risk Management	● Public Company Director
● Human Capital Management	● Technology & Innovation	● Public Policy & Compliance

Other Current Public Directorships
● Warner Music Group Corp. (since 2011; public since 2020)

2025 Proxy Statement | LyondellBasell	11

Robin Buchanan, 73 British Non-Executive Director since 2011	INDEPENDENT Committees ● HSE&S Committee ● Nominating and Governance Committee

Biography

Mr. Buchanan has previously served as Dean and President of London Business School, the Chairman of PageGroup plc, a global specialist recruitment company, a director of Schroders plc, a global asset management firm, a director of Cicap Ltd, a global private equity firm, and a director of Bain & Company Inc., a global business consulting firm. Prior to that, he served as the Managing Partner of Bain in the UK and Senior Partner for the UK and South Africa. Until August 2023, Mr. Buchanan also served as an advisor to Access Industries and Non-Executive Chairman of its Advisory Board. Mr. Buchanan’s experience as a board member of publicly traded, private, and charitable companies, Dean of a leading Business School, and long tenure with Bain provide him with deep experience in strategy, leadership, board effectiveness, business development, and acquisitions across most industry sectors, including considerable involvement with chemicals and energy in Europe. He also brings a wealth of experience in board and governance matters, particularly as related to multi-national companies. Mr. Buchanan is a Chartered Accountant and a published author on strategy, acquisitions, leadership, board effectiveness, corporate governance, and compensation. Mr. Buchanan received his FCA from the Institute of Chartered Accountants in England & Wales and his M.B.A. with High Distinction from Harvard Business School.

Skills And Qualifications
● Industry Experience	● International Operations	● Public Company Director
● Corporate Strategy	● Leadership Development	● Human Capital Management
● Mergers & Acquisitions	● Executive Management	● Corporate Governance
● Corporate Finance	● Risk Management	● Corporate Accounting

Former Public Directorships
● Schroders plc (2010-2019)

Anthony Chase, 70 American Non-Executive Director since 2021	INDEPENDENT Committees ● Audit Committee ● C&TD Committee

Biography

Mr. Chase is the Chairman and Chief Executive Officer of ChaseSource, L.P., a staffing, facilities management, and real estate development firm founded by him in 2006 and recognized as one of the nation’s largest minority-owned businesses by Black Enterprise Magazine. Prior to ChaseSource, Mr. Chase founded and sold three successful ventures: Chase Radio Partners, Cricket Wireless and ChaseCom. He is also a principal owner of the Marriott Hotel at George Bush Intercontinental Airport in Houston and the Principle Toyota dealership in greater Memphis. He currently serves as a director of Cullen/Frost Bankers, Inc., a financial holding company, Nabors Industries, an operator of drilling rig fleets and provider of offshore platform rigs, and National Energy Services Reunited Corp, an oilfield service provider. Mr. Chase is a Professor of Law Emeritus at the University of Houston Law Center, a member of the Council on Foreign Relations, and serves on the board of numerous Houston-based non-profits including the Houston Endowment, the Greater Houston Partnership, the Greater Houston Community Foundation, the M.D. Anderson Board of Visitors, and the Texas Medical Center. He previously served as Deputy Chairman of the Federal Reserve Bank of Dallas. Mr. Chase is an honors graduate of Harvard College, Harvard Law School and Harvard Business School. He has received many awards, including the American Jewish Committee’s 2016 Human Relations Award, Houston Technology Center’s 2015 Entrepreneur of the Year, NAACP 2013 Mickey Leland Humanitarian Award, GHP 2013 Bob Onstead Leadership Award, the 2012 Whitney M. Young Jr. Service Award, Ernst & Young’s Entrepreneur of the Year Award, Bank of America’s Pinnacle Award and UH Law Center’s Baker Faculty Award.

Skills And Qualifications
● CEO Experience	● HSE Experience	● Corporate Finance
● Risk Management	● Corporate Strategy	● Public Company Director
● Mergers & Acquisitions	● Corporate Governance	● Human Capital Management
● Public Policy & Compliance	● Technology & Innovation

Other Current Public Directorships	Former Public Directorships
● Nabors Industries Ltd. (since 2019)	● Par Pacific Holdings, Inc. (2021-2024)
● Cullen/Frost Bankers, Inc. (since 2020)	● Heritage-Crystal Clean, Inc. (2020-2022)
● National Energy Services Reunited Corp (since 2024)	● Anadarko Petroleum Corporation (2014-2019)

12	LyondellBasell | 2025 Proxy Statement

Robert Dudley, 69 American-British Non-Executive Director since 2021	INDEPENDENT Committees ● Finance Committee ● HSE&S Committee

Biography

Mr. Dudley is Chairman of the international industry-led Oil and Gas Climate Initiative, which aims to accelerate the oil and gas industry’s response to climate change, and Chair of the Accenture Global Energy Board. He served as the Group Chief Executive of BP plc, a global energy provider, from 2010 to 2020. He was appointed to the board of BP in 2009, and previous executive roles with BP include Alternative and Renewable Energy activities and responsibility for BP’s upstream business in Russia, the Caspian region, and Africa. Mr. Dudley is a Fellow of the Royal Academy of Engineering, and received an M.B.A. from Southern Methodist University and a B.S. in Chemical Engineering from the University of Illinois. As the former CEO of a multinational oil and gas company, he has acquired extensive executive management experience and knowledge of the energy industry, including a leadership role in advancing decarbonization plans and other key sustainability initiatives. He also serves as chairman of the board of Axio, a leading SaaS provider of cyber risk management and quantification solutions, and director of 8 Rivers Capital LLC, a private firm leading the invention and commercialization of technologies for the global energy transition. Mr. Dudley has over 40 years of experience in strategic planning, risk management (including risks related to climate change), international operations, and health, safety, environmental and operational matters.

Skills And Qualifications
● CEO Experience	● Public Company Director	● Mergers & Acquisitions
● Risk Management	● Climate Expertise	● Human Capital Management
● HSE Experience	● Corporate Strategy	● Corporate Governance
● Industry Experience	● International Operations	● Technology & Innovation
● CEO Experience	● Public Policy & Compliance

Other Current Public Directorships	Former Public Directorships
● Freeport-McMoRan Inc. (since 2021)	● Rosneft Oil Company (2013-2022)
● Saudi Aramco (since 2024)	● BP plc (2009-2020)

Claire Farley, 66 American Non-Executive Director since 2014	INDEPENDENT Committees ● Audit Committee ● Nominating and Governance Committee (Chair)

Biography

Ms. Farley served as a partner at KKR Management, LLC, a global investment firm, from 2013 until her retirement in 2016, and subsequently served as Vice Chair of the Energy business from 2016 to 2017 and Senior Advisor from 2017 to 2022. Prior to joining KKR, Ms. Farley co-founded RPM Energy, a privately-owned oil and natural gas exploration and development company. Before that, she served as Chief Executive Officer of Randall & Dewey, an oil and gas asset transaction advisory firm, from 2002 to 2005, when Randall & Dewey became the oil and gas investment banking group of Jeffries & Company, where she served as Co-President and Senior Advisor from 2005 to 2008. Previously, she served as chief executive officer of Intelligent Diagnostics Corp. from 1999 to 2001, and of Trade-Ranger Inc. from 2001 to 2002. Her oil and gas exploration experience includes positions at Texaco from 1981 to 1999, including as president of worldwide exploration and new ventures, as president of North American production, and as chief executive officer of Hydro-Texaco Inc. Ms. Farley earned a bachelor’s degree from Emory University. She brings to the Board experience in business development, finance, mergers, acquisitions, and divestitures, as well as knowledge of the chemical industry’s feedstocks and their markets. She also has experience in all matters of executive management and a deep understanding of public company and governance matters due to her current and prior service on the boards of companies including Anadarko Petroleum Corporation, Crescent Energy Company, and TechnipFMC.

Skills And Qualifications
● CEO Experience	● Public Company Director	● Corporate Finance
● Corporate Strategy	● Capital Markets	● Mergers & Acquisitions
● Risk Management	● Corporate Governance	● International Operations
● Human Capital Management

Other Current Public Directorships	Former Public Directorships
● TechnipFMC plc (since 2017)	● Anadarko Petroleum Corporation (2017-2019)
● Crescent Energy Company (since 2021)

2025 Proxy Statement | LyondellBasell	13

Rita Griffin, 62 American Non-Executive Director since 2023	INDEPENDENT Committees ● C&TD Committee ● HSE&S Committee (Chair)

Biography

Ms. Griffin served as the Chief Operating Officer of Global Petrochemicals at BP plc, one of three main divisions of BP’s downstream business, from 2015 to 2020. Previously, she served in a number of leadership positions within BP plc’s manufacturing, logistics, retail and functional organizations. Ms. Griffin began her career at Amoco and Standard Oil (Indiana), which was acquired by BP plc in 1998. She is a Certified Public Accountant and Certified Managerial Accountant, and received her master of management from Northwestern University and bachelor of business administration in accounting from Northern Illinois University. With over 30 years of experience in global oil and gas and chemicals businesses, Ms. Griffin has considerable experience in developing and implementing strategies and leading substantial transformation programs. She has previously served on the board of directors of Royal Mail Group PLC, an international postal service and courier company, where she provided oversight for environment strategy and implementation, health, safety and security, ethics and compliance, culture and employee engagement, governance and community stakeholder engagement, and customer satisfaction.

Skills And Qualifications
● Industry Experience	● Public Company Director	● Executive Management
● HSE Experience	● International Operations	● Corporate Finance
● Capital Project Execution	● Corporate Strategy	● Corporate Governance
● Mergers & Acquisitions	● Risk Management	● Human Capital Management

Former Public Directorships
● Royal Mail Group PLC (2016-2022)

Michael Hanley, 59 Canadian Non-Executive Director since 2018	INDEPENDENT Committees ● Audit Committee (Chair) ● Finance Committee

Biography

Mr. Hanley has more than 30 years of experience in senior management and finance roles, including as Chief Financial Officer of Alcan, a Canadian mining company and aluminum manufacturer, President and CEO of Alcan’s Global Bauxite and Alumina business group, and Senior Vice President, Operations & Strategy of the National Bank of Canada. He brings strong financial and operational experience, deep knowledge of capital-intensive and process industries, experience with U.S. and international accounting standards, and a broad understanding of international markets. Mr. Hanley also has significant experience on public company boards, including in the roles of lead director, chair of the board, and audit committee chair, and has an appreciation for corporate governance matters and the board’s role in financial oversight. He previously served as chair of the board of EQB Inc., which provides personal and commercial banking services, and as lead director and audit committee chair of Nuvei Corporation and BRP Inc. He is also a member of the Quebec Order of Chartered Professional Accountants. Mr. Hanley received his bachelor of business administration from HEC Montreal.

Skills And Qualifications
● Corporate Finance	● Corporate Accounting	● Corporate Governance
● Corporate Strategy	● Capital Markets	● Human Capital Management
● Risk Management	● HSE Experience	● Technology & Innovation
● International Operations	● Mergers & Acquisitions	● Public Policy & Compliance
● Public Company Director	● Executive Management

Former Public Directorships
● EQB Inc. (2022-2024)
● Nuvei Corporation (2020-2023)
● BRP, Inc. (2012-2022)
● Shawcor Ltd. (2015-2021)

14	LyondellBasell | 2025 Proxy Statement

Virginia Kamsky, 71 American Non-Executive Director since 2022	INDEPENDENT Committees ● C&TD Committee ● HSE&S Committee

Biography

Ms. Kamsky is the Chair and Chief Executive Officer of Kamsky Associates, Inc., a firm she founded in 1980 and the first U.S. advisory firm approved to provide strategic advisory services in China. Ms. Kamsky began her career at Chase Manhattan Bank (now JPMorgan Chase Bank) and served in various capacities of increasing seniority, including as Second Vice President of Chase and head of Chase’s Corporate China Division. She has also served as a member of the US Secretary of the Navy Advisory Panel from 2009 to 2017 and as Chairman and CEO of China Institute in America from 2003 to 2013. She has been awarded the Navy Distinguished Civilian Service Award, the highest honorary award the Secretary of the Navy can confer on a civilian employee, selected as one of America’s 25 Top Asia Hands by Newsweek Magazine, and recognized as an Outstanding Public Company Director by the Financial Times. Ms. Kamsky received a B.A. from Princeton University. She brings to the Board a strong background in strategy and deep knowledge of the Asia-Pacific market. She also has extensive public company board experience, including at W.R. Grace & Co., Sealed Air Corporation, Olin Corporation, Tecumseh Products Company, Foamex International, Tate & Lyle PLC, Shorewood Packaging, Spectrum Brands, Kadem Sustainable Impact Corp. and Dana Incorporated.

Skills And Qualifications
● CEO Experience	● Public Company Director	● Corporate Governance
● Corporate Strategy	● Capital Markets	● Mergers & Acquisitions
● Risk Management	● HSE Experience	● International Operations
● Industry Experience	● Corporate Finance	● Human Capital Management
● Information Systems & Security	● Technology & Innovation	● Public Policy & Compliance

Former Public Directorships
● Dana Incorporated (2011-2024)
● Kadem Sustainable Impact Corp. (2021-2023)

Bridget Karlin, 68 American Non-Executive Director since 2024	INDEPENDENT Committees ● Audit Committee ● Nominating and Governance Committee ● Finance Committee

Biography

Ms. Karlin served as the senior vice president of information technology for Kaiser Permanente, one of the nation’s largest not-for-profit health care systems, from 2021 to 2024. Previously, she served as the global chief technology officer and vice president of IBM’s multi-billion-dollar Global Technology Services business from 2017 to 2021. Before joining IBM, she held senior leadership roles at Intel Corporation, as general manager of its Internet of Things division, and prior to that, as general manager of Intel’s Hybrid Cloud business. Additionally, she has served in executive positions at Union Bank, as managing director at Redleaf Venture Capital, and was president and co-founder of Thinque Systems, a pioneer in mobile software deployed in 43 countries. Ms. Karlin has extensive experience leading the strategy, development, and services for a hybrid, multi-cloud enterprise IT environment, leveraging artificial intelligence, automation, security, cloud, and open-source technologies to strengthen resiliency and ensure compliance, and modernizing offerings and capabilities across applications and infrastructure environments. With a career in the technology industry that spans over 30 years, including several executive positions at large international companies, she has considerable experience in advanced technology and enterprise-wide digital transformation. She currently serves on the Executive Board of the Consumer Technology Association, a non-profit organization that represents the U.S. consumer technology industry. Ms. Karlin is a graduate of the University of California and the Harvard Business School Executive Leadership Program, and is a recipient of the 2023 Digital Innovator Award, 2021 Technology Hall of Fame, the 2019 National Technology Humanitarian Award, the 2019 Women in Consumer Technology Legacy Award, the Industrial IoT 5G Innovators Award, the Malcolm Baldrige National Quality Award, and the Bell Labs Technology Innovator Award.

Skills And Qualifications
● Information Systems & Security	● Corporate Governance	● HSE Experience
● Technology & Innovation	● Risk Management	● Human Capital Management
● Corporate Strategy	● Public Company Director	● Executive Management
● Mergers & Acquisitions	● Corporate Finance	● Public Policy & Compliance

Other Current Public Directorships
● Dana Incorporated (since 2019)

2025 Proxy Statement | LyondellBasell	15

Albert Manifold, 62 Irish Non-Executive Director since 2019	INDEPENDENT Committees ● C&TD Committee (Chair) ● HSE&S Committee

Biography

Mr. Manifold served as the Group Chief Executive and a director of CRH plc, an international group of diversified building materials businesses supplying the construction industry, from 2014 to 2024. Mr. Manifold joined CRH in 1998 and advanced to increasingly senior roles, including Finance Director of the Europe Materials Division, Group Development Director, Managing Director of Europe Materials, and Chief Operating Officer (2009 to 2014). Prior to joining CRH, Mr. Manifold was Chief Operating Officer of Allen McGuire & Partners, a private equity group. As a sitting chief executive officer with a background in other senior management roles, Mr. Manifold has acquired extensive leadership experience in competitive industries. With over 25 years in the building materials industry and 10 years of chief executive experience, Mr. Manifold brings significant knowledge of corporate finance, capital markets, strategic planning, acquisitions and divestitures, and international operations. Mr. Manifold is also a Fellow of the Institute of Certified Public Accountants in Ireland and received his M.B.A. and M.B.S. from Dublin City University.

Skills And Qualifications
● Corporate Finance	● Risk Management	● Capital Markets
● International Operations	● Mergers & Acquisitions	● Corporate Strategy
● Corporate Accounting	● CEO Experience	● Capital Project Execution
● HSES Experience	● Corporate Governance	● Public Company Director
● Human Capital Management

Former Public Directorships
● CRH plc (2009-2024)

Peter Vanacker, 59 Belgian-German Executive Director since 2022

Biography

Mr. Vanacker has served as our Chief Executive Officer since May 2022. Mr. Vanacker previously served as the President, Chief Executive Officer and Chair of the Executive Committee of Neste Corporation, a renewable products company, from 2018 to 2022. Prior to his role at Neste, he served as Chief Executive Officer and Managing Director of CABB Group GmbH, a fine chemicals producer, from 2015 to 2018 and as Chief Executive Officer and Managing Director of Treofan Group, a manufacturer of polypropylene films, from 2012 to 2015. He previously served as Executive Vice President and Member of the Executive Board of Covestro AG (formerly known as Bayer Material Science), a polymers and plastics producer, with responsibility for the global polyurethanes business and as Chief Marketing and Innovation Officer. He received his MSc in chemical engineering from Ghent University. Mr. Vanacker’s extensive experience in the oil and gas and chemicals industries, including chief executive officer and senior leadership experience, provide him with a deep understanding of the Company’s industry, operations, and feedstocks. In addition, he brings a strong understanding of circularity and sustainability issues, and extensive experience leading strategic transformations at large multinational companies. Mr. Vanacker also serves as a member of the Supervisory Board of Symrise AG, a chemicals company that is a major producer of flavors and fragrances.

Skills And Qualifications
● Industry Experience	● Corporate Strategy	● Corporate Governance
● HSE Experience	● Capital Project Execution	● Public Company Director
● CEO Experience	● International Operations	● Public Policy & Compliance
● Corporate Finance	● Mergers & Acquisitions	● Human Capital Management
● Risk Management	● Technology & Innovation	● Information Systems & Security

Other Current Public Directorships
● Symrise AG (since 2020)

16	LyondellBasell | 2025 Proxy Statement

Corporate Governance

LYB recognizes the importance of good corporate governance as a driver of long-term stakeholder value. Our Board has adopted, and regularly reviews and strives to improve upon, our robust corporate governance policies, practices, and procedures with consideration given to regulatory developments and evolving U.S. and Dutch governance best practices.

Our governance guidelines and policies, including those listed below, are available on our website at www.LyondellBasell.com by clicking either (i) “Investors,” then “Governance” or (ii) “Sustainability,” then “Reporting.”

Corporate Governance Guidelines	Rules for the Board of Directors
Articles of Association	Committee Charters
Code of Conduct	Board Profile
Financial Code of Ethics	Tax Strategy Disclosure
Conflict Minerals Policy	Human Rights Policy
Human Trafficking and Anti-Slavery Statement	Supplier Code of Conduct
Health, Safety, Environment, Security Policy	Stakeholder Engagement Policy
Anti-Corruption Policy	Prohibiting Insider Trading Policy

Director Independence

Our Board annually reviews the independence of its members. In February 2025, the Board affirmatively determined that all of our non-executive directors are independent under the rules of the New York Stock Exchange (the “NYSE”).

The Board has adopted categorical standards of independence that meet, and in some instances exceed, the requirements of the NYSE. In order to qualify as independent under our categorical standards, a director must be determined to have no material relationship with LYB other than as a director. The categorical standards include strict guidelines for non-executive directors and their immediate families regarding employment or affiliation with LYB and its independent registered public accounting firm. Our categorical independence standards are included in our Corporate Governance Guidelines.

The Board has determined that there are no relationships or transactions that prohibit any of our non-executive directors or nominees from being deemed independent under the categorical standards and that each of our non-executive directors and nominees is independent. In addition to the relationships and transactions that would bar an independence finding under the categorical standards, the Board considered all other known relationships and transactions in making its determination, including those referenced under “Related Party Transactions” on page 84. In determining that no known transactions or relationships affect the independence of any of the non-executive directors, the Board considered that all of the identified transactions are ordinary course and none of the dollar amounts involved were material to the Company or the relevant counterparty.

2025 Proxy Statement | LyondellBasell	17

Board Leadership Structure

Jacques Aigrain has led our Board as its independent Chair since 2018. The Chair’s responsibilities include:

●	Leading Board meetings and executive sessions
●	Reviewing and approving Board meeting agendas and schedules, and ensuring there is sufficient time for discussion of topics
●	Convening additional Board meetings, as needed
●	Facilitating information flow and communication among directors
●	Serving as a liaison between the independent directors and the CEO and other members of management
●	Together with the Compensation & Talent Development Committee, setting annual and long-term performance goals for the CEO and evaluating his performance
●	Presiding at general meetings of shareholders
●	Meeting or engaging with shareholders, as appropriate
●	Supporting the Company’s strategic growth initiatives

The Board regularly reviews our leadership structure and the responsibilities of its Chair, and may from time to time delegate additional duties to the role.

Under Dutch law, only a non-executive director may serve as Chair of our Board. Our Board believes that the separation of the positions of Chair and CEO that results from this governance structure promotes strong Board governance, independence, and oversight. The separation of the two roles additionally allows Mr. Aigrain to focus on managing Board matters while our CEO, Mr. Vanacker, focuses on managing our business.

Executive Sessions

Executive sessions of our independent directors, with no members of management present, take place at every regularly scheduled Board and committee meeting. During executive sessions, independent directors have an opportunity to meet with the Board’s outside consultants and independent accountants and review and discuss any matters they deem appropriate, such as the performance of the CEO and other members of management and the criteria against which performance is evaluated, including the impact of performance on compensation matters. Mr. Aigrain leads these executive sessions of the Board.

Board Evaluations

Our Board and its committees evaluate their own effectiveness by participating in a robust annual self-assessment process overseen by the Nominating and Governance Committee. During the self-assessment process, directors respond to survey questions soliciting information used to improve the effectiveness of the Board and its committees and individual directors, including an individual evaluation process for the Chair, facilitated through survey questions specific to his role. Periodically, the Nominating and Governance Committee engages independent outside consultants to refresh and bring an outside perspective to the self-evaluation process.

In September 2023, the Nominating and Governance Committee engaged an independent outside consultant for the 2024 Board evaluation cycle. The independent outside consultant facilitated the Board’s self-assessment by conducting interviews with the Board and management and presenting results and recommendations to the Board. Key areas covered in the Board and committee evaluations included individual director performance, including Chair performance; Board composition, diversity, skills, committee membership and responsibilities; Board priorities and accountability; time management, preparedness, objectivity, and effectiveness; meeting frequency, quality, and duration; regulatory compliance; Board and senior management succession planning and onboarding; oversight of strategy, company performance, and financial robustness; relationship with management; connection with employees; and Board and organizational culture and values. In addition to interviews, the independent outside consultant attended Board and committee meetings in 2024 and provided feedback to improve Board efficiency and transparency.

18	LyondellBasell | 2025 Proxy Statement

The Nominating and Governance Committee and the full Board reviewed these recommendations in July and September 2024 and adopted enhancements to Board processes, including the adoption of Board objectives. The Nominating and Governance Committee also considered the evaluation results and director feedback in recommending the nomination of continuing directors for reelection and assigning committee memberships.

For 2025, the Nominating and Governance Committee intends to return to its annual self-assessment process conducted through surveys of the directors and management, with enhancements reflecting feedback and learnings from the independent outside consultant.

Director Onboarding, Training, and Site Visits

Our Board is committed to understanding its governance responsibilities, evolving best practices, and all aspects of our Company and business. The Company provides an extensive orientation program that enables each new director joining the Board to become familiar with LYB and to meet with key members of the Company’s management and functional leaders. All of our non-executive directors complete our onboarding program and meet with the Company’s CEO, CFO, General Counsel, Chief Compliance Officer, and the other members of our Executive Committee to discuss our corporate structure, business strategy, operations, and segments, as well as compliance, investor relations, human resources, tax, accounting, and health, safety, environment, and sustainability matters, among other topics.

All of our directors are encouraged to seek out training opportunities that will provide them with continuing education on key topics. The Company will reimburse directors for the costs of such continuing education. During Board meetings, our directors hear from management on a wide range of subjects, including regulatory and legal developments, shareholder updates, and environmental, social, and corporate governance issues and trends. Our directors also have regular opportunities to visit the Company’s manufacturing and technology centers and meet with site management. In November 2024, the Board visited the San Jacinto College LyondellBasell Center for Petrochemical Energy and Technology in Houston, Texas. Directors met with the school Chancellor, members of the Board of Trustees, teachers, students and LYB employees who sit on the advisory council and provide curriculum input in furtherance of our efforts to help support tomorrow’s workforce.

Stakeholder Engagement

We recognize the value of regular and consistent communication with our stakeholders, and engage with our investors and other stakeholders on strategy, risk management, sustainability, corporate governance, executive compensation, and other matters. Our Board has adopted a Stakeholder Engagement Policy, which is available on our website, to outline our values and approach to stakeholder engagement. We regularly review general governance trends and emerging best practices and welcome feedback from our shareholders and other stakeholders, which is brought to our Board and helps inform its decision-making process.

We recognize the vital role that stakeholders play in our business operations and the importance of fostering positive, collaborative relationships with them. We engage daily with stakeholders globally covering a wide variety of topics and issues, including through investor events, telephone and in-person conversations, employee discussions and surveys, customer discussions and surveys, community and local engagements, and social media interactions. We know that our stakeholders have a broad range of interests, and we strive to seek their input, listen to their perspectives and expertise, and prioritize and integrate their feedback in a strategic and sustainable manner. We recognize that different stakeholder groups have unique needs and expectations, and we tailor our engagement practices to ensure effective communication and collaboration with each group.

Engagement with shareholders occurs in one-on-one meetings with analysts, shareholders, and their representatives, at our annual general meeting of shareholders and through our regular participation in industry conferences and investor road shows. During 2024, we held hundreds of meetings with investors. We specifically reached out to our top 20 largest shareholders representing more than two-thirds of our shareholder base and engaged with 85% of these investors. Shareholders provided feedback on a range of topics, including our overall strategy, portfolio changes, capital allocation goals and sustainability strategy. Management updates the Board regularly on conversations with shareholders and feedback received, and our directors may join these discussions when requested. We are committed to remaining proactive in our engagement efforts and shareholder outreach.

2025 Proxy Statement | LyondellBasell	19

Communication with the Board

Shareholders and other interested parties may communicate with the Board or any individual director. Communications should be addressed to our Corporate Secretary by email or regular mail.

Communications are distributed to the Board or to one or more individual directors, as appropriate, depending on the facts and circumstances outlined in the communication. Communications such as business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; and resumes and other forms of job inquiries will not be relayed to the Board. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any director upon request.

BY EMAIL send an email to CorporateSecretary@LyondellBasell.com BY MAIL LyondellBasell Industries N.V. c/o Corporate Secretary 4th Floor, One Vine Street London W1J 0AH, United Kingdom

CEO and Management Succession Planning

One of the primary responsibilities of the Board is to ensure that we have a high-performing management team in place. On at least an annual basis, and as needed throughout the year, the Board conducts a detailed review of development and succession planning activities to maximize the pool of internal candidates who can assume executive officer positions without undue interruption. The Board reviews CEO and executive succession planning and ensures that executive officer reviews and evaluations are conducted at least annually by the C&TD Committee and the Board as a whole. The Board also reviews in-depth assessments of the Company’s bench strength, retention, progression, and succession readiness for all other senior level managers, including succession plans for the CEO, his direct reports, and other employees critical to our continued operations and success.

Monitoring the Company’s leadership development, talent management, and succession planning is also a key responsibility of our C&TD Committee, which devotes significant time to discussion and oversight of the Company’s People & Culture strategy. Our strategy includes efforts to hire, retain, and fairly compensate our workforce.

The Board’s and C&TD Committee’s effective succession planning enabled a smooth handoff following the retirement of our former CFO, Mr. Michael McMurray, who was succeeded by Mr. Agustin Izquierdo effective March 1, 2025. Mr. Izquierdo previously served as our senior vice president, Olefins & Polyolefins Americas & Refining.

20	LyondellBasell | 2025 Proxy Statement

Human Capital Management

Our success as a company is tied to the passion, knowledge, and talent of our global team. To achieve our purpose of creating solutions for everyday sustainable living, we must attract top performers and equip them with the tools needed to continuously grow and leverage their potential.

  What We Do

     We believe in integrity and fairness

     We focus on creating a work environment that is safe, respectful, and inspires  employees to strive for excellence

     We believe in championing our employees and the power of impactful collaboration

     We reward performance based on individual, team, and company results

     We engage in open and ongoing dialogue with employees and their representatives to ensure a proper balance between the best interests of the Company and employees

     We have a Human Rights Policy available on our website at www.LyondellBasell.com by clicking “Sustainability,” then “Reporting”

Employees*

Europe (9,057)
45%
Other Global Locations (2,901)
14%
U.S. and Canada (8,369)
41%

*as of December 31, 2024

Key 2024 Focus Areas

Stepping up Performance and Culture: Our Progress

Our culture reflects the role we seek to play in the world, what we uniquely deliver, and how we behave day to day. In 2023, LYB introduced a new long-term strategy and began the transformation of our company culture. Along with our new strategy, we identified three core values: We Champion People, We Strive for Excellence, and We Shape the Future. As part of our work in 2023 and 2024, we established a cultural steering team and initiated a cultural ambassador program to help drive our work in advancing the transformation.

To reflect our strategy and values, we refreshed our “LYB competencies,” which provide a framework for how we behave day to day to help us achieve our strategic goals. They inform the way we hire, reward, develop, and retain our employees. Our LYB competencies focus on five key areas: Building Partnerships, Delivering Results, Driving Innovation, Growing Capabilities, and Promoting Inclusion. We introduced the new competencies to the organization in late 2023 and have further integrated them into our programs in 2024.

A key tenant of our culture is what we call GoalZERO. GoalZERO is our commitment to operating safely with zero injuries and zero process safety, product safety and environmental incidents. We cultivate a GoalZERO mindset with clear standards, regular communication, training, targeted campaigns and events, including our annual Global Safety Day. In 2024, we extended our industry-leading safety record with a total recordable incident rate of 0.127 and a process safety incident rate of 0.021. 70 of our manufacturing sites achieved GoalZERO, and 72 manufacturing sites were injury-free. As we accelerate our cultural transformation, we remain committed to our pursuit of GoalZERO safety performance and operational excellence.

Our Workforce

LYB continues to be an employer of choice for individuals working in 140 locations across 33 countries, which represent 33 distinctive cultures and 99 primary nationalities inclusive of their 49 languages, local customs, social frameworks, achievements, belief systems, dress, values, and norms.

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We are committed to ensuring that our systems and processes are fair to all employees. Our goal in this area is for all employees to believe they are being treated fairly. In 2024, we completed a pay equity review and performance analysis that involved approximately 13,700 employees, comparing pay for like jobs and focusing on base pay for gender (globally) and ethnicity (U.S. only). Consistent with prior findings, the review reflected that pay is generally administered fairly.

We also take into consideration Dutch laws with respect to gender ambitions (both male and female) for senior management, including requirements to set appropriate and ambitious gender diversity targets. We currently have an aspirational goal to have at least 33% female senior leaders and at least 33% male senior leaders, globally, by 2032. In 2024, women served in 25% of global senior leadership roles, and in the U.S., 22% of senior leaders were from underrepresented populations.

Global Talent Development

LYB is committed to creating continuous learning environments, providing ongoing development, growing capabilities, and unlocking potential for all employees to perform at their best. Our value, We Champion People, is underscored by our focus on growth and development. We develop our employees through a balance of experience on the job, learning from others, and formal learning. All employees can explore learning available to them through our LYBUniversity, an online one-stop shop for learning and development offerings and resources.

Within LYBUniversity we have a leadership development framework that offers programs with structured learning paths tailored to equip leaders at different stages in their careers with the necessary skills to excel in their current roles and prepare for future challenges. Our e-learning platform empowers all employees to drive their own development through on-demand learning. More than half of our workforce is enrolled in the platform, and participants have completed more than 25,000 training hours building technology and personal development skills. We also offer open enrollment curriculum for our employees. Our programs are offered globally, providing learners with opportunities to network and build relationships in person or virtually, in addition to learning and growing in a safe and interactive environment.

To strengthen alignment around our strategy, key initiatives, and culture, we held a global forum with our top senior leaders. During this event, participants shared updates on key initiatives they are leading, sparking future-focused and thought-provoking conversations among peers.  For our fourth consecutive year we designed and implemented an Executive Development Program to further equip our global leaders to deliver on our commitments. This interactive program challenges our leaders to think entrepreneurially and innovatively, collaborating to solve problems with sustainable and value-driven solutions.

On-the-job development is key to building the knowledge and skills to deliver our strategy.  Through internal job postings, we provide transparency and opportunity for our employees to drive their development and career growth. Additionally, we held quarterly talent reviews across businesses and regions to not only identify our potential future leaders but also to identify development opportunities. As a result of this focused approach, about 74% of our openings in senior leader roles in 2024 were filled by internal talent, underscoring our commitment to growing talent from within.

LYB is committed to advancing our people by helping them develop achievable goals that promote personal and professional growth, providing continual on-going effective feedback to create a culture of ownership for our work and success, and supporting a culture of recognition and accountability. Our performance management process includes ongoing feedback and a formal year-end performance assessment.

Approach to Sustainability

As one of the world’s largest producers of plastics and chemicals, we strive to use our scale and reach to make a positive impact on our planet and society. LYB is working to help tackle the global challenges of eliminating plastic waste in the environment, taking climate action, and supporting a thriving society. Our sustainability goals are key to achieving our new long-term business strategy.

PLASTIC WASTE	CLIMATE ACTION	THRIVING SOCIETY
Ending plastic waste in the environment is a critical issue. There is no single solution to this challenge. We are focused on a combination of actions to achieve a circular economy for plastics.	We believe collective action and a sense of urgency are needed to address the global challenge of climate change. We are committed to delivering solutions that help advance a net zero economy.	From ensuring a safe work environment, to making products that improve quality of life, to working to align our suppliers’ values with our own, we are committed to the betterment of society.

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PLASTIC WASTE	CLIMATE ACTION	THRIVING SOCIETY
2 MILLION METRIC TONS+ of recycled and renewable-based polymers will be produced and marketed annually by 2030(1)	NET ZERO scope 1 and 2 greenhouse gas emissions from operations by 2050	ZERO incidents, injuries and accidents, based on Level 2+ incidents and including manufacturing and R&D sites

ZERO plastic pellet loss to the environment from our facilities	42% absolute scope 1 and 2 greenhouse gas emissions reduction from operations by 2030, relative to a 2020 baseline	ACHIEVE at least 33% female senior leaders and at least 33% male senior leaders in global senior leadership roles by 2032

	30% absolute scope 3 greenhouse gas emission reduction by 2030, relative to a 2020 baseline	ASSESS a minimum of 70% of our key suppliers globally using sustainability criteria by 2025

50% minimum of electricity procured from renewable sources by 2030, based on 2020 procured levels

(1)	Production and marketing includes (i) joint venture production marketed by LYB plus our pro rata share of the remaining production produced and marketed by the joint venture, and (ii) production via third-party tolling arrangements.

2024 Actions and Milestones

We continue to take substantive action to achieve our sustainability and climate goals. Our commitment to sustainability and our progress in executing our new strategy have been recognized by organizations that assess and rate ESG performance. In 2024, our commitment to sustainability was recognized by EcoVadis and Sustainalytics, which each awarded us ESG ratings placing LYB in the top 10 percent for our industry. LYB also received an “A-” in the 2024 CDP Climate Change disclosure, placing us in a leadership position for climate action. Noteworthy initiatives and accomplishments during 2024 are highlighted below, as well as in the Company’s annual Sustainability Report, available on our website at www.LyondellBasell.com. Our Sustainability Report includes disclosures aligned with the Task Force for Climate-Related Financial Disclosures (“TCFD”) framework and indexed to the Global Reporting Initiative (“GRI”) and the Sustainability Accounting Standards Board (“SASB”) reporting standards. For more information about how certain sustainability actions and milestones impact executive compensation, see the section titled “2024 Executive Compensation Decisions in Detail—2024 Annual Bonus Payments—Sustainability” on page 50.

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Ending Plastic Waste

As a leader in the global chemical industry, we understand the important role plastics play in society. They enhance people’s lives as the backbone of many core applications, from healthcare to housing, food packaging and more. The challenge we face is the mismanagement of plastic waste. This is why we are accelerating our efforts to innovate, scale, and deliver solutions to turn post-use plastics into everyday products and reduce plastic waste in the environment.

In 2022, we launched our Circular and Low Carbon Solutions (CLCS) business to support our goal to produce and market at least two million metric tons of recycled and renewable-based polymers annually by 2030.(1) Our Circulen portfolio of products support the reduction of plastic waste in the environment through the use of recycled and renewable materials as a feedstock. These products are produced using raw materials derived from mechanical recycling (CirculenRecover), chemical recycling (CirculenRevive), or renewable materials (CirculenRenew). As global demand for recycled and renewable-based plastics continues to grow, we are making investments in our CLCS business to secure feedstock supply, expand our recycling footprint, and develop scalable technologies to grow our Circulen family of recycled and renewable-based polymers.

In 2024, we made significant progress in scaling our circular and low carbon solutions.

●	Chemical Recycling: We commenced construction of MoReTec-1, our first commercial-scale chemical recycling plant in Wesseling, Germany. Utilizing proprietary MoReTec technology, this facility will convert hard-to-recycle post-consumer plastic waste into feedstock for new plastic materials, contributing to a lower carbon footprint compared to traditional methods.
●	Global Recycling Footprint Expansion: Through acquisitions, joint ventures, and partnerships, we expanded our recycling capabilities in Europe, Asia, and North America. Notable achievements include acquiring mechanical recycling assets in California, launching a joint venture with Genox Recycling in China, and expanding capacity in Italy with enhanced filtration systems for recycled materials.
●	Collaborative Innovation: We invested in groundbreaking technologies such as solvent-based recycling for flexible plastic waste, further complementing our chemical and mechanical recycling capabilities. In 2024, we acquired APK AG, allowing us to integrate its unique solvent-based low-density polyethylene recycling technology into our comprehensive portfolio for building a profitable CLCS business.

Additionally, we have collaborated with industry partners and policymakers to advance systemic solutions:

●	Partnerships: We worked with alliances like The Alliance to End Plastic Waste and the Circular Plastics Alliance to strengthen global recycling infrastructure.
●	Local Infrastructure Development: In Houston, Texas, we are collaborating on a first-of-its-kind plastic waste sorting and processing facility to bridge the gap between community recycling programs and chemical recycling technologies.

Taking Climate Action

We are committed to being a leader in value creation from low carbon products, delivering solutions that advance our customers’ climate ambitions, and reducing greenhouse gas (GHG) emissions from our global operations and value chain. Carbon molecules will continue to play a critical role in our industry as they are a key component of the products we make. We continue to increase our use of circular and sustainable sources of carbon while creating solutions to help enable the transition to a low carbon future.

Our ambition to reach net zero scope 1 and 2 emissions from global operations by 2050 is focused on four levers: energy efficiency; renewables and electrification; hydrogen and other technologies; and carbon capture, use and storage. This strategy encompasses portfolio optimization and is advanced by the closure of selected assets, such as the previously announced cessation of our Houston refining operations, which we completed in the first quarter of 2025.

(1)	Production and marketing includes (i) joint venture production marketed by LYB plus our pro rata share of the remaining production produced and marketed by the joint venture, and (ii) production via third-party tolling arrangements.

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Within our global operations, we have set industry-leading, ambitious targets to reduce our GHG emissions and have taken concrete steps to achieve our goals. By 2030, we aim to reduce our absolute scope 1 and 2 GHG emissions by at least 42% and absolute scope 3 emissions by at least 30%, relative to a 2020 baseline.

In 2024, we have continued refining our approach to reaching our 2030 GHG emission reduction targets. We are currently developing projects in parallel at our olefin sites in Wesseling (Germany), Channelview (USA), and LaPorte (USA) to reduce scope 1 emissions by producing hydrogen from our crackers’ byproduct gas streams, which have the potential to cut cracker operational emissions by more than 90%. We also secured renewable electricity capacity surpassing our 2030 goal. In 2024, we secured power purchase agreements (PPAs) with an aggregate generation capacity that will enable us to meet our goal of procuring at least 50 percent of our electricity from renewable sources by 2030, based on 2020 procured levels. This achievement is significant both in terms of managing our existing scope 2 GHG emissions, and more importantly, enabling the deployment of a diverse portfolio of GHG emission reduction technologies.

Supporting a Thriving Society

We are working to achieve a thriving society where every individual has the opportunity to reach their full potential. We actively contribute to a thriving society through our relentless pursuit of safety, operational excellence. We partner with the communities where we operate to make positive impacts, and are committed to giving back by partnering with local organizations on initiatives to address critical needs. In 2024, our employees volunteered more than 25,000 hours across our sites. LYB donated approximately $13 million to community investments, including financial and in-kind donations and the total value of employee volunteer hours.

LYB is committed to conducting business in an ethical and responsible manner. Our Code of Conduct embodies our dedication to conducting business ethically and responsibly and our Human Rights Policy sets forth our commitment to respecting human rights throughout our global operations. We have also adopted a Global Procurement Policy that outlines a framework of principles and requirements for our value chain aligned with our Human Rights Policy, and have incorporated in our standard contracts and purchase order terms and conditions a Supplier Code of Conduct. We regularly evaluate our suppliers’ compliance through risk assessments, sustainability assessments, and audits. Our supplier sustainability due diligence program has been a cornerstone of our procurement strategy. In 2024, we achieved our target of assessing 70% of key suppliers against sustainability criteria ahead of schedule, and rolled out a supplier on-site audit program. We plan to address any critical issues identified through sustainability assessments and on-site audits through corrective action plans. In addition, we actively engaged with key raw materials and feedstocks suppliers to reduce our scope 3 emissions, leveraging tools like the Together for Sustainability (“TfS”) Product Carbon Footprint data sharing platform, SiGreen. LYB also offers extensive capability-building resources, including webinars, toolkits, and targeted training programs, to help suppliers meet sustainability requirements.

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Board Oversight of Risk

BOARD OF DIRECTORS

As part of its overall responsibility for governance and oversight of the Company, the Board has empowered its committees with oversight responsibility for the risks described below, which are tailored to each committee’s area of focus and set forth in its charter. Although each committee is responsible for evaluating and overseeing the management of certain risks, the entire Board is regularly informed of such risks through committee reports, presented at every regularly scheduled Board meeting, and through regular communication with management. The Board is responsible for ensuring that the risk management processes designed and implemented by management are functioning and for fostering a culture of risk-adjusted decision-making throughout the organization.

Audit Committee	C&TD Committee	Nom-Gov Committee	HSE&S Committee	Finance Committee

●  Responsible for ensuring that an effective risk assessment process is in place, and reports are made by management to the Audit Committee in accordance with NYSE requirements

●  Oversees enterprise-wide financial risks and reviews cybersecurity performance and risk

●  Oversees financial statements, independent accountants, internal audit function, related party transactions, internal controls

●  Oversees effectiveness of processes and controls over corporate responsibility, emissions, climate and other required reporting

●  Oversees compliance programs and EthicsPoint reporting helpline

●  Responsible for the Company’s executive compensation programs

●  Establishes performance goals, and evaluates performance and risks in connection with such programs

●  Oversees talent management and related risks

●  Monitors talent development and responsible for management retention, recruitment, and succession planning

●  Oversees the Company’s overall ESG profile, policies, and strategy

●  Reviews corporate governance practices and develops, reviews, and recommends corporate governance guidelines and policies

●  Responsible for director refreshment and succession planning

●  Reviews and monitors health and safety risks, programs, statistics and incidents (including major health, safety, environment, and security events)

●  Reviews and monitors environmental and sustainability risks, goals, trends and impacts, including climate initiatives and risk

●  Oversees disclosure related to corporate responsibility, emissions, climate and other required HSE&S reporting

●  Oversees strategic transactions and capital projects, including those that may impact our capital position

●  Reviews our tax strategy and planning

●  Reviews our capital structure, capital allocation, dividend policy, share repurchase programs, dept profile, and hedging strategies

MANAGEMENT
Senior leadership is responsible for overseeing the Company’s enterprise-wide risk management processes, including the assessment, mitigation, and monitoring of risks and the implementation of risk management plans and control systems. The Executive Committee, comprised of our CEO and senior executives who lead our businesses and functions, manages the Company’s risk profile, ensuring alignment with strategic objectives. The Executive Committee meets regularly to evaluate material risks and ensure their effective management, and its members include the CEO and heads of each business unit, as well as:
●	CFO: oversees financial, treasury, tax, internal audit, M&A, and strategic planning risks
●	General Counsel: oversees the Enterprise Risk Management organization and procurement, compliance, and legal risks
●	Chief Innovation Officer: Manages information technology, cybersecurity, and data privacy risks
●	EVP, Sustainability & Corporate Affairs: Oversees sustainability strategy, reporting, and related risks (including climate change)
●	EVP of People & Culture: Oversees talent, organizational development, labor law compliance, employee relations, and retention risks
●	EVP of Operational Excellence & HSE: Oversees health, safety, environmental, and operational risks
Senior leadership is supported by a dedicated Enterprise Risk Management organization, which deploys an enterprise-wide framework to identify, monitor, mitigate, and report risks, and a standing Risk Management Committee, comprised of the CEO, CFO, and General Counsel, which reviews financial and strategic transactions to ensure compliance with established risk management policies and procedures. Risk management outcomes, including updates on material risks, are reported regularly to the Board and its committees, ensuring alignment with corporate strategy and governance principles.

26	LyondellBasell | 2025 Proxy Statement

Selected Areas of Board Oversight

OVERSIGHT OF STRATEGY
Our Board is responsible for providing governance and oversight over the strategy, operations, and management of our Company. The primary means by which our Board oversees the Company’s short-, intermediate-, and long-term risks is through regular communication with management. At each Board meeting, members of management report to the Board and, when appropriate, specific committees. These presentations provide members of the Board with direct communication with management and the information necessary for a full understanding of the Company’s risk profile, including information regarding the Company’s strategy, specific risk environment, exposures potentially affecting our operations, and the Company’s plans to address such risks. In addition to providing general updates on the Company’s operational and financial condition, members of management report to the Board about the Company’s outlook, forecasts, and any impediments to meeting them or to successfully pursuing the Company’s strategy more generally. In 2024, management and the Board reviewed progress on the Company’s strategic dashboard at each of its regularly-scheduled meetings and discussed progress, challenges and lessons learned at its annual strategy meeting in July, including a deep dive review of our Long Range Plan, business portfolio, and strategic transactions.
OVERSIGHT OF CYBERSECURITY
We recognize the risk posed by global cybersecurity threats, and our Board is regularly updated on emerging risks and maintains oversight of the Company’s cybersecurity program implemented to address them. In 2024, management provided a detailed cybersecurity update to the Board and led discussions on specific cybersecurity and process control topics at its May meeting. The Board also attended a training session led by outside counsel on the challenges public companies face with respect to cybersecurity and ransomware attacks in November. The Audit Committee reviewed updates to the Company’s cybersecurity dashboard, which summarizes key security metrics and activities, at each of its regularly-scheduled meetings and participated in a detailed discussion at its April and October meetings. The Company is not aware of any breaches relating to the Company’s or third-party information security systems affecting the safety of our employees, our operations, or our ability to serve customers in the past three years. The Company had no fines from data protection authorities in the past three years and maintains a cybersecurity insurance policy.
OVERSIGHT OF ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

Our Board is committed to sustainability, social responsibility, and good corporate governance.

Our Health, Safety, Environmental, and Sustainability (HSE&S) Committee oversees risks and opportunities related to safety, sustainability and climate change. Management reports on key sustainability and climate topics and initiatives at each regularly scheduled HSE&S Committee meeting, and the Board participates in a deep dive on sustainability strategy and actions at least annually. During the Board’s annual strategy meeting in July 2024, the Board reviewed the Company’s strategy, progress, and programs related to its goals on sustainability, climate and the circular economy. The HSE&S Committee regularly reviews updates to the Company’s ESG dashboard, which summarizes key environmental, social and governance metrics and activities.

Our Compensation and Talent Development (C&TD) Committee oversees our talent management practices, including compensation policies and practices, succession planning, and our initiatives and progress. The C&TD Committee monitors the Company’s compensation policies and practices to determine whether its risk management objectives are being met with respect to incentivizing its employees. The Company believes that its compensation arrangements do not encourage excessive risk taking and that its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. In 2024, the Board reviewed succession planning, talent development and progress toward internal goals at its July meeting, and conducted a detailed discussion on People & Culture strategic priorities at its May meeting.

Our Nominating and Governance (Nom-Gov) Committee oversees the Company’s corporate governance practices and related risks. The Nom-Gov Committee reviews our corporate governance policies and Board committee charters annually and approves amendments as needed to align with evolving U.S. and Dutch governance best practices and regulatory developments. In 2024, our Nom-Gov Committee approved amendments to the Corporate Governance Guidelines and certain committee charters, adopted a stakeholder engagement policy, and established internal Board objectives to improve efficiency and transparency. Our Nom-Gov Committee is also responsible for Board succession planning, Board refreshment, and recruiting and recommending nominees to the full Board for election. In 2024, our Nom-Gov Committee continued to plan for director succession and assess Board committee membership assignments.

Our Audit Committee oversees the effectiveness, quality and integrity of the internal control framework and centralized processes related to the Company’s environmental, social, and governance reporting, in conjunction with other committees of the Board. The Audit Committee is responsible for overseeing the Company’s risk management approach and processes, and for coordinating reviews by the  other committees in their respective risk areas.

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Enterprise Risk Management

At LYB, Enterprise Risk Management (ERM) is a key driver of resilience and strategic decision-making. Overseen by our General Counsel, our ERM organization is tasked with defining the company’s risk profile and driving a proactive, forward-looking risk culture. By equipping leadership, management and employees with actionable insights, structured frameworks, and tailored tools and trainings, our ERM team enables LYB to effectively navigate significant risks and capitalize on emerging opportunities.

Our ERM approach is anchored by four strategic pillars: (1) enterprise-level risks, (2) departmental risks, (3) climate change risk management, and (4) building risk management capabilities.

Enterprise Level Risks

Enterprise-level risks encompass the threats and strategic opportunities that could impact our objectives, operations, and reputation across short, medium, and long-term horizons. These risks are continuously monitored and managed throughout the year via periodic risk workshops, led by our ERM team in collaboration with the CEO, Executive Committee, and senior leadership. During these workshops, participants validate and refresh our enterprise risk profile, identifying emerging risks, confirming ownership to ensure accountability, and establishing alignment across all levels of the organization. The updated enterprise risk profile is reviewed and approved annually by the Board at its September meeting. The Board allocates oversight of enterprise-level risks to its committees in alignment with the responsibilities set forth in their charters, and to the Board as whole. This direct engagement between the Board, members of the LYB senior management, and ERM fosters a culture of collaboration and enables effective oversight of both day-to-day and long-term risks.

Departmental Risks

Departmental risks are those specific to individual business units, projects, or operational areas. These risks are identified and evaluated through structured surveys, workshops, and interviews conducted by the ERM team. By periodically validating existing risks and surfacing new challenges and opportunities, we ensure alignment between departmental priorities and enterprise objectives. This approach integrates risk considerations into decision-making processes across all organizational levels.

Climate Change Risk Management

Climate change presents both physical risks, such as those affecting our assets and operations, and transition risks arising from the global move toward a low-carbon economy. Climate-related risk exposures throughout LYB and our extended supply chain are overseen by our Executive Vice President, Operational Excellence and HSE, with support from ERM, Sustainability, and cross-functional committees, including the Carbon Value Creation and Capture Steering Committee. Guided by the principles of the Task Force on Climate-Related Financial Disclosures (TCFD), we have developed climate change risk management processes and embedded them in our ERM approach to support further analysis of risks from climate change and the development of climate scenarios to provide additional insight into future business decisions and inform our climate change strategy. We are committed to transparent reporting and proactive management of climate-related risks and opportunities.

Building Risk Management Capabilities

To sustain a resilient and forward-thinking organization, our ERM function champions initiatives that strengthen risk awareness, capabilities, and culture across LYB. Central to this effort is our Global Risk Champions Network (RCN), a group of employees from multiple functions and businesses who act as risk ambassadors and facilitate cross-functional communication. By embedding risk management practices into daily business operations, the RCN ensures alignment with our enterprise-wide framework. Additionally, LYB provides tailored, comprehensive risk management training to employees at all levels. This training equips employees with the skills to identify, assess, and address risks effectively in their roles. Members of the RCN undergo annual advanced training to stay aligned with evolving best practices, reinforcing their critical role in our risk ecosystem.

28	LyondellBasell | 2025 Proxy Statement

Board and Committee Information

The Board currently has five standing committees, each consisting entirely of independent directors:

●	Audit Committee
●	Compensation and Talent Development (“C&TD”) Committee
●	Nominating and Governance Committee
●	Health, Safety, Environmental, and Sustainability (“HSE&S”) Committee
●	Finance Committee

Our Audit Committee meets at least five times each year in alignment with our financial reporting and audit cycle, and our C&TD Committee, Nominating and Governance Committee, and HSE&S Committee each meet at least four times each year in connection with regularly scheduled Board meetings (other than the Board’s strategy session held in July), and hold additional meetings as needed. Our Finance Committee meets as needed to oversee the matters it is responsible for. Committees regularly receive reports from LYB management, report on committee actions to the Board, and may retain outside advisors.

In 2024, the Board held seven meetings. Our directors’ average attendance rate at Board and committee meetings was 96%, and each of our current directors attended more than 80% of the total meetings of the Board and committees of which he or she was a member. Our Chair is a member of the Audit Committee, Nominating and Governance Committee and Finance Committee, and regularly attends meetings of the C&TD Committee and HSE&S Committee. Although the Company does not maintain a policy regarding directors’ attendance at its general meetings of shareholders, both our Chair and CEO attend the Company’s annual general meeting each year and will attend the 2025 annual general meeting (the “Annual Meeting”).

The table below provides membership and meeting information for each of the Board’s standing committees in 2024.

Name	Audit	Compensation & Talent Development	Nominating & Governance	HSE&S	Finance
Jacques Aigrain
Lincoln Benet
Robin Buchanan
Tony Chase
Bob Dudley
Claire Farley
Rita Griffin
Michael Hanley
Virginia Kamsky
Bridget Karlin
Albert Manifold
Peter Vanacker
2024 MEETINGS	5	5	4	5	4
Chair	Member

Each of our committees has a written charter, approved by the Board. The charters can be found on our website at Investors.LyondellBasell.com by clicking on “Governance,” then “Board Committees and Charters.” Each committee annually reviews and recommends any changes to its charter and conducts an evaluation of committee performance with respect to delegated duties and responsibilities.

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Audit Committee

Chair: Michael Hanley*	5 Meetings
Members: Jacques Aigrain*, Anthony Chase*, Claire Farley, Bridget Karlin*	100% Attendance
Independence: All Members
*	Audit Committee Financial Experts

The Audit Committee is responsible for overseeing all matters relating to our financial statements and reporting, our internal audit function and independent auditors, and our compliance function. Listed below are the general responsibilities of the Audit Committee.

●	Independent Auditor — Engage external auditor, review performance, and approve compensation; review independence and establish policies relating to the hiring of auditor employees; and pre-approve audit and non-audit services;
●	Internal Audit — Review plans, staffing, and activities of the internal audit function and its effectiveness;
●	Financial Statements and Reporting — Review financial statements and earnings releases; discuss and review accounting policies and practices and external auditor reviews; discuss and review the effectiveness of internal controls; and oversee the effectiveness, quality and integrity of the processes and controls over corporate responsibility, emissions, climate and other required reporting by the Company, in coordination with other committees of the Board;
●	Risk Management — Monitor the Company’s major financial and other risk exposures, including oversight of the Company’s policies and guidelines with respect to risk assessment and management, information technology and cybersecurity risks; and
●	Compliance — Review plans, staffing, and activities of the compliance function and its effectiveness; establish and review procedures for complaints, including anonymous complaints regarding accounting, controls, and auditing; and review the Company’s Code of Conduct and system for monitoring compliance therewith.

Our Board has determined that all Audit Committee members are independent under the NYSE listing standards, our categorical independence standards, and the heightened independence requirements applicable to audit committee members under Securities and Exchange Commission (“SEC”) rules. Our Board has also determined that all Audit Committee members are financially literate in accordance with the NYSE listing standards and that Messrs. Hanley, Aigrain, and Chase and Ms. Karlin qualify as audit committee financial experts under SEC rules.

Compensation and Talent Development (“C&TD”) Committee

Chair: Albert Manifold	5 Meetings
Members: Anthony Chase, Rita Griffin, Virginia Kamsky	100% Attendance
Independence: All Members

The C&TD Committee is responsible for overseeing our executive compensation and talent management programs and developing the Company’s compensation philosophy.

In fulfilling its responsibility for the oversight of compensation matters, the C&TD Committee may delegate authority for day-to-day administration and interpretation of the Company’s compensation plans to Company employees, including responsibility for the selection of participants, determination of award levels within plan parameters, and approval of award documents. The C&TD Committee may not, however, delegate authority for matters affecting the compensation and benefits of the Company’s executive officers. The C&TD Committee’s responsibilities include the following:

●	Executive Compensation — Establish performance goals under executive compensation plans, including safety and sustainability-related metrics in coordination with the HSE&S Committee; approve the compensation and benefits of executive officers; review executive compensation practices to ensure consistency with corporate objectives; review and approve CEO goals and objectives and evaluate CEO performance; and make recommendations to the Board regarding CEO and other executive officer compensation;
●	Company Compensation and Benefits — Review the Company’s compensation philosophy, programs, and practices; review and approve pension and benefit arrangements as well as funding of pension and benefit plans; review pay equity for the Company; and make recommendations to the Board on these subjects; and
●	Talent Management — Review the Company’s organizational leadership structure and oversee leadership development, talent management, and succession and continuity planning for the CEO and other executive officers.

Our Board has determined that all C&TD Committee members are independent under the NYSE listing standards, our categorical independence standards, and other independence requirements applicable to compensation committee members under NYSE rules.

Compensation Committee Interlocks and Insider Participation — No member of the C&TD Committee serves or has served as an officer or employee of the Company or any of our subsidiaries and, during 2024, no executive officer served on the compensation committee or board of any entity that employed any member of our C&TD Committee or Board.

For additional information on the C&TD Committee, including information regarding compensation consultants engaged during 2024, see the “Compensation Discussion and Analysis” beginning on page 43.

30	LyondellBasell | 2025 Proxy Statement

Nominating and Governance Committee

Chair: Claire Farley	4 Meetings
Members: Jacques Aigrain, Lincoln Benet, Robin Buchanan, Bridget Karlin	100% Attendance
Independence: All Members

The Nominating and Governance Committee is primarily responsible for identifying nominees for election to the Board and overseeing matters regarding corporate governance.

To fulfill those duties, the Nominating and Governance Committee has the responsibilities summarized below:

●	Directors and Director Nominees — Identify and recommend candidates for membership on the Board and recommend committee memberships; director recruitment and succession planning;
●	Director Compensation — Evaluate and recommend director compensation;
●	Environmental, Social, and Corporate Governance Matters — Review the Company’s environmental, social, and governance profile, policies, and disclosures and make necessary recommendations in coordination with the HSE&S Committee; review and propose modifications to the Company’s corporate governance documents and policies; review strategy and ratings; and review and comment on shareholder proposals; and
●	Administrative — Coordinate evaluations by committees and the full Board.

Health, Safety, Environmental and Sustainability (“HSE&S”) Committee

Chair: Rita Griffin	5 Meetings
Members: Robin Buchanan, Robert Dudley, Virginia Kamsky, Albert Manifold	92% Attendance
Independence: All Members

The HSE&S Committee assists the Board in its oversight responsibilities by assessing the effectiveness of health, safety, environmental, and sustainability programs, reporting, and initiatives that support Company policies.

The specific responsibilities of the HSE&S Committee are summarized below:

●	HSE — Review and monitor the Company’s health, safety, environmental and climate policies and performance results, including processes to ensure compliance with applicable laws and regulations; review with management environment, health, safety, and product stewardship risks that can have a material impact on the Company; and review the status of related policies, programs, and practices;
●	Sustainability — Provide oversight of the Company’s sustainability programs, initiatives, and activities; review with management relevant sustainability risks and trends; and monitor the Company’s progress on sustainability targets, ambitions, and reporting, including the Company’s annual Sustainability Report; and
●	Audit — Review and approve the scope of the Company’s health, safety, and environmental audit program; regularly monitor audit program results; and review and approve the annual budget for the health, safety, and environmental audit program.

Finance Committee

Chair: Lincoln Benet	4 Meetings
Members: Jacques Aigrain, Robert Dudley, Michael Hanley	100% Attendance
Independence: All Members

The Finance Committee is responsible for monitoring and assessing such matters as the Company’s capital structure and allocation, strategic transactions, debt portfolio, and tax and derivative strategies.

In fulfilling its duties, the Finance Committee has the responsibilities summarized below:

●	Strategy — Review analyses and provide guidance and advice regarding acquisitions and divestments and discuss and review the Company’s tax strategies, planning, and related structures;
●	Capital — Review the Company’s capital structure and capital allocation, including organic and inorganic investments; review and discuss the Company’s dividend policy; and review and discuss share repurchase activities and plans; and
●	Securities and Financing — Review and discuss the Company’s debt portfolio, credit facilities, compliance with financial covenants, commodity, interest rate, and currency derivative strategies, and proposed securities offerings.

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Other Governance Matters

Retirement Policy, Term Limits, and Director Commitments

Our Corporate Governance Guidelines and Rules for the Board of Directors provide that directors will not be re-nominated for election to the Board after they reach the age of 75. While the Board does not believe there is a specific age after which directors should no longer serve on boards, it does believe mandatory retirement ages are useful for promoting board refreshment; no waivers or exceptions to the rules have been granted and, since 2019, the Board has nominated five new directors to fill vacancies created by director retirements after reaching our mandatory retirement age.

The Board has not adopted term limits for its members. The Nominating and Governance Committee and the full Board regularly discuss board succession and refreshment and strive to maintain a balance of directors with varying lengths of service and ages. While the Board recognizes that term limits could assist in this regard, they may have the unintended consequence of causing the Board and the Company to lose the contribution of directors who over time have developed enhanced knowledge and valuable insight into the Company and its operations. The Board believes that the mandatory retirement age and an annual evaluation process for deciding whether to re-nominate individuals for election are currently more effective means of ensuring board refreshment and renewal, while also allowing for continuity of service.

As provided in our Corporate Governance Guidelines, the Board has established a Director Commitments Policy to help confirm our directors’ service on other public company boards does not impair their ability to effectively serve on our Board. To that end, the Board believes that directors who are executive officers of publicly traded companies should not serve on more than two public company boards (inclusive of our Board) and that all other Board members should not serve on more than four public company boards (inclusive of our Board). In addition, if a member of the Company’s Audit Committee serves on more than three public company audit committees, the Board determines whether such simultaneous service impairs the director’s ability to serve effectively on our Audit Committee and discloses such determination in the annual proxy statement.

Code of Conduct

Our Code of Conduct, most recently refreshed in February 2025, covers a wide range of important topics including fair and accurate business dealings, conflicts of interest, corruption, health and safety, discrimination, environmental protection, and learning aids. In addition to the Code of Conduct for all employees and directors, the Company has a Financial Code of Ethics specifically for our CEO, CFO, Chief Accounting Officer and persons performing similar functions. Copies of these codes can be found on our website at Investors.LyondellBasell.com by clicking on Governance,” then “Corporate Governance Documents.” Any waivers of the codes must be approved, in advance, by our Board, and any amendments to or waivers from the codes that apply to our executive officers and directors will be posted on the “Governance” section of our website. No waivers or exceptions to the codes were granted in 2024.

We expect all employees to report possible violations or concerns regarding our Code of Conduct. We offer an independent whistleblower helpline and website, EthicsPoint, that enables employees and other stakeholders to report complaints anonymously. Our Chief Compliance Officer, who has a direct reporting line to the Audit Committee, provides regular reports to the Audit Committee on compliance with the Company’s Code of Conduct, related training programs, and complaints received and investigated by the compliance function.

32	LyondellBasell | 2025 Proxy Statement

Public Policy & Political Engagement

We believe active participation in the political process is essential to our long-term success. LYB advances our public policy agenda through direct lobbying, involvement in various trade associations, and the LyondellBasell Political Action Committee (LYB PAC). Transparency and accountability are embedded into our public policy, political spending and lobbying actions. The Company maintains policies and procedures consistent with our Code of Conduct that support continued compliance with applicable political laws and regulations. Our engagement, including public policy advocacy directly and through trade associations, is subject to oversight by our senior management and CEO. In addition, the LYB PAC Board is responsible for the management of all LYB PAC activities, including the approval of all LYB PAC distributions.

LYB does not make direct political contributions to political parties or candidates using company resources (including monetary and in-kind services) in the U.S. or elsewhere, even where permitted by law. All political contributions to U.S. political parties or candidates are made through the LYB PAC, which is funded and managed voluntarily by employees. All of the LYB PAC’s financial contributions strictly adhere to U.S. federal and state laws regarding contribution limits on amount and source, criteria and reporting requirements.

Our advocacy activities are directed toward advancing our business interests, to foster the protection and advancement of our operations and industries and not the personal political preferences of our executives or employees. Contributions are based upon advancing our business goals in a broad range of public policies, including, but not limited to: promoting a stable and predictable regulatory framework for our operations; advancing circularity initiatives, including recycling programs, extended producer responsibility regimes, and advanced and chemical recycling; fair and equitable tax policies that promote economic investment, job creation and global competitiveness; improving energy efficiency and sustainability programs, policies and activities; advancing innovation and technology in manufacturing; and improving work development programs to meet the needs of industry. Our advocacy is consistent with the Company’s public policies on sustainability, advancing a circular economy and addressing climate change. Moreover, LYB policy prohibits directors and employees from using company resources for personal political causes or candidates, and specifies that LYB will not directly or indirectly reimburse any personal political contributions or expenses.

LYB has an established practice to determine which public policy issues are important to the Company. This process includes soliciting input from relevant business and functional departments. Key issues are discussed and prioritized by members of senior management.

In all of the Company’s advocacy activities, we are committed to corporate responsibility, compliance and transparency. In 2023, we published our first Climate Advocacy Report, which describes our approach to climate advocacy including detailing our climate policy positions, setting out our approach to participating in trade associations, and evaluating trade association alignment with our climate policy positions. Our Climate Advocacy Report is available on our website at www.LyondellBasell.com by clicking “Sustainability,” then “Reporting.” In addition, the Company discloses its U.S. federal, state and local lobbying activity and expenditures as required by law. More information, including our statement of Principles for Public Policy for Sustainability, is available on our website at www.LyondellBasell.com by clicking “Sustainability,” then “Public Policy & Political Engagement.”

Dutch Corporate Governance Code

As a Dutch incorporated entity, we are subject to the Dutch Corporate Governance Code. The Code, most recently amended in 2022 and a copy of which can be found at www.mccg.nl/english, is a statement of principles and best practices for Dutch companies with an emphasis on integrity, transparency, and accountability as the primary means of achieving good governance. The Code’s compliance principle is “comply-or-explain,” which permits a Dutch company to comply with the best practices outlined in the Code or explain why the company has chosen to apply different practices.

2025 Proxy Statement | LyondellBasell	33

The principles and practices prescribed by the Code are largely consistent with NYSE and SEC requirements and best practices for U.S. companies. Our Dutch Annual Report, which accompanies our 2024 Dutch Annual Accounts and can be found on our website at Investors.LyondellBasell.com by clicking “Financials”, then “Annual Reports,” discloses those instances where we have chosen to apply practices that differ from the Code. In general, these instances arise from our decision to apply practices that are more common or appropriate for NYSE traded companies than those called for by the Code. For example, although the Board’s categorical standards for director independence incorporate the standards of both the Code and the NYSE, our Board has chosen to apply the standards of the NYSE where the two conflict, including with respect to the independence classification of directors nominated by Access Industries, a greater than 10% shareholder. Our Board believes that application of the NYSE independence standards is more appropriate for LYB, which is listed only on the NYSE and not on any exchange in the Netherlands. Our Board further believes that the service of Access nominees on the Company’s key independent committees provides those committees with shareholder perspective and the significant skills, experience, and qualifications of these directors, to the benefit of the Board, the Company, and our stakeholders more generally.

Indemnification

We indemnify members of our Board to the fullest extent permitted by law so they will be free from undue concern about personal liability in connection with their service to the Company. Our Articles of Association establish this indemnification right, and we have also entered into agreements with each of our directors contractually obligating us to indemnify them.

Insider Trading Prohibitions

Our Board has adopted a policy prohibiting insider trading by directors, executives, and employees, establishing permissible trading windows, and providing preclearance requirements for certain transactions and trading arrangements by insiders. A copy of the Prohibiting Insider Trading Policy is included as an exhibit to our 2024 Annual Report on Form 10-K. LYB has also adopted cash management procedures that prohibit insider trading by LYB.

34	LyondellBasell | 2025 Proxy Statement

Director Compensation

Our Nominating and Governance Committee reviews director compensation on an annual basis and recommends any changes in compensation determined advisable. The Board seeks to award compensation that fairly compensates directors for the work required by membership on our Board and aligns director interests with those of our shareholders. The Nominating and Governance Committee gives consideration to the qualifications and caliber of the Company’s directors and significant commitment required for service on our Board, including the additional time and effort required by overseas travel for our Board meetings.

Following its annual review in November 2024, the Nominating and Governance Committee endorsed, and the Board approved, the current director compensation policy with no changes. No increases to board retainers have been approved since 2014, apart from an increase in the annual retainer for the Board Chair in 2018 and an increase in the annual retainer for the Chair of the HSE&S Committee in 2023 to bring it in line with the Audit and C&TD Chair retainer.	Excluding Chair retainers,
11 years
with no director pay increase

Our non-executive directors receive cash compensation and equity compensation, in the form of restricted stock units (“RSUs”), for their service on the Board and its committees. Members of the Board have the option to elect to receive all or a portion of the cash component of their compensation in Company shares. Our CEO does not receive any additional compensation for his service as a director.

Board Retainer	Cash	RSUs
Chair of the Board	$325,000	$325,000
Members	$115,000	$170,000

Committee Retainers	Chairs	Members
Audit	$27,500	$15,000
Compensation & Talent Development	$27,500	$10,000
Nominating & Governance	$20,000	$10,000
Health, Safety, Environmental & Sustainability	$27,500	$10,000
Finance	$20,000	$10,000

In addition to the retainers shown above, we provide members of the Board with a cash payment of $5,000 for each intercontinental trip taken in performing board service.

Share Ownership Guidelines

Members of our Board are subject to Share Ownership Guidelines. Under the Share Ownership Guidelines, non-executive directors are prohibited from selling any shares of the Company until they own shares that are valued at no less than six times their annual cash retainer for Board service, or $690,000 for all directors other than our Chair, whose ownership requirement is $1,950,000. Under the guidelines, only shares beneficially owned and RSUs (net of the anticipated tax obligation on vesting, estimated for these purposes at 50%) count towards meeting the ownership thresholds. Once a director has reached his or her required ownership level, he or she may not sell shares that would bring ownership below the threshold level.

2025 Proxy Statement | LyondellBasell	35

Prohibition on Hedging and Pledging Shares

Pursuant to our Policy Prohibiting Insider Trading, directors are prohibited from purchasing, selling, or writing options on the Company’s shares, engaging in short sales, participating in other derivative or short-term purchase or sale transactions, or otherwise engaging in transactions that would enable them to hedge against any decrease in our share price. Directors are also prohibited from pledging Company shares as collateral for personal loans or other obligations, including holding shares in a brokerage margin account. These restrictions extend to directors’ immediate family members and certain related entities and are intended to keep the interests of our directors aligned with the long-term interests of the Company and our shareholders.

Director Compensation in 2024

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jacques Aigrain	360,000	315,056	8,253	683,309
Lincoln Benet	145,000	164,835	5,000	314,835
Robin Buchanan	135,000	164,835	–	299,835
Tony Chase	–	316,730	4,011	320,741
Bob Dudley	135,000	164,835	20,000	319,835
Claire Farley	150,000	164,835	24,011	338,846
Rita Griffin	152,500	164,835	24,011	341,346
Michael Hanley	152,500	164,835	26,421	343,756
Virginia Kamsky	135,000	164,835	24,011	323,846
Bridget Karlin(4)	84,918	166,927	15,000	266,845
Albert Manifold	157,295	164,835	5,000	327,130
(1)	Includes retainers for services earned or paid through December 31, 2024. Mr. Chase elected to receive the cash component of his compensation in the form of shares of our common stock.
(2)

Represents annual grants of RSUs for all directors and shares of stock issued in lieu of cash compensation for Mr. Chase.

The annual grants of RSUs are made in conjunction with the Board’s regularly scheduled meeting in May of each year. The terms of the RSUs provide for vesting one year from the date of grant and for cash dividend equivalent payments when dividends are paid on the Company’s shares. In 2024, the annual grant for each director, other than Mr. Aigrain and Ms. Karlin, was 1,692 units. Mr. Aigrain received 3,234 units, and Ms. Karlin received 1,694 units. These awards are the only stock awards outstanding at 2024 fiscal year-end for the non-executive directors. In accordance with FASB Topic ASC 718, Compensation — Stock Compensation (“ASC 718”), the grant date fair value of the awards is the number of units granted times the fair market value of our shares on that date. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2024 for a description of accounting for equity-based compensation.

The shares received in lieu of cash compensation are issued at the same time quarterly cash payments for retainers and travel fees are otherwise made. The number of shares issued is based on the average of the closing price of the Company’s shares over the quarter in which the compensation was earned. The shares issued in lieu of cash compensation in 2024 were as follows: Mr. Chase — 1,652 shares.

(3)	Includes $5,000 for each intercontinental trip taken for work performed for the Company, other than Mr. Chase, who elected to receive his travel fees in shares. Also includes benefits in kind related to tax preparation and advice related to the directors’ UK and Dutch tax returns and payments. The Company provides these services through a third party to members of our Board because of our unique incorporation and tax domicile situation. For Mr. Hanley, also includes reimbursements for fees related to Canadian tax advisory services in connection with UK income.
(4)	Ms. Karlin was elected to the Board on May 24, 2024.

36	LyondellBasell | 2025 Proxy Statement

Item 2

Discharge of Directors from Liability

The Board recommends that you vote FOR the discharge of our directors from liability for the performance of their duties in 2024.

Under Dutch law, shareholders may discharge the Company’s Board of Directors from liability in connection with the exercise of duties during the most recently completed fiscal year. The discharge does not affect any potential liability under the laws of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders. It is proposed that shareholders resolve to discharge the Company’s executive and non-executive directors in office in 2024 from liability in connection with the exercise of their respective duties during the year.

Item 3

Adoption of Dutch Statutory Annual Accounts

The Board recommends that you vote FOR the adoption of our 2024 Dutch statutory annual accounts.

At the Annual Meeting, you will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2024, as required under Dutch law and our Articles of Association. Our Dutch statutory annual accounts are prepared in accordance with international financial reporting standards (“IFRS”) and Dutch law. A copy of the 2024 Dutch statutory annual accounts can be accessed through our website at Investors.LyondellBasell.com by clicking “Financials,” then “Annual Reports,” and may be obtained free of charge by request to our Corporate Secretary at CorporateSecretary@LyondellBasell.com.

The Company paid an aggregate of $5.36 per share in dividends from its 2024 Dutch statutory annual accounts, for a total of approximately $1.7 billion. This includes interim dividends of $1.34 per share paid in each of the second, third and fourth quarters of 2024 and $1.34 per share paid in the first quarter of 2025.

Discussion of Dividend Policy

Pursuant to the Dutch Corporate Governance Code, we provide shareholders with an opportunity to discuss our dividend policy and any major changes in that policy each year at our annual general meeting.

Our dividend policy continues to be to pay a consistent quarterly dividend, with the goal of increasing the dividend over time. Through March 31, 2025, we have paid an aggregate of approximately $24.9 billion in dividends since we began our dividend program in 2011, increasing the dividend payments from $0.10 per share in the second quarter of 2011 to the current rate of $1.34 per share. 2024 marked the Company’s fourteenth consecutive year of annual dividend growth. The Company’s strong balance sheet and results of operations support the continuation of this quarterly dividend program.

Pursuant to our Articles of Association, the Board has determined the amount, if any, out of our annual profits to be allocated to reserves prior to the payment of dividends. The portion of our annual profits that remains after the reservation is available for dividend payments as approved by shareholders. The determination to pay any dividends will be made after a review of the Company’s expected earnings, the economic environment, financial position, and prospects of the Company, and any other considerations deemed relevant by the Board.

2025 Proxy Statement | LyondellBasell	37

Item 4

Appointment of PricewaterhouseCoopers Accountants N.V. as the Auditor of our Dutch Statutory Annual Accounts

The Board recommends that you vote FOR the appointment of PricewaterhouseCoopers Accountants N.V. (“PwC N.V.”) as the auditor of our 2025 Dutch statutory annual accounts.

The Board has selected PwC N.V. to serve as the auditor of our Dutch statutory annual accounts to be prepared in accordance with IFRS for the year ending December 31, 2025, and, in accordance with our Articles of Association, we are requesting that shareholders appoint PwC N.V. as auditor of such annual accounts. PwC N.V. has acted as the auditor of our Dutch statutory annual accounts since 2010. The Audit Committee also follows SEC rules and PwC policy regarding lead audit partner rotation. During 2021, a new lead audit partner was selected for the Company. Representatives of PwC N.V. will be present at the Annual Meeting and may be questioned by shareholders in relation to PwC N.V.’s report on the fairness of the financial statements.

Item 5

Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm

The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2025.

The Board has selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2025. PwC has acted as our independent registered public accounting firm since 2010.

The Audit Committee, which annually recommends selection of the Company’s independent accountants, reviews PwC’s performance and independence on an ongoing basis and considers a number of factors in determining whether to re-engage PwC for the following year. The factors considered include, among others:

●	the quality of the audit conducted and service provided;
●	the qualifications and performance of the lead audit partner;
●	the length of time PwC has served in the roles; and
●	the reasonableness of fees charged.

The Audit Committee also follows SEC rules and PwC policy regarding lead audit partner rotation. During 2021, a new lead audit partner was selected for the Company following meetings between the candidate and the Chair of the Audit Committee and Company management.

The Audit Committee believes the continued retention of PwC as the Company’s independent registered public accounting firm for 2025 is in the best interest of the Company and its stakeholders.

38	LyondellBasell | 2025 Proxy Statement

Although shareholder ratification of the selection of PwC is not required, our Board is submitting the selection to shareholders for ratification because we value our shareholders’ views on the Company’s auditors. If our shareholders fail to ratify the selection of PwC, it will be considered as notice to the Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may recommend that the Board select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stakeholders.

Representatives of PwC are not expected to attend the Annual Meeting; however, representatives of PwC N.V., the auditor of the Company’s Dutch statutory annual accounts, will be present at the Annual Meeting and will have the opportunity to respond to appropriate shareholder questions and make a statement if they desire to do so.

Professional Services Fee Information

Fees for professional services provided by PwC in each of the last two fiscal years, in each of the following categories, were as follows:

(in millions)	2024	2023
Audit Fees	$13.6	$12.1
Audit-Related Fees	1.5	2.3
Tax Fees	0.7	0.6
All Other Fees	1.8	2.6
TOTAL	$17.6	$17.6

Audit Fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC for the audit of our consolidated financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements, including comfort letters, statutory audits, attest services, and consents.

Audit-Related Fees consist of the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of its audit or review of the Company’s financial statements and are not reported as audit fees herein. This category includes fees related to audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting, or regulatory reporting requirements; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by regulatory or standard-setting bodies.

Tax Fees consist of international tax compliance and corporate tax consulting.

All Other Fees consist of fees paid for services provided by PwC that are not included in the Audit, Audit-Related, and Tax categories. Such services include licensing of technical accounting libraries and tools and permissible advisory, consulting, and outsourcing services.

The Audit Committee has adopted procedures for the approval of PwC’s services and related fees. Each year, the Audit Committee discusses the scope of the audit plan with PwC and all audit and audit-related services, tax services, and other services for the upcoming fiscal year are provided to the Audit Committee for pre-approval. The services, which may be provided in the upcoming twelve-month period, are grouped into significant categories substantially in the format shown above.

The Audit Committee is updated on the status of all PwC services and related fees on a periodic basis or more frequently as matters warrant. In 2024 and 2023, the Audit Committee pre-approved all audit, audit-related, tax and other services performed by PwC. As set forth in the Audit Committee Report below, the Audit Committee has considered whether the provision of non-audit services by PwC is compatible with maintaining auditor independence and has determined in the affirmative with respect to the services provided in 2024.

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Audit Committee Report

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), and to select the Company’s independent auditor for ratification by shareholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles, and internal controls. The Company’s independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2024 with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. In addition, the Audit Committee has taken the following steps in making its recommendation that the Company’s financial statements be included in the Annual Report:

●	First, the Audit Committee discussed with PwC those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.
●	Second, the Audit Committee discussed with PwC its independence and received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether, and concluded that, PwC’s provision of other non-audit services to the Company is compatible with the auditor’s independence.
●	Third, the Audit Committee met periodically with members of management, including the head of the Company’s internal audit and internal controls functions, and PwC to review and discuss internal control over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2024, as well as PwC’s report regarding the effectiveness of internal control over financial reporting.
●	Finally, the Audit Committee reviewed and discussed with the Company’s management and PwC the Company’s audited financial statements as of and for the year ended December 31, 2024, including the acceptability and appropriateness of the accounting principles applied, the reasonableness of significant judgments, and the clarity of the disclosure.

The Audit Committee also discussed with the head of the Company’s internal audit department and PwC the overall scope and plans of their respective audits. The Audit Committee meets periodically with both the head of the internal audit department and PwC, with and without management present, to discuss the results of their examinations and their respective evaluations of the Company’s internal control over financial reporting.

In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports, and statements presented to them by Company management and by PwC as the Company’s independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s financial statements be included in the Annual Report. The Audit Committee has also approved the selection of PwC as the Company’s independent registered public accounting firm for fiscal year 2025.

The Audit Committee

Michael Hanley, Chair
Jacques Aigrain
Anthony Chase
Claire Farley
Bridget Karlin

40	LyondellBasell | 2025 Proxy Statement

Item 6

Advisory Vote on Executive Compensation (Say-On-Pay)

The Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

We believe that our executive compensation program supports our executive compensation philosophy and goals, drives performance, encourages an appropriate sensitivity to risk, and increases shareholder value. Our philosophy, which is set by the C&TD Committee, is intended to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate, and retain high-caliber executives who are crucial to our long-term success.

A significant portion of the total compensation opportunity for each of our executives is directly tied to the Company’s progress against our strategic, operating, sustainability and safety goals.

We implement our philosophy and achieve our program goals by following certain key principles, including:

●	positioning total direct compensation and each individual element of executive compensation near the median of our peer group companies, with consideration given to the relative complexity of comparable executive roles;
●	aligning short-term incentive awards with annual operating, financial, and strategic objectives, while taking into account the realities of a cyclical industry and rewarding differential performance rather than favorable or unfavorable market circumstances; and
●	rewarding absolute and relative performance over time through long-term equity incentive awards.

Results of Last Year’s Say-On-Pay Vote

Our executive compensation program received substantial shareholder support and was approved, on an advisory basis, by approximately 98% of votes cast at the 2024 annual general meeting of shareholders. Our C&TD Committee and Board believe this level of approval of our executive compensation program demonstrates our shareholders’ strong support of our compensation philosophy and goals and the decisions made by the C&TD Committee. They also believe the consistently high level of shareholder support for our executive compensation is a result of our C&TD Committee’s commitment to compensating our executives in a manner that ensures a strong link between pay and performance and is reflective of our philosophy and goals, market best practices, and strong shareholder engagement.

Pay for Performance in 2024

The C&TD Committee believes that the compensation of our Named Executive Officers for 2024 is reasonable, appropriate, and supported by the Company’s performance. The C&TD Committee works to ensure management’s interests align with increasing shareholder value. The Board requests that you consider the structure of our executive compensation program in connection with our 2024 performance, which is more fully discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement that follows. The CD&A explains how we implement our compensation philosophy and goals and how we apply these principles to our compensation program. For additional information, see the section of this proxy statement titled “Pay Versus Performance” on page 77.

2025 Proxy Statement | LyondellBasell	41

2025 Advisory Vote on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, we are requesting that shareholders vote on an advisory basis to approve the compensation of our Named Executive Officers in 2024, as described in this proxy statement. Shareholders have the opportunity to share their opinion regarding our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s proxy statement for the 2025 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosure.”

Although the advisory vote is non-binding, the Board values our shareholders’ opinions. The C&TD Committee will review the results of the vote and consider shareholders’ input when considering future decisions regarding our executive compensation programs. If you have concerns relating to our executive compensation programs, we encourage you to contact us because a vote against this proposal will not provide the C&TD Committee with information about shareholders’ specific concerns.

The Company provides for annual say-on-pay votes, and the next say-on-pay vote will occur at our 2026 annual general meeting of shareholders. In accordance with SEC rules, shareholders will be given an opportunity to express their views on whether the practice of annual say-on-pay votes should be maintained at our 2029 annual general meeting of shareholders.

42	LyondellBasell | 2025 Proxy Statement

Compensation Discussion and Analysis

This section explains the decisions made concerning the compensation of the Company’s Named Executive Officers (“NEOs”) for fiscal year 2024. It also describes the Company’s compensation philosophy, our executive compensation program, the process our C&TD Committee followed, and the factors the C&TD Committee considered in determining the amount of compensation awarded. Our NEOs for 2024 are Peter Vanacker, the Company’s CEO; Michael McMurray, the Company’s former CFO; and the three other most highly compensated executive officers of the Company in 2024. Their titles are provided below.

Peter Vanacker	Michael McMurray	Torkel Rhenman	Kimberly Foley	Jeffrey Kaplan
CEO	Former EVP and CFO(1)	EVP – Advanced Polymer Solutions	EVP – Olefins & Polyolefins and Refining	EVP and General Counsel

(1)	Mr. Agustin Izquierdo succeeded Mr. McMurray as our EVP and CFO effective as of March 1, 2025. Mr. McMurray will continue in an advisory role at the Company until March 1, 2026.

2025 Proxy Statement | LyondellBasell	43

Executive Summary

2024 Performance Highlights

$1.4 B	$4.3 B	$3.8 B	$1.9 B
Net Income	EBITDA ex. Identified Items(1)	Cash from Operating Activities	Returned to Shareholders

LYB faced challenging market conditions in 2024 head on, executing our strategy with discipline and focusing on delivering long-term value. We navigated a prolonged global down cycle and volatile market conditions, generating resilient results and positioning LYB for future sustainable growth. We also continued our track record of delivering solid returns to shareholders, marking our fourteenth consecutive year of annual dividend growth and returning $1.9 billion through dividends and share repurchases.

Sharpening our focus. Last year, we continued to focus on our three strategic pillars, unlocking value for shareholders and throughout LYB by (1) Growing and upgrading the core, (2) Building a profitable CLCS business, and (3) Stepping up performance and culture. We grow and upgrade the core by focusing on, investing in, and developing businesses where we have competitively advantaged technologies in strategic geographies. By taking an active approach to portfolio management, we are able to monetize divestitures, free up working capital, and reduce capital expenditures to support reinvestment in high-return opportunities. In 2024, we closed the divestiture of our ethylene oxide and derivatives business and completed the acquisition of our new propylene and polypropylene joint venture in Saudi Arabia. We also launched a strategic review of European assets in our Olefins & Polyolefins and Intermediates & Derivatives business segments in May 2024. In the first quarter of 2025, we ceased operations at our Houston refinery and are evaluating multiple options to transform the site for future growth. This year, we will continue to sharpen our focus and build on our legacy strengths with a disciplined approach to growth and expansion.

Providing sustainable solutions. In 2024, we continued to invest in building a profitable CLCS business to provide sustainable solutions at scale and create value while pursuing our climate and circularity ambitions. We began construction of our first catalytic chemical recycling plant in Wesseling, Germany.  We acquired APK AG in Merseburg, Germany, allowing us to integrate its unique solvent-based low-density polyethylene recycling technology into our comprehensive portfolio for building a profitable CLCS business. We also commenced preliminary development of integrated hub models in Cologne, Germany and Houston, Texas, acquired mechanical recycling assets in Southern California, formed a plastics recycling joint venture in Southern China, and started operations at our Source One Plastics joint venture’s plastic waste sorting and recycling facility in Eicklingen, Germany. In 2024, we secured power purchase agreements (PPAs) with an aggregate generation capacity that will enable us to meet our goal of procuring at least 50 percent of our electricity from renewable sources by 2030, based on 2020 procured levels.

Safety. In 2024, our employees and contractors demonstrated their commitment to outstanding safety performance. We achieved a total recordable incident rate (“TRIR”) of 0.127, our second-lowest year for the company, and a process safety incident rate (“PSIR”) of 0.021. Even as LYB continues to grow, we achieved the lowest number of injuries in company history. 70 of our manufacturing sites achieved GoalZERO (zero injuries, zero incidents and zero accidents), and 72 manufacturing sites were injury-free.  We also achieved significant reductions in the occurrence of process safety events and environmental release events through effective execution of key site improvement plans.

Pay for Performance. The Company paid 2024 annual bonuses at 104% of target, reflecting challenging market conditions that impacted our EBITDA, offset by strong performance under our Safety and Value Creation targets and achievement of key sustainability milestones. There was 79% payout under the Company’s PSUs for the three-year performance period ended December 31, 2024 reflecting the fact that the Company’s total shareholder return (“TSR”) was negative but fell in the upper half of selected peers and the Company’s free cash flow (“FCF”) per share fell below the target set by our C&TD Committee due to the challenging market environment in 2024. The performance metrics under the Company’s annual bonus program and PSUs are further described under “2024 Executive Compensation Decisions in Detail.” Our executives’ annual bonuses, including their individual performance ratings, reflect our safety performance, their leadership, and their actions in support of our strategy, including our climate, circularity and culture initiatives.

(1)	See Appendix A for information about our non-GAAP financial measures and a reconciliation of net income to EBITDA, including and excluding identified items. Identified items include adjustments for LCM, gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs.

44	LyondellBasell | 2025 Proxy Statement

Key Compensation Practices

Our executive compensation practices support our pay for performance philosophy, align our executives’ interests with those of our shareholders, and reflect best governance without encouraging unnecessary risk-taking.

What We Do	What We Don’t Do

Pay for performance. We tie a significant amount of compensation to our financial, business, strategic, safety, and sustainability goals.

Emphasize long-term performance. We balance long-term and short-term incentives and use long-term equity incentive awards, including PSUs and RSUs, to reward sustained long-term performance.

Double-trigger vesting. We provide for “double-trigger” vesting in connection with any change-in-control event.

Clawbacks. We have a robust clawback policy so we can recover performance-based compensation in certain circumstances.

Share ownership guidelines. We restrict our executives’ and directors’ ability to sell shares unless they first meet robust share ownership guidelines. We do not count PSUs or stock options toward compliance with these guidelines.

Prohibiting Insider Trading Policy. We have a policy for directors, executives, and employees designed to prevent insider trading and require preclearance for transactions in LYB shares and 10b5-1 plans for insiders.

Independent compensation consultant. We engage an independent consultant to advise on executive compensation matters, and our independent C&TD Committee meets regularly with the consultant in executive session.

Peer group benchmarking. We use appropriate peer groups when establishing compensation.

Annual say-on-pay. We hold an annual say-on-pay advisory vote.

Excise tax gross-ups. We do not provide for excise tax gross-ups in connection with change-in-control events or terminations.

Hedging or pledging. We do not allow our officers and directors to hedge or pledge our stock.

Guaranteed bonuses. We do not pay guaranteed bonuses.

Automatic compensation increases. We do not automatically increase executive base salaries each year or make lock-step changes in compensation based on peer group compensation levels or metrics.

Reprice or exchange underwater options. We do not permit option repricing or the buyout of underwater options without shareholder approval.

Say-on-Pay and Shareholder Outreach

Our executive compensation program has received substantial and consistent shareholder support over the past several years. At the 2022, 2023, and 2024 annual general meetings of shareholders, approximately 97%, 98%, and 98% of votes were cast in favor of our executive compensation program, respectively. Our C&TD Committee and Board believe that the consistent high level of support from our shareholders is a result of our commitment to ensuring that our executives are compensated in a manner that provides a strong link between pay and performance.

The C&TD Committee and Board value our shareholders’ insights and are committed to ongoing, regular dialogue with shareholders regarding executive compensation, among other matters. We consider shareholder feedback, evolving business needs, and our desire to maintain a strong link between executive pay and performance when evaluating our compensation program.

Recent Shareholder Support for Say-on-Pay
98%	98%	97%
2024	2023	2022

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Noteworthy C&TD Committee Actions Since January 2024

Our C&TD Committee is responsible for determining the compensation of our executive officers and designing our executive compensation program. The Committee, together with its independent compensation consultant, continually reviews compensation trends and best practices, discusses shareholder and employee feedback on the Company’s compensation programs, and considers the Company’s talent development goals and business needs. Since January 1, 2024, the Committee and the Board of Directors took several noteworthy actions in relation to the Company’s compensation programs:

2024 Highlights – LTI Program Updates

LTIP Vehicle Mix

For the 2024 LTI program, the C&TD Committee approved changes to eliminate stock options from the pay mix and grant LTI in the form of 60% PSUs and 40% RSUs. We believe that this mix of long-term incentives better ties compensation to achievement of performance targets and encourages executives to increase shareholder value over the long term while supporting talent retention. Outstanding options granted in 2023 and earlier vest ratably over three years and expire ten years from the date of grant.

In addition, the C&TD Committee changed RSU vesting under the LTI plan from three-year cliff vesting (for RSUs granted in 2023 and earlier) to three-year ratable vesting (for RSUs granted in 2024 and beyond). We believe that ratable vesting is more in line with the market and enhances employee retention while promoting gradual equity ownership.

Continued Focus on Safety and Sustainability

For 2024, 30% of the total payout under the STI program (20% Safety and 10% Sustainability) reflects the Company’s ongoing commitment to safety, accountability and timely delivery of our climate and circularity goals.

Safety. In 2024, we achieved a total recordable incident rate (“TRIR”) of 0.127, our second-lowest year for the company, and a process safety incident rate (“PSIR”) of 0.021. We also achieved the lowest number of injuries in our history. 70 of our manufacturing sites achieved GoalZERO (zero injuries, zero incidents and zero accidents), and 72 manufacturing sites were injury-free. Our safety performance reflects the hard work and dedication of our employees and contractors, as well as our culture of operational excellence and accountability.

Sustainability. Under our sustainability metric, payout is based on the accomplishment of key milestones approved by the C&TD Committee. We believe that the sustainability metric incentivizes accountability and timely delivery of our climate and circularity goals. For 2024, we focused on three milestones: (1) execute Power Purchase Agreements with a cumulative volume of 700 GW of renewable electricity capacity; (2) leverage transformation projects to improve energy efficiency by 1% from a 2021 baseline; and (3) produce and market 180kt of recycled and renewable-based polymers in 2024.(1) Target performance levels for each milestone are summarized under “—2024 Executive Compensation Decisions in Detail—2024 Annual Bonus Payments—Company Performance” on page 50.

Value Creation Target

In February 2024, the C&TD Committee set the incremental Value Creation target for our STI program at $600 million recurring annual EBITDA by the end of 2024 to advance the Company’s goal of delivering approximately $760 million of net income, or $1 billion of recurring annual EBITDA, by the end of 2025 under our Value Enhancement Program.(2) The C&TD Committee is committed to ensuring this target is rigorous and incentivizes reaching important milestones in our Value Enhancement Program, which generated results that exceeded our previous forecasts for 2023.

(1)	Production and marketing includes (i) joint venture production marketed by LYB plus our pro rata share of the remaining production produced and marketed by the joint venture, and (ii) production via third-party tolling arrangements.
(2)	Year-end run-rate is estimated based on 2017-2019 mid-cycle margins and modest inflation relative to a 2021 baseline. See Appendix A for information about our non-GAAP financial measures.

46	LyondellBasell | 2025 Proxy Statement

What Guides our Program

Executive Compensation Philosophy

Our executive compensation program is designed to:

●	Take into account the realities of a cyclical, commodity industry and reward differential performance
●	Align the interests of management with those of our shareholders
●	Encourage both short-term and long-term results
●	Attract, retain, and incentivize the highest caliber team possible
●	Enable us to pay high achievers above-market median compensation based on individual performance, potential, and impact to the Company’s results
●	Recognize and maintain the Company’s market-leading position in health and safety
●	Emphasize the Company’s deep commitment to sustainability and increase focus on value creation

Components of Executive Compensation

Our compensation program is structured to incorporate the following compensation components:

	Base Salary	Short-Term Incentives	Long-Term Incentives
	Cash	Cash	PSUs (60%)	RSUs (40%)
Timing	Annual	Annual	Three-year performance period	RSUs granted in 2024 and beyond vest ratably over three years; RSUs granted in 2023 and earlier cliff vest after three years
Metrics	Determined when executives are hired or promoted into their position and reviewed annually. Individual performance is a key driver of any annual base salary adjustment. Increases are not guaranteed and must be approved by the C&TD Committee.

Payout from 0 to 200% of target based on individual performance (for executives other than the CEO), and company performance in:

●  Business results (60%)

●  Safety (20%)

●  Sustainability (10%)

●  Value Creation (10%)

			Target value at grant is determined as a percentage of base salary. Payout from 0% to 200% of target based on relative TSR and FCF per share performance over a three-year period. Relative TSR measure capped at 100% if TSR is negative.	Target value at grant is determined as a percentage of base salary. Value delivered through long-term stock price performance.
Rationale	Provides competitive levels of fixed pay to attract and retain executives.	Attracts and motivates executives by aligning compensation with key annual objectives and the results that are achieved.	Links executive compensation to long-term performance through key performance metrics and stock price, balancing internal and market-based measures.	Encourages executives to increase shareholder value over the long term and supports talent retention.
	Fixed	Performance-Based		Variable

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Compensation Mix

Our executive compensation program emphasizes the alignment of pay with performance and shareholder value creation, and the mix of compensation components for our NEOs is heavily weighted toward performance-based and variable compensation. Our CEO’s compensation package emphasizes performance-based and variable compensation even more than those of the other NEOs to reflect the fact that the CEO’s actions have the greatest influence on the Company’s overall performance. For 2024, the Total Target Direct Compensation (“TTDC”) of our NEOs was as follows:

CEO	All other NEOs

The Decision-Making Process

The C&TD Committee oversees our executive compensation program, working closely with its independent consultant to ensure the effectiveness of the program throughout the year.

Responsible Party	Primary Roles and Responsibilities
C&TD Committee (100% independent directors)

●

Responsible for determining the compensation of our executive officers (including the NEOs) and designing our executive compensation program

●

With input from the Committee’s independent compensation consultant, annually conducts a comprehensive analysis and assessment of our executive compensation program, including an evaluation of each component of target compensation for our executive officers, and approves TTDC for the coming year

●

Approves performance metrics and target performance levels for the Company’s STI program and performance-based equity grants, after receiving input from management and other committees

Other Independent Members of Board of Directors

●

Non-executive members of the Board, including the Chair, review and provide input on the C&TD Committee’s decisions relating to the compensation of our executive officers

●

HSE&S Committee provides input regarding the design and payout for annual safety and sustainability performance metrics

Chief Executive Officer

●

Each year, presents the C&TD Committee with recommendations regarding the compensation of each of the other executive officers (including the other NEOs). These recommendations are based on his assessment of each executive’s performance, the performance of the executive’s business unit or function, benchmark information, and retention risk

●

Provides input on the overall executive compensation program design

●

The C&TD Committee reviews CEO recommendations and makes adjustments as it deems appropriate. The CEO does not have any role in the Committee’s determination of his own compensation

Independent Compensation Consultant (Pearl Meyer)

●

Retained by the C&TD Committee, after assessment of the firm’s independence and determining that the engagement of Pearl Meyer did not raise any conflict of interest or other concerns, to provide advice regarding executive compensation matters

●

Advises on the design of our executive compensation program and evolving industry practices

●

Provides market data and analysis regarding the competitiveness of our executive compensation program

●

Evaluates proposed compensation decisions and program updates

●

Attends regularly-scheduled meetings of the C&TD Committee and telephone conferences with members of the Committee or its Chair throughout the year to assist with the review and discussion of executive compensation matters

48	LyondellBasell | 2025 Proxy Statement

Competitive Positioning and Our Peer Group

Annually, the C&TD Committee reviews the TTDC for each of our executive officers, which includes base salaries, target bonuses, and the grant date value of long-term incentive awards. The Committee strives to set our NEOs’ TTDC and each individual component of executive compensation near the median compensation levels of our peer group companies, while considering other factors described below. A large portion of the TTDC opportunity for our NEOs is directly tied to the achievement of financial and operational metrics that measure our performance in both absolute terms and relative to peers.

The Committee reviews publicly available financial and compensation information reported by our peer group companies (described below) and general survey data. The survey data used to inform the Committee’s 2024 compensation decisions was collected from the 2023 Willis Towers Watson Executive Compensation Database. This survey data reflects a combination of general industry and chemical industry compensation for executives with responsibilities similar to those of our executives.

The Committee reviews the peer group and survey data to determine the median compensation for each executive’s position and then sets each executive’s base salary and compensation targets for the current year. This generally involves establishing an annual bonus target and the target value of LTI awards as a percentage of base salary. Median compensation is used as a reference point for pay recommendations. Actual pay and targets vary from median based on the executive’s industry experience; experience and performance in his or her role and at the Company; value of the role to the Company; internal pay parity among our executives; and any other factors the Committee deems relevant.

The compensation peer group is also used more generally when the Committee reviews our compensation program design, including the types of compensation awarded and the terms and conditions of compensation components.

Our 2024 Peer Group

The C&TD Committee conducts an annual review of the Company’s executive compensation peer group to determine if any changes are necessary. In choosing our peers, the Committee involves management and uses research and advice from the Committee’s independent compensation consultant and considers companies that operate in similar industries or are identified as potential competitors for business or talent, with consideration given to company size and comparability of financial, operating and business considerations.

The C&TD Committee believes the 18-company peer group below represents a reasonable balance in terms of industry mix and financial size while providing a robust set of data points for benchmarking executive pay. In September 2023, the Committee reviewed and approved continuing to use the 2023 peer group for 2024.

3M Company Archer-Daniels-Midland Company Caterpillar Inc. Cummins Inc. Deere & Company	Dow Inc. DuPont de Nemours, Inc. General Dynamics Corporation HF Sinclair Corporation	Honeywell International Inc. International Paper Company Johnson Controls International Linde plc Marathon Petroleum Corporation	Phillips 66 PPG Industries, Inc. The Sherwin-Williams Company Valero Energy Corporation

The 2024 peer group reported 2024 revenue that ranged from approximately $12.4 billion to $143.2 billion, with a median revenue of approximately $36.3 billion. In comparison, the Company’s 2024 revenue was approximately $40.3 billion. The 2024 peer group was used to develop the market data and benchmarking materials that were provided to the C&TD Committee to assist with the 2024 decision-making process.

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2024 Executive Compensation Decisions in Detail

The compensation of our executive officers, including our NEOs, is reviewed and approved by the C&TD Committee at the time of each executive’s hiring or promotion and annually during a regularly scheduled meeting held in February. Decisions are made based on the Company’s and each executive’s performance in the prior year, other than with respect to PSU payouts, for which decisions are based on Company performance over a three-year period. February 2024 compensation decisions included the approval of 2024 base salaries; target values, criteria and metrics for the 2024 annual bonuses to be paid in 2025; and 2024 grants of annual long-term incentive awards, including PSUs and RSUs, as described on page 55. In February 2025, the Committee approved payout of 2024 annual bonuses and the percentage earned for the PSUs granted in 2022 with a performance period that ended December 31, 2024.

2024 Base Salaries

The table below shows the base salaries for our NEOs in 2023 and 2024. Salary changes are generally approved at the C&TD Committee’s February meeting and effective on April 1. The Committee reviews market data and considers internal pay parity when making its decisions. The Committee also considers each executive’s performance during the prior year, any changes in responsibilities, and the executive’s time in role. The 2024 salary increases for Messrs. McMurray and Kaplan, each effective April 1, 2024, represented annual salary adjustments to maintain market competitiveness. The 2024 salary increase for Ms. Foley, effective April 1, 2024, reflects her appointment as EVP, O&P and Refining following the departure of Mr. Ken Lane in March 2024.

Name	2023 Base	2024 Base	Increase
Peter Vanacker	$1,450,000	$1,450,000	—
Michael McMurray(1)	$850,000	$879,750	3.5%
Torkel Rhenman	$800,000	$800,000	—
Kimberly Foley	$700,000	$775,000	10.7%
Jeffrey Kaplan	$740,000	$765,900	3.5%
(1)	Mr. McMurray retired from his position as CFO effective March 1, 2025.

2024 Annual Bonus Payments

The Company’s annual bonus program rewards participants for achieving the Company’s annual objectives. Under this short-term incentive, or STI, program, the C&TD Committee establishes metrics and target performance levels and sets a target bonus, determined as a percentage of base salary, for each executive. In 2024, our NEOs’ target bonuses were as follows.

Name	2023 Target Bonus (% of salary)	2024 Target Bonus (% of salary)
Peter Vanacker	160%	170%
Michael McMurray(1)	95%	95%
Torkel Rhenman	95%	100%
Kimberly Foley	95%	100%
Jeffrey Kaplan	90%	90%
(1)	Mr. McMurray retired from his position as CFO effective March 1, 2025.

The amount of target bonus earned depends on the C&TD Committee’s determination of Company and individual performance under each of the STI program metrics. STI awards for 2024 were calculated in the same manner as in 2023.

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Company Performance – Payout at 104% of Target

Payout for the Company performance component of the 2024 STI award was based on achievement of target performance levels for four metrics: business results, value creation, safety performance, and sustainability, weighted as described below.

Component and weighting	Threshold	Target	Maximum	Payout
Business Results
				62%
Value Creation
				200%
ESG
Safety Performance
				153%
Sustainability

10%

Renewable energy (33.3%)
Execute power purchase agreements with cumulative value of 700 GW of renewable electricity

Produce and market recycled and renewable-based polymers (33.3%)
Produce and market 180kt globally in 2024(3)

Energy efficiency (33.3%)
Progress energy efficiency projects to improve energy efficiency by 1%, relative to a 2021 baseline

Actual Result: 2042 GW
200%
0 GW
700 GW
1500 GW
Actual Result: 203kt
139%
80kt
150kt
200kt
Actual Result: 1.5%
0%
0.5%
1%
1.5%
2%
151%
Payout
0%
100%
200%

				163%
OVERALL PAYOUT				104%
(1)	Mr. Vanacker’s STI payouts are based entirely on Company performance. There is no individual performance component for the CEO.
(2)	Overall payout under the STI program will not exceed 200% of an individual’s target bonus.
(3)	Production and marketing includes (i) joint venture production marketed by LYB plus our pro rata share of the remaining production produced and marketed by the joint venture, and (ii) production via third-party tolling arrangements.

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Business Results (60%)

WHY EBITDA?

We believe that EBITDA is the financial measure that best enables shareholders to gauge our profitability and assess our business results. We determine performance under this metric by comparing EBITDA excluding identified items(1) to our annual EBITDA budget, after making certain non-discretionary adjustments at the end of the year to account for market tailwinds and headwinds. Our aim is to ensure that our compensation rewards differential rather than circumstantial performance. These adjustments are approved by the C&TD Committee to ensure they are rigorous and support the alignment of pay and performance.

Payout at 62% of target was based on 2024 EBITDA excluding identified items that came in below the Company’s adjusted EBITDA budget for the year by 5.7%. We define EBITDA as Income from continuing operations before interest expense (net), provision for (benefit from) income taxes and depreciation and amortization. Identified items include the gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs. At the C&TD Committee’s discretion, the Company’s annual EBITDA excluding identified items may be adjusted for the impact of certain extraordinary events during the year. For 2024, the C&TD Committee approved adjustments for LIFO inventory valuation and the impact of weather events and refinery closure costs.

EBITDA Budget Adjustments

At its regularly scheduled November 2023 meeting, the Board reviewed the Company’s annual EBITDA budget for the coming year and, the following February, approved the final annual EBITDA target. After completion of the year, and in order to ensure that our executives are compensated on the basis of differential rather than circumstantial performance, the Company’s EBITDA budget may be adjusted in four primary ways. These adjustments can increase the EBITDA budget in an upcycle or lower the budget in a downturn and are used as a tool to ensure the Committee pays for actual performance, not performance due to the volatility and cyclicality of the chemicals industry, which is heavily influenced by energy prices.

Specifically, these adjustments account for (i) differences between actual market margins or spreads and budget assumptions, (ii) movements in foreign-exchange rates, the mark-to-market of certain assets (e.g., precious metals), and the same fixed cost exclusions taken into account when measuring the Company’s cost performance, (iii) LIFO inventory valuation adjustments, and (iv) the budget impact of significant unanticipated events. All adjustments are reviewed and approved by the C&TD Committee and are subject to certain thresholds before an adjustment will be considered. Adjustments for actual market margins or spreads are calculated using independent third-party sources whenever available, including IHS Markit (IHS) and Phillip Townsend Associates (PTAI). No market adjustments are made for businesses that do not have market references, including our Advanced Polymer Solutions (APS) and Technology segments. In 2024, additional adjustments were made for volume, margin and fixed costs impacts related to the Texas winter freeze and Hurricane Beryl.

The table below summarizes the approved adjustments, both positive and negative, to the Company’s 2024 EBITDA budget by segment, which collectively decreased the EBITDA budget by 11.7%. To avoid disclosing competitively-sensitive information, we do not provide specific details on market impacts.

Segment(s)	Description of EBITDA Budget Adjustments
Olefins & Polyolefins – Americas	Ethylene cash margin (IHS), polyethylene spread (PTAI), and polypropylene spread (PTAI)
Olefins & Polyolefins – Europe, Asia, International	EU ethylene variable margin (typical naphtha cracker), polyethylene spread (PTAI), polypropylene spread (PTAI), mark-to-market of joint ventures available-for-sale financial assets, and foreign exchange impact
Intermediates & Derivatives	U.S. methanol variable margin (IHS), styrene raw material margin (IHS), MTBE raw material margin (IHS), mark-to-market of precious metals, and foreign exchange impact
Refining	Maya 2-1-1 crack spread (net of RINs), co-product spread, and mark-to-market to hedge
All	Foreign-exchange rate impacts, mark-to-market adjustments, and fixed cost exclusions
	Net EBITDA Budget Impact	11.7%
(1)	See Appendix A for information about our non-GAAP financial measures and a reconciliation of net income to EBITDA, including and excluding identified items. Identified items include adjustments for LCM, gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs.

52	LyondellBasell | 2025 Proxy Statement

Value Creation (10%)

WHY VALUE CREATION?

We aim to align executive compensation with the Company’s evolving strategy and vision, which focuses on capturing value, improving agility and accelerating innovation. We believe our value creation metric incentivizes employees to bring forth new financial value creating ideas and initiatives in line with our new culture.

Payout under the value creation metric is determined by the achievement of incremental EBITDA targets supporting our goal of delivering up to $1 billion in recurring annual EBITDA(1) improvement by the end of 2025. Payout at 200% of target reflects 2024 recurring annual EBITDA(1) exit run-rate of over $800 million, exceeding our target of $600 million, bringing us closer to delivering on our long-term VEP goal.

Safety Performance (20%)

WHY SAFETY PERFORMANCE?

Operating in a safe, reliable manner protects our employees, our assets, and the communities in which we operate. We believe our focus on safety performance is the right thing to do, and it helps contain costs of operations and avoid operational upsets and reputational harm.

The C&TD Committee primarily considers the Company’s performance in personal safety (50%) and process safety (50%) and has discretion to adjust the resulting payout to account for environmental incidents and extraordinary trends and circumstances. Personal safety is measured by the Company’s total recordable incident rate (“TRIR”), calculated as the number of injuries per 200,000 hours worked. Process safety is measured by the Company’s process safety incident rate (“PSIR”), which represents the number of Tier 1 incidents, as measured by the American Chemistry Council, per 200,000 hours worked. In 2024, the Company achieved TRIR of 0.127 and PSIR was 0.021, resulting in overall payout at 153% of target.

Sustainability (10%)

WHY SUSTAINABILITY?

To tackle the global challenges of plastic waste and climate change, we set 2030 goals to reduce our absolute scope 1 and 2 emissions by 42% and absolute scope 3 emissions by 30%. We also set a goal to produce and market at least 2 million metric tons of recycled and renewable-based polymers annually by 2030.(2) We believe that the sustainability metric incentivizes accountability and timely delivery of our climate and circularity goals.

The C&TD Committee considers the Company’s achievement of key milestones supporting our sustainability goals. For 2024, the Committee set goals to achieve certain milestones, with target (100%) performance summarized below. Payout at 163% of target reflected the Company’s delivery on these goals.

Milestone	Result
Execution of power purchase agreements Execute PPAs with cumulative volume of 700 GW of renewable energy capacity	200% of target: Signed PPAs with a combined renewable energy capacity of 2042 GW
Implementation of energy efficiency projects Progress energy efficiency projects to improve energy efficiency by 1%	151% of target: Completed projects improving energy efficiency by 1.5%
Recycled and renewable-based polymers Produce and market 180kt of recycled and renewable-based polymers(d)	139% of target: Produced and marketed 203kt of recycled and renewable-based products(1)
(1)	See Appendix A for information about our non-GAAP financial measures.
(2)	Production and marketing includes (i) joint venture production marketed by LYB plus our pro rata share of the remaining production produced and marketed by the joint venture, and (ii) production via third-party tolling arrangements.

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Individual Performance

The payouts awarded for the individual performance component of the NEOs’ STI award reflect their individual contributions to achieving successful Company performance, whether they achieved or exceeded expectations for their respective roles, and any other significant factors during the year, such as special projects, challenges, or other performance issues. Individual performance ratings range from 0 to 200%.

Name	Individual Target Bonus		Company Performance Component				Individual Performance Component				STI Payout (as a % of salary)	STI Payout
Peter Vanacker	170%	x	104%							=	177%	$2,563,600
Michael McMurray(1)	95%	x	( (104%	x	75%)	+	(180%	x	25%) )	=	117%	$1,027,988
Torkel Rhenman	100%	x	( (104%	x	75%)	+	(90%	x	25%) )	=	101%	$804,000
Kimberly Foley	100%	x	( (104%	x	75%)	+	(150%	x	25%) )	=	116%	$895,125
Jeffrey Kaplan	90%	x	( (104%	x	75%)	+	(150%	x	25%) )	=	104%	$796,153
(1)	Mr. McMurray retired from his position as CFO effective March 1, 2025.

The C&TD Committee has determined that our CEO’s payout under the STI program should be directly tied to, and determined by reference to, Company performance. There was no individual performance component to Mr. Vanacker’s annual STI award. The Committee’s evaluation of each other NEO’s individual performance is described below.

Mr. McMurray’s individual performance rating of 180% is the result of his outstanding leadership of the finance function. In 2024, he helped LYB navigate a challenging market environment, capitalizing on near-term opportunities without loosing focus on long-term goals. He served as a trusted partner to our CEO in successfully driving implementation of our new strategy, and was instrumental to the launch of two new strategic initiatives. He also served as the co-sponsor of the successful VEP initiative. He implemented an effective capital allocation strategy, growing the quarterly dividend by 7% through excellent cash flow management and resilient free cash flow, and achieved TSR results in line with our peers in a challenging market environment. He also proactively drove the M&A agenda to support the Company’s portfolio optimization, vastly improving the organization’s M&A capabilities. He invested heavily in developing his organization’s talent, implementing individualized development plans for top potential employees, improving bench strength, and assisting with succession planning for the CFO role.

Mr. Rhenman’s individual performance rating of 90% reflects his leadership of the Advanced Polymer Solutions (“APS”) segment in the face of challenging headwinds in the automotive industry. In 2024, he continued to lead the segment in navigating the APS asset restructuring to lower costs and improve customer service levels. He progressed circular APS solutions offerings at OEMs, leading to strong growth and value creation, and drove the APS “At Your Service” transformation, significantly improving the APS net promoter score. He contributed to the success of the VEP, identifying and implementing projects within APS with the potential to deliver additional recurring EBITDA. He also continued to focus on safety, improving segment TRIR substantially by 33% to industry-leading levels. He upgraded APS leadership through critical changes and strengthened the succession plan. Despite these efforts, for 2024, business results did not meet the performance plan expectations.

Ms. Foley’s individual performance rating of 150% is the result of her seamless transition to leadership of the Olefins & Polyolefins (“O&P”) and Refining segments. After her appointment in March 2024, she completed onboarding and assumed global leadership of the O&P business unit, progressing several significant M&A projects and other strategic priorities, including the European strategic review, the NATPET joint venture acquisition, the Houston refinery transformation, a global polypropylene business strategy review, and development of net zero pathways for several sites. She played a key leadership role in accelerating technology improvements for existing projects. Through active management, and despite an already reduced-cost budget, she further reduced fixed costs by $85 million in 2024. She contributed significantly to the success of the VEP and other value creation initiatives. She also actively engaged with investors through investor relations roadshows and earnings calls.

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Mr. Kaplan’s individual performance rating of 150% reflects his leadership of the legal, enterprise risk management (“ERM”), real estate and procurement functions. In 2024, the scope of his role was expanded to include leadership of the procurement function, which he smoothly integrated into his responsibilities. Through his leadership and messaging, he helped drive a positive cultural shift in the procurement function, improving efficiency, focusing on bottom-line performance, and making good progress on VEP initiatives. He improved the Company’s risk management processes and preparedness, including improving our ransomware response capabilities through the integration of our cybersecurity, corporate HSE, legal and ERM functions. In his role as General Counsel, he continued to effectively manage the Company’s litigation risks and achieved successful resolution for several significant disputes. He also oversaw the planning, design and construction of the new Houston headquarters.

2024 Long-Term Incentives

2024 Grants of Awards

The long-term incentive awards granted to the NEOs in 2024 included PSUs (60%) and RSUs (40%). The allocation among these types of awards was determined by the C&TD Committee to be the most appropriate split between equity that is performance-based (PSUs) and time-based (RSUs). RSUs granted for 2022 and 2023 cliff vest after three years while RSUs granted in 2024 and beyond vest ratably over a three-year period. The C&TD Committee believes this mix balances executive retention with the ability to offer partial, near-term vesting to potential executive hires.

Performance-based awards that pay out at 0 to 200% of target based on the Company’s TSR over a three-year period and free cash flow per share relative to long-range plan projections. PSUs reward our executives if our performance over the period compares favorably to peers and expectations.
Time-based awards that vest ratably over three years. RSUs provide retention value and encourage executives to consider the Company’s long-term success, strengthening the alignment between their interests and those of our shareholders.

The value of long-term incentive awards granted to the NEOs is determined as a percentage of base salary. The C&TD Committee reviews the target awards annually and recommends changes based on the executive’s time and experience in the position, changes in job responsibilities, and market data. At the February 2024 C&TD Committee meeting, it was determined that Mr. Kaplan would receive an increase in LTI target percentage in order to reflect his assumption of leadership for the Procurement function in addition to his existing responsibilities.

Name	2023 Target (% of base salary)	Total Value of 2023 LTI Awards	2024 Target (% of base salary)	Total Value of 2024 LTI Awards
Peter Vanacker	759%	$11,000,000	759%	$11,000,000
Michael McMurray(1)	400%	$3,400,000	400%	$3,519,000
Torkel Rhenman	310%	$2,480,000	310%	$2,480,000
Kimberly Foley	310%	$2,170,000	310%	$2,402,500
Jeffrey Kaplan	290%	$2,146,000	300%	$2,297,700
(1)	Mr. McMurray retired from his position as CFO effective March 1, 2025. For a description of the treatment of Mr. McMurray’s outstanding equity awards upon retirement, please see “Potential Payments Upon Termination or Change in Control” on page 71.

For a description of the vesting and forfeiture of LTI awards upon termination, please see “Potential Payments Upon Termination or Change in Control” on page 71.

2025 Proxy Statement | LyondellBasell	55

2024 Grants of PSUs With a Performance Period Ending December 31, 2026 (60%)

60% of the value of our NEOs’ annual equity award in 2024 was granted in the form of PSUs. The number of units awarded was determined by dividing that dollar amount by the fair market value of our stock on the grant date, based on the average closing price of the Company’s shares over the 20 trading days prior to the date of grant. PSUs accrue dividend equivalents during the performance period, which will be converted to additional units using the closing stock price as of the end of the performance period on December 31, 2026. Each unit deemed to be earned on the basis of Company performance will pay out in one share of the Company’s common stock after the performance period concludes.

The number of 2024 PSUs earned will depend 50% on the Company’s TSR over the performance period as compared to selected industry peers and 50% on free cash flow per share as compared to long-range plan projections. We believe use of relative TSR as a metric for performance provides transparency for shareholders and our executives, rewards our executives if we out-perform our peers, and promotes executive accountability to, and alignment with, our shareholders. Likewise, we believe use of free cash flow per share as a second metric to our PSUs also provides an important measure of performance and rewards our executives for their ability to generate cash from business operations, which is key to our ability to fund growth projects, repay debt, and return capital to shareholders. For further alignment with shareholder interests, the terms of the PSUs provide that no payout will be earned for any year in the performance cycle in which the Company’s quarterly dividend is not paid.

TSR Rank Metric

To determine payout under the relative TSR metric, the C&TD Committee compares TSR for the entire three-year performance period, using a 20-day closing average stock price at the beginning and the end of the period and assuming all dividends are reinvested. As shown below, payout will range from 0 to 200% of target. There is no payout for TSR in the bottom quartile of the peer group.

	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19
Positive TSR Payout	200%	200%	200%	200%	200%	180%	160%	140%	120%	100%	80%	70%	60%	50%	—	—	—	—	—
Negative TSR Payout	100%	100%	100%	100%	100%	95%	90%	85%	80%	75%	70%	60%	50%	40%	—	—	—	—	—

The companies that are used as comparators in determining our relative TSR performance (shown below) are seventeen of the Company’s primary competitors, either directly or for investment dollars, in the chemicals industry. For 2024, the C&TD Committee approved use of an updated peer group focused on companies both within and outside of the S&P 500 Chemicals Index with business models most similar to that of the Company. Changes to the 2024 performance peer group included the removal of Albemarle Corporation, SABIC, DSM-Firmenich AG, and Asahi Kasei Corporation, and the addition of Olin Corporation, Arkema S.A. and Evonik Industries A.G. The C&TD Committee has provided for adjustments to the peer group in the event of bankruptcies, acquisitions, or going-private transactions involving any of the peers during the performance period.

2024 PSUs - TSR Peer Group Companies

Akzo Nobel N.V. Arkema S.A. BASF SE Celanese Corporation Covestro AG	Dow Inc. DuPont de Nemours, Inc. Eastman Chemical Company Evonik Industries A.G.	FMC Corporation Huntsman Corporation Methanex Corporation Olin Corporation	PPG Industries, Inc. RPM International Inc. Shin-Etsu Chemical Co., Ltd. Westlake Corporation

56	LyondellBasell | 2025 Proxy Statement

Free Cash Flow per Share Metric

To determine payout under the free cash flow per share metric, the C&TD Committee will compare the Company’s average annual FCF per share during the performance cycle to the expected average annual FCF per share during the period. We define free cash flow per share as (i) cash flow from operating activities less capital expenditures for the year divided by (ii) the number of weighted average shares outstanding for the year.

Target FCF per share for the 2024 PSUs, which would result in 100% payout for the metric, was set by the C&TD Committee at the beginning of the performance cycle based on a reasonably-achievable level of performance as determined by the Company’s long-range plan projections. While the Company believes disclosing specific targets during an ongoing performance period would result in competitive harm, the targets will be disclosed along with performance achievement after the performance period has ended and the awards are earned. As shown below, maximum payout of 200% for the metric is awarded if realized FCF per share is equal to or greater than 135% of target, representing a stretch goal that can be achieved only in the event of outstanding performance. There is no payout if realized FCF per share is less than 75% of target. Actual payout will be interpolated between data points.

FCF per Share (% of Target)	≥ 135%	130%	125%	120%	115%	110%	95-105%	90%	85%	80%	75%	< 75%
Payout	200%	183%	167%	150%	133%	117%	100%	88%	75%	63%	50%	—

2024 Grants of RSUs (40%)

In 2024, each of our NEOs received a number of RSUs calculated by dividing 40% of the dollar amount of his LTI target by the fair market value of the Company’s shares, based on the average closing price of the Company’s shares over the 20 trading days prior to the date of grant. The 2024 RSU grants vest ratably over three years.

Upon vesting, holders of RSUs receive one share of the Company’s common stock for each RSU. RSU holders also receive cash dividend equivalents on their units throughout the vesting period.

Payout of 2022 PSUs with a Performance Period Ended December 31, 2024

Each of our NEOs received a PSU award with a performance period that ended December 31, 2024. Payout of these PSUs is determined based 50% on the Company’s TSR relative to our peers over the performance period and 50% on the Company’s FCF per share relative to long-range plan projections. At its meeting in February 2025, the C&TD Committee determined that 79% had been earned under the 2022 PSUs, reflecting the fact that the Company’s TSR was negative but fell in the upper half of selected peers and the Company’s FCF per share fell below the target set by our C&TD Committee due to the challenging market environment in 2024. Payout under the TSR metric is capped at 100% if TSR is negative.

While the Company believes disclosing specific targets during an ongoing performance period would result in competitive harm, the performance period for the 2022 PSUs ended December 31, 2024. TSR and FCF per share targets for the 2022 PSUs are disclosed below, along with performance results.

TSR Rank Metric

						Actual Result: -4.47%
Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19
Peer Group TSR (%)	50.21	22.02	16.38	12.20	5.08	4.83	-4.47	-13.00	-18.53	-20.11	-20.67	-25.54	-36.69	-38.82	-42.20	-44.74	-47.97	-55.61	-55.73
Payout(%)	100	100	100	100	100	95	90	85	80	75	70	60	50	40	—	—	—	—	—

Free Cash Flow per Share Metric

								Actual Result: $9.73
FCF per Share Target($)	≥ 16.02	15.43	14.84	14.24	13.65	13.06	11.87	10.68	10.09	9.50	8.90	< 8.90
Payout (%)	200	183	167	150	133	117	100	88	75	63	50	—

2025 Proxy Statement | LyondellBasell	57

Additional Information Concerning Executive Compensation

Share Ownership and Holding Requirements

The Company’s Share Ownership Guidelines require executives to achieve an ownership of Company shares that is valued at a percentage of their respective base salaries. Executives are expected to meet or exceed the guidelines within five years of their hiring or promotion into their role. They may not sell shares unless and until these ownership levels have been met and then only shares in excess of the required levels may be sold. Under the guidelines, only shares beneficially owned and RSUs count towards meeting the ownership thresholds. Performance awards, stock options, and dividend equivalents are not counted.

We determine compliance with our Share Ownership Guidelines on a quarterly basis. The number of shares held by each of our NEOs as a multiple of base salary as of December 31, 2024 is set forth below. Mr. Vanacker is still within the five-year transition period for attaining the required ownership. Mr. McMurray is no longer subject to the Share Ownership Guidelines following his departure as CFO on March 1, 2025.

Name	Required Ownership as a Multiple of Base Salary	Shares held as a Multiple of Base Salary	Complies or Within 5-Year Transition Period
Peter Vanacker	6x	7.2x
Michael McMurray	4x	9.5x
Torkel Rhenman	3x	9.0x
Kimberly Foley	3x	5.6x
Jeffrey Kaplan	3x	8.4x

Clawbacks

Under the Company’s clawback policy, a copy of which is attached to our 2024 Annual Report on Form 10-K in accordance with SEC rules, the C&TD Committee can elect to recover annual bonus or equity compensation from any executive determined to have engaged in misconduct that increased the value of the compensation he or she received. Annual bonus compensation may be recovered if an executive engages in misconduct, including any act or failure to act causing a violation of law, Company policies, or GAAP, whether or not such misconduct affected the calculation of his or her bonus compensation. In accordance with SEC rules and NYSE listing standards, our clawback policy also allows the Company to recover incentive-based compensation erroneously received by current or former executive officers after an accounting restatement. In addition to the clawback policy applicable to all incentive-based compensation, all time-based RSUs include recoupment provisions triggered in the event of executive misconduct or breach of restrictive covenant obligations.

Hedging and Pledging Policies

All of our executive officers, including our NEOs, are subject to our Policy Prohibiting Insider Trading. Under this policy, executives may not purchase, sell or write options on LYB shares, engage in short sales, or participate in any other derivative or short-term purchase or sale transactions that would enable them to hedge the economic risk of their share ownership. Additionally, our executives are prohibited from pledging LYB shares as collateral for personal loans or other obligations, including holding shares in a brokerage margin account. These restrictions extend to executives’ immediate family members and certain related entities and are intended to keep our executives’ interests aligned with the long-term interests of the Company and our shareholders.

●	No hedging
●	No short sales
●	No pledging
●	No margin accounts

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Grant Practices Specific to Stock Options

We do not currently grant stock options as part of our equity compensation programs. If stock options were to be granted in the future, LYB would not grant such options in anticipation of the release of material non-public information that is likely to result in changes to the price of our common stock, and would not time the public release of such information based on stock option grant dates. In 2024, none of our NEOs were awarded stock options.

Perquisites and Other Benefits

Our NEOs receive the same benefits generally provided to all of our employees, which include vacation allowances, Company matching under our 401(k) plan, Company contributions to our defined benefit pension plan, and health and welfare benefits. The perquisites received by our executives that are not offered to all employees include:

●	Annual executive physical.
●	Financial, tax, and estate planning — The Company will reimburse approximately $15,000 of expenses.
●	Matching under the U.S. Deferral Plan — The Company makes contributions to the U.S. Deferral Plan for amounts that exceed the IRS base salary limits on matching under our 401(k) plan and contributions to our defined benefit pension plan. The value of the contributions is 11% for all base salary compensation in excess of the IRS limits.

From time to time, the Company provides other benefits to our executives that are intended for business purposes, including tax equalization payments, limited personal use of private aircraft or accompanying spouse travel, relocation benefits, and the payment of business club memberships or dues.

Tax equalization payments are designed to make executives whole if they incur income tax in jurisdictions other than their country and/or state of residence. For example, executives may travel to other jurisdictions on Company business and may be taxed based on days worked in those jurisdictions. If, and only to the extent, those additional taxes cannot be offset against the executive’s regular income tax liability (such as in the form of credits), the Company will reimburse an amount sufficient to make the executive’s tax liability equal to the full income tax for his jurisdiction of residence only.

The Company has agreements with Flexjet, LLC for a fractional ownership interest in and use of private aircraft. The primary use of the Flexjet aircraft is for business purposes, with limited personal use when adjacent to business purposes. From time to time, spouses, family members or personal guests may accompany our executive officers on Flexjet aircraft. The Company may also pay or reimburse the cost of occasional spouse travel related to business trips. When approved travel of a family member or guest is imputed as income to the executive officer, we reimburse the additional income tax incurred, as applicable. During 2024, Mr. Vanacker had flights that were considered taxable. The imputed income will be reported and taxed in 2025 with no tax reimbursements for these specific flights.

Taxes

Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation paid to certain executives, including our CEO, CFO, and our three other most highly compensated officers, to $1 million annually. Historically, the deduction limit did not apply to certain performance-based compensation, and we took Section 162(m) and the deductibility of compensation, among other factors, into consideration in structuring our annual bonuses and certain long-term incentive awards.

The C&TD Committee will continue to consider tax implications (including the lack of deductibility under section 162(m)) among other relevant factors in designing and implementing our executive compensation programs. We will continue to monitor taxation, applicable incentives, standard practice in our industry, and other factors and adjust our executive compensation programs as needed.

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Compensation Committee Report

The Compensation and Talent Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Talent Development Committee

Albert Manifold, Chair
Anthony Chase
Rita Griffin
Virginia Kamsky

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Compensation Tables

Summary Compensation Table

The following table sets forth information with respect to the compensation of our NEOs for the years ended December 31, 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value(6) ($)	All Other Compensation(7) ($)	Total ($)
Peter Vanacker Chief Executive Officer	2024	1,450,000	—	12,586,300	—	2,563,600	18,836	399,728	17,018,464
	2023	1,437,500	—	8,978,151	2,664,298	2,946,400	16,479	503,366	16,546,194
	2022	861,538	1,900,000	9,676,036	2,500,004	1,398,485	13,547	669,379	17,018,989
Michael McMurray(1) Former Executive Vice President and Chief Financial Officer	2024	872,313	—	4,026,506	—	1,027,988	21,202	120,687	6,068,696
	2023	843,500	—	2,775,140	823,520	1,132,519	19,924	102,024	5,696,627
	2022	824,000	—	2,050,443	721,022	2,409,387	12,936	91,685	6,109,473
Torkel Rhenman Executive Vice President Advanced Polymer Solutions	2024	800,000	—	2,837,771	—	804,000	21,763	84,602	4,548,136
	2023	798,275	—	2,024,259	600,685	894,900	20,740	91,436	4,430,295
	2022	793,100	—	1,691,684	594,846	2,923,912	13,734	94,791	6,112,067
Kimberly Foley Executive Vice President Olefins & Polyolefins and Refining	2024	762,308	—	2,749,013	—	895,125	76,385	86,811	4,569,642
Jeffrey Kaplan Executive Vice President General Counsel and Procurement	2024	761,517	—	2,629,192	—	796,153	32,274	101,743	4,320,879
	2023	734,000	—	1,751,648	519,783	884,115	34,149	104,545	4,028,240
	2022	710,831	—	1,476,315	519,120	2,284,481	6,156	94,115	5,091,018

(1)	Mr. McMurray retired from his position as CFO effective March 1, 2025. For a description of the treatment of Mr. McMurray’s outstanding equity awards upon retirement, please see “Potential Payments Upon Termination or Change in Control” on page 71.
(2)	Represents a cash sign-on bonus paid in connection with the 2022 appointment of Mr. Vanacker.
(3)	Stock awards granted to NEOs in 2022, 2023, and 2024 include RSUs and PSUs. The RSUs are granted under the LyondellBasell Industries Long Term Incentive Plan (the “LTIP”) and entitle the recipient to an equal number of shares of the Company’s stock when the RSUs vest. RSUs granted in 2023 and earlier cliff vest after three years from the date of grant. RSUs granted in 2024 and beyond vest ratably over three years. RSUs receive cash dividend equivalents at the same time dividends are paid on the Company’s stock. Amounts included in the table are the aggregate grant date fair values of the awards calculated in accordance with ASC 718. The PSUs are also granted under the LTIP. The PSUs entitle the recipient to a number of shares of the Company’s common stock equal to the number of units, multiplied by an earned percentage that can range from 0 to 200% of the targeted number of units based on Company performance. The PSUs accrue dividend equivalents during the performance period in the form of additional units. See Note 15 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”) for a discussion of the calculation of the fair value of the awards. The PSUs for the three-year performance periods ended December 31, 2022, 2023, and 2024 paid out at 100%, 200%, and 79%, respectively.
Annual grants of RSUs and PSUs are made at the first regularly scheduled C&TD Committee meeting of the calendar year. The following is the aggregate grant date fair value of the PSUs granted in 2024 if we assumed the maximum amounts (200% of target) will be earned: Peter Vanacker - $12,586,300; Michael McMurray - $4,026,506; Torkel Rhenman - $2,837,771; Kimberly Foley - $2,749,012; Jeffrey Kaplan - $2,629,192.

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(4)	No stock options were granted in 2024. For 2023 and earlier, stock options were granted under the LTIP, and annual awards were made at the first regularly scheduled C&TD Committee meeting of the applicable calendar year. The stock options vest ratably over a three-year period beginning with the first anniversary of the date of grant and expire after ten years, except in the case of Mr. McMurray, whose outstanding and unexercised stock options will be exercisable for a period until the earlier of (i) the original expiration date or (ii) March 1, 2031. The amounts shown are the fair values of the stock options on the date of grant, in accordance with ASC 718. The fair values of stock options were calculated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options.
(5)	Amounts of Non-Equity Incentive Plan Compensation in 2024 include the annual bonuses paid out in March 2025 for performance during 2024.
(6)	Amounts include changes during 2024 in the actuarial present values of benefits under the LyondellBasell Retirement Plan. The changes are calculated based on the difference between the total benefit actuarially reduced from age 65 to current age and the present value of the benefits under the plan. See the “Pension Benefits” table on page 69 for more information.
(7)	Amounts included in “All Other Compensation” for 2024 in the table above include the following (amounts in dollars):

Name	Matching 401(k) Contributions(a) ($)	Matching Deferral Plan Contributions(b) ($)	Personal Use of Aircraft(c) ($)	Other(d) ($)	Total ($)
Peter Vanacker	20,700	121,550	239,104	18,374	399,728
Michael McMurray	20,700	58,004	—	41,983	120,687
Torkel Rhenman	20,700	50,050	—	13,852	84,602
Kimberly Foley	20,700	45,904	—	20,207	86,811
Jeffrey Kaplan	20,700	45,817	—	35,226	101,743

(a)	Includes Company matching contributions to each NEO’s 401(k).
(b)	Includes Company contributions under the Company’s U.S. Senior Management Deferral Plan. See the “Non-Qualified Deferred Compensation in 2024” table on page 70 for more information.
(c)	Represents the approximate incremental cost to the Company for the personal use of Company aircraft by the NEO’s spouse or personal guest in 2024 or the payment or reimbursement of commercial spouse travel related to business trips, as well as reimbursement of additional income tax incurred by the NEO when the cost of such travel is imputed as income. Approximate incremental cost for travel on Company aircraft has been determined based on the total trip charge for each flight segment divided by the total number of passengers traveling on that segment.
(d)	Includes executive physicals; payment of professional fees for tax filings; financial planning allowances; and business club memberships and dues. None of these amounts individually exceeded the greater of $25,000 or 10% of the total amount of other compensation for the NEO in 2024.

62	LyondellBasell | 2025 Proxy Statement

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date(1)	Target ($)	Max. ($)	Target (#)	Max. (#)
Peter Vanacker	2/22/2024	2,465,000	4,930,000	—	—	—	—
	2/22/2024	—	—	69,328	138,656	—	8,043,435
	2/22/2024	—	—	—	—	46,219	4,542,865
Michael McMurray(5)	2/22/2024	835,763	1,671,525	—	—	—	—
	2/22/2024	—	—	22,179	44,358	—	2,573,190
	2/22/2024	—	—	—	—	14,786	1,453,316
Torkel Rhenman	2/22/2024	800,000	1,600,000	—	—	—	—
	2/22/2024	—	—	15,631	31,262	—	1,813,491
	2/22/2024	—	—	—	—	10,421	1,024,280
Kimberly Foley	2/22/2024	775,000	1,550,000	—	—	—	—
	2/22/2024	—	—	15,142	30,284	—	1,756,775
	2/22/2024	—	—	—	—	10,095	992,238
Jeffrey Kaplan	2/22/2024	689,310	1,378,620	—	—	—	—
	2/22/2024	—	—	14,482	28,964	—	1,680,202
	2/22/2024	—	—	—	—	9,655	948,990
(1)	The grant date of February 22, 2024 is the date of the first regularly-scheduled Board meeting that follows the first regularly-scheduled C&TD Committee meeting of the calendar year when annual grants are made.
(2)	The awards shown are the estimated possible payouts of the NEOs’ annual bonus payments for performance in 2024. Actual bonus (STI) payments for 2024 are shown in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The NEOs’ target bonuses are a percentage of base salary. The maximum shown in the table is the maximum amount that can be earned under the terms of the STI plan, which is 200% of target. Each performance measure is assessed and weighted, and payments can range from 0 — 200% of target.
(3)	These awards represent PSUs granted in 2024, which are earned over a three-year performance period ending December 31, 2026, with payouts, if any, in the first quarter of 2027. The performance criterion for the PSUs is assessed, and payments can range from 0 — 200% of the target award, which is settled in shares. These awards accrue dividend equivalents during the performance period in the form of additional units.
(4)	These awards represent RSUs awarded on February 22, 2024, which will vest ratably over a three-year period beginning on the grant date. RSU holders are entitled to receive cash dividend equivalents.
(5)	Mr. McMurray retired from his position as CFO effective March 1, 2025. For a description of the treatment of Mr. McMurray’s outstanding equity awards upon retirement, please see “Potential Payments Upon Termination or Change in Control” on page 71.

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Outstanding Equity Awards at December 31, 2024

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4)	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($)
Peter Vanacker	64,128	32,063	101.51	5/23/2032	97,562	7,245,930	125,750	9,339,453
	35,711	71,418	94.65	2/23/2033	—	—	—	—
Michael McMurray	103,306	—	92.17	11/5/2029	30,742	2,283,208	39,619	2,942,503
	36,461	—	99.21	2/25/2031	—	—	—	—
	19,075	9,537	89.26	3/1/2031	—	—	—	—
	11,039	22,074	94.65	3/1/2031	—	—	—	—
Torkel Rhenman	10,666	—	80.68	7/15/2029	22,752	1,689,791	28,352	2,105,703
	38,402	—	78.15	2/20/2030	—	—	—	—
	30,707	—	99.21	2/25/2031	—	—	—	—
	15,737	7,868	89.26	2/24/2032	—	—	—	—
	8,051	16,102	94.65	2/23/2033	—	—	—	—
Kimberly Foley	2,433	—	103.89	2/21/2028	18,735	1,391,448	26,273	1,951,296
	1,707	—	78.15	2/20/2030	—	—	—	—
	434	—	57.32	8/1/2030	—	—	—	—
	7,540	—	99.21	2/25/2031	—	—	—	—
	5,781	2,890	89.26	2/24/2032	—	—	—	—
	2,221	1,110	77.80	10/15/2032	—	—	—	—
	7,046	14,088	94.65	2/23/2033	—	—	—	—
Jeffrey Kaplan	2,857	—	96.59	5/7/2025	20,369	1,512,806	25,490	1,893,142
	14,304	—	87.49	2/16/2027	—	—	—	—
	16,396	—	103.89	2/21/2028	—	—	—	—
	25,948	—	99.21	2/25/2031	—	—	—	—
	13,734	6,866	89.26	2/24/2032	—	—	—	—
	6,968	13,932	94.65	2/23/2033	—	—	—	—

64	LyondellBasell | 2025 Proxy Statement

(1)	No stock options were granted in 2024. The vesting schedules of the unexercisable stock options are shown below:
Name	Total Unvested Stock Options	Exercise Price(a) ($)	2025 Vesting Details	2026 Vesting Details
Peter Vanacker	32,063	101.51	32,063 vesting on May 23, 2025
	71,418	94.65	35,709 vesting on February 23, 2025	35,709 vesting on February 23, 2026
Michael McMurray(b)	9,537	89.26	9,537 vesting on February 24, 2025
	22,074	94.65	11,037 vesting on February 23, 2025	11,037 vesting on February 23, 2026
Torkel Rhenman	7,868	89.26	7,868 vesting on February 24, 2025
	16,102	94.65	8,051 vesting on February 23, 2025	8,051 vesting on February 23, 2026
Kimberly Foley	2,890	89.26	2,890 vesting on February 24, 2025
	1,110	77.80	1,110 vesting on October 15, 2025
	14,088	94.65	7,044 vesting on February 23, 2025	7,044 vesting on February 23, 2026
Jeffrey Kaplan	6,866	89.26	6,866 vesting on February 24, 2025
	13,932	94.65	6,966 vesting on February 23, 2025	6,966 vesting on February 23, 2026
(a)	The exercise price of all options is equal to the fair market value on the date of grant. The fair market value of all outstanding vested and unvested stock options as of June 13, 2022 was adjusted as a result of the special dividend paid in 2022. All stock options included in the table vest in three increments over a three-year period beginning on the first anniversary of the date of grant and expire ten years after the date of grant, except in the case of Mr. McMurray, whose outstanding and unexercised stock options will be exercisable for a period until the earlier of (i) the original expiration date or (ii) March 1, 2031.
(b)	Mr. McMurray retired from his position as CFO effective March 1, 2025. For a description of the treatment of Mr. McMurray’s outstanding equity awards upon retirement, please see “Potential Payments Upon Termination or Change in Control” on page 71.

2025 Proxy Statement | LyondellBasell	65

(2)	Includes RSUs for each of the NEOs, the vesting schedules for which are shown below:
Name	Total Unvested RSUs	Vesting Schedule
Peter Vanacker	97,562	23,132 vesting on 5/23/2025
		28,211 vesting on 2/23/2026
		15,407 vesting on 2/22/2025
		15,406 vesting on 2/22/2026
		15,406 vesting on 2/22/2027
Michael McMurray(a)	30,742	7,236 vesting on 2/24/2025
		8,720 vesting on 2/23/2026
		4,930 vesting on 2/22/2025
		4,928 vesting on 2/22/2026
		4,928 vesting on 2/22/2027
Torkel Rhenman	22,752	5,970 vesting on 2/24/2025
		6,361 vesting on 2/23/2026
		3,475 vesting on 2/22/2025
		3,473 vesting on 2/22/2026
		3,473 vesting on 2/22/2027
Kimberly Foley	18,735	2,193 vesting on 2/24/2025
		881 vesting on 10/15/2025
		5,566 vesting on 2/23/2026
		3,365 vesting on 2/22/2025
		3,365 vesting on 2/22/2026
		3,365 vesting on 2/22/2027
Jeffrey Kaplan	20,369	5,210 vesting on 2/24/2025
		5,504 vesting on 2/23/2026
		3,219 vesting on 2/22/2025
		3,218 vesting on 2/22/2026
		3,218 vesting on 2/22/2027
(a)	Mr. McMurray retired from his position as CFO effective March 1, 2025. For a description of the treatment of Mr. McMurray’s outstanding equity awards upon retirement, please see “Potential Payments Upon Termination or Change in Control” on page 71.

(3)	Dollar values are based on the closing price of $74.27 of the Company’s shares on the NYSE on December 31, 2024.

66	LyondellBasell | 2025 Proxy Statement

(4)	Includes PSUs granted in 2023 and 2024 with three-year performance periods ending December 31, 2025 and December 31, 2026, respectively. We have included the target number of PSUs, although payouts on PSUs are made after the Company’s financial results for the performance period are reported and the C&TD Committee determines achievement of performance goals and corresponding vesting, typically in mid to late February of the following year. The PSUs for the 2022-2024 performance period are not included in the table as they are considered earned as of December 31, 2024 for proxy disclosure purposes; those PSUs paid out at 79% and are included in the “Option Exercises and Stock Vested” table below. The PSUs in the table above include:
	PSUs with Three-Year Performance Period Ending December 31,
Name	2025	2026
Peter Vanacker	56,422	69,328
Michael McMurray(a)	17,440	22,179
Torkel Rhenman	12,721	15,631
Kimberly Foley	11,131	15,142
Jeffrey Kaplan	11,008	14,482
(a)	Mr. McMurray retired from his position as CFO effective March 1, 2025. For a description of the treatment of Mr. McMurray’s outstanding equity awards upon retirement, please see “Potential Payments Upon Termination or Change in Control” on page 71.

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Option Exercises and Stock Vested

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Peter Vanacker	—	—	56,530	4,533,367
Michael McMurray	16,940	384,358	21,510	1,800,091
Torkel Rhenman	—	—	17,866	1,496,995
Kimberly Foley	—	—	7,457	601,536
Jeffrey Kaplan	—	—	15,429	1,290,278
(1)	The value realized on option exercise represents the difference between the option exercise price and the market price of the LYB shares when exercised.
(2)	Includes RSUs that vested in 2024 and PSUs granted in 2022 with a performance period ended December 31, 2024. The C&TD Committee reviewed the achievement of performance goals for the PSUs granted in 2022, with a performance period ended December 31, 2024 in February 2025 and determined that 79% payout was earned. The number of shares acquired on vesting for both RSUs and PSUs is the gross number of shares for all NEOs, although we withhold shares in payment of minimum statutory withholding taxes when the awards vest. The value realized for RSUs is the number of gross shares vested multiplied by the market price on the date the restrictions lapsed. The value realized for PSUs is the number of gross shares vested multiplied by the market price on the date the C&TD Committee determined the earned percentage of shares for the PSUs. The table below shows the gross number of shares that vested under RSUs and PSUs for each of the NEOs in 2024.

Name	RSUs Vested in 2024	PSUs Earned for Performance Period Ending December 31, 2024
Peter Vanacker	10,640	45,890
Michael McMurray	6,980	14,530
Torkel Rhenman	5,878	11,988
Kimberly Foley	1,444	6,013
Jeffrey Kaplan	4,967	10,462

68	LyondellBasell | 2025 Proxy Statement

Pension Benefits

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Peter Vanacker	LyondellBasell Pension Plan	3	48,862	—
Michael McMurray(2)	LyondellBasell Pension Plan	5	85,967	—
Torkel Rhenman	LyondellBasell Pension Plan	5	97,298	—
Kimberly Foley	LyondellBasell Pension Plan	27	630,195	—
Jeffrey Kaplan	LyondellBasell Pension Plan	15	239,043	—
(1)	The amounts shown in the table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2024, calculated on the same basis as used in Note 14 to our Consolidated Financial Statements in the 2024 Annual Report, with the exception that each participant was assumed to continue to be actively employed by us until age 65 (earliest unreduced retirement age) and immediately commence his benefit at that time.
(2)	Mr. McMurray retired from his position as CFO effective March 1, 2025. For a description of the treatment of Mr. McMurray’s pension benefits upon retirement, please see “Potential Payments Upon Termination or Change in Control” on page 71.

The LyondellBasell Retirement Plan is a U.S. qualified defined benefit pension plan that provides pension benefits under a cash balance formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants immediately upon employment and are fully vested upon the earliest of (i) three years of service, (ii) death, or (iii) reaching age 65. The notional account balance for each participant comprises a pay credit of 5% and interest credits, each of which are accumulated at the end of each quarter. Pay credits are based on quarterly base pay, as limited by the Internal Revenue Code, and interest credits are based on the 5th, 4th, and 3rd monthly-determined 30-year treasury rates before the start of that quarter. Benefits under the plan are payable upon separation from the Company.

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Non-Qualified Deferred Compensation in 2024

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1)(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End(5) ($)
Peter Vanacker	145,000	121,550	21,526	—	476,529
Michael McMurray	—	58,004	129,230	—	703,009
Torkel Rhenman	—	50,050	41,875	—	335,252
Kimberly Foley	—	45,904	10,154	—	165,798
Jeffrey Kaplan	—	45,817	48,671	—	531,073
(1)	The Company maintains a U.S. Senior Management Deferral Plan that allows executives to defer up to 50% of their base salary and up to 100% of their annual bonus and equity grants (“eligible pay”) for payment at a future date. Funds deferred under this plan are allocated into notional accounts that mirror selected investment funds in our 401(k) plans, though the deferred funds are not actually invested and the Company may use separate assets to fund the benefit.
(2)	Company contributions to the executives’ Deferral Plan accounts are included in “All Other Compensation,” but not “Salary,” in the Summary Compensation Table. The Deferral Plan provides for Company contributions for that portion of pay that cannot be taken into account for matching contributions or accruals under the Company’s 401(k) plan and defined benefit pension plan due to IRS limits. The eligibility for Company contributions begins in the Deferral Plan once the employee’s salary has reached the IRS limits for those plans; actual contributions by the Company are made as of February 15 of the next calendar year. The Company’s contribution occurs regardless of whether the employee has contributed any amounts under the Deferral Plan or 401(k) plan. Eligible employees must be employed as of February 15 in order to receive the Company contribution.
(3)	Earnings on these accounts are not included in any other amounts in the tables included in this proxy statement, as the amounts of the NEOs’ earnings represent the general market gains on investments and are not amounts or rates set by the Company for the benefit of the NEOs.
(4)	Accounts are distributed as either a lump sum payment or in annual installments upon termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company contributions, and gains and/or losses related to their notional investment choices.
(5)	The balance as of the last year includes the Company contributions made in respect of the NEOs’ 2024 earnings, although amounts were not credited to the accounts for continuing NEOs until February 2025. The balance also includes contributions made by the employee as explained in footnote 1 above.

70	LyondellBasell | 2025 Proxy Statement

Potential Payments Upon Termination or Change in Control

Our NEOs participate in our Executive Severance Program, which provides for severance payments in certain events of termination of employment, provided the executive executes a release in favor of the Company. Under the terms of the Company’s Executive Severance Plan, in the event of a termination by an NEO for Good Reason or by the Company without Cause, such NEO will receive a lump sum payment equal to (1) the sum of the NEO’s base salary and target annual bonus amount for the preceding year (except the CEO, who will receive two times such sum), plus (2) an amount equal to the cost of 18 months of continuation coverage premiums for medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at the subsidized rates that active employees pay to effectuate similar coverage in effect on the termination date. In the event that an NEO experiences a qualified terminated within two years of a change of control, the NEO will receive a one-time payment equal to two times the sum of his base salary plus target annual bonus (except the CEO, who will receive three times such sum). In each case, such NEO will also continue to receive subsidized coverage at active employee rates under the Company’s life insurance plan for 18 months following the date of termination, if permissible, and will receive outplacement assistance with a provider designated by the Company.

Under the terms of the Company’s STI program, all NEOs will receive pro rata annual bonus payments in the event of termination of employment due to death or disability or termination without Cause, payable following certification of payout under the STI program the following year. Additionally, under the terms of our LTIP and equity award agreements, our NEOs will receive accelerated or pro-rated vesting of their equity awards upon a qualified termination within one year of the change in control. The Company believes that this “double trigger” is appropriate because it ensures our executives do not have conflicts in the event of a change in control and also avoids windfalls for any employees whose employment with the Company or its successors continues following such an event. The treatment of the equity awards for the NEOs is the same as for all other employees who receive equity awards.

A summary of the treatment of equity awards granted through December 31, 2024 in different scenarios under the terms of our LTIP and the award agreements is provided below. “Cause” and “Good Reason” are defined in the Company’s Executive Severance Plan as follows:

“Cause” means (i) the executive’s continued failure (except where due to physical or mental incapacity) to substantially perform his or her duties; (ii) the executive’s intentional misconduct or gross neglect in the performance of his or her duties; (iii) the executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iv) the commission by the executive of an act of fraud or embezzlement against the Company or any affiliate; (v) the executive’s breach of fiduciary duty, (vi) an executive’s violation of the Company’s Code of Conduct or (vii) the executive’s willful breach of any material provision of any employment or other written agreement between the executive and the Company or an affiliate (as determined in good faith by the C&TD Committee) which is not remedied within 15 days after written notice is received from the Company or affiliate specifying the breach. Any determination of whether Cause exists shall be made by the C&TD Committee in its sole discretion.

“Good Reason” means the occurrence, without the Participant’s express written consent, of (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) any material diminution of the executive’s Base Salary; or (iii) the involuntary relocation of the executive’s principal place of employment by more than 50 miles from the executive’s principal place of employment immediately prior to such relocation. Any assertion by an executive of a termination of employment for “Good Reason” will not be effective unless certain conditions regarding notice and cure are satisfied.

2025 Proxy Statement | LyondellBasell	71

Termination of Employment for Cause by the Company or without Good Reason by the Executive
●	All unvested awards are forfeited. In the event of termination for Cause by the Company, unexercised stock options are also forfeited. In the event of resignation without Good Reason by the executive, previously vested but unexercised options may be exercised for 90 days after termination of employment.
Termination of Employment without Cause by the Company
●	Stock options, RSUs, and PSUs vest pro rata.
●	Stock options: Stock options provide for vesting in equal installments on the first three anniversaries of the grant date. In the event of termination without Cause, pro-ration is determined for each unvested installment separately based on the number of months worked from the date of grant until termination divided by the number of months from the date of grant until the original vesting date for that installment. The options may be exercised for 90 days after termination of employment.
●	RSUs: RSUs provide for vesting in equal installments on the first three anniversaries of the grant date. In the event of termination without Cause, pro-ration is determined for each unvested installment separately based on the number of months worked from the date of grant until termination divided by the number of months from the date of grant until the original vesting date for that installment.
●	PSUs: Pro-ration is determined based on the number of months worked from the beginning of the relevant performance period until termination divided by the number of months in the performance period. The number of units earned under the PSUs is based on performance over the applicable three-year performance period as determined by the C&TD Committee in the first quarter after the end of the performance period and can range from 0 to 200% of target.
Termination of Employment with Good Reason by the Executive
●	All unvested awards are forfeited and previously vested options may be exercised for 90 days after termination of employment.
Termination of Employment without Cause by the Company or with Good Reason by the Executive within 12 Months of a Change in Control
●	Stock options and RSUs: All stock options and RSUs are immediately vested. Stock options remain exercisable for 90 days.
●	PSUs: PSUs vest pro rata based on the number of months worked from the beginning of the performance period until termination divided by the number of months in the performance period. The number of units earned under the PSUs is based on the C&TD Committee’s determination of performance results as of the last quarter prior to the change in control.
Retirement
●	Under the Company’s award agreements, “Retirement” means an executive’s termination of service (i) on or after age 55 with 7 years of service for Mr. Vanacker, (ii) on or after age 65 for Mr. Rhenman, (iii) on or after age 55 with 6 years of service for Mr. McMurray with regard to his LTI awards granted in 2024 and 2025, or (iv) on or after age 55 with 10 years of service for all other NEOs. For all NEOs, “Enhanced Retirement” means an executive’s termination of service on or after age 60 with at least 10 years of service. Ms. Foley and Mr. Kaplan currently meet the requirements for Retirement. None of our other NEOs currently meet the requirements for Retirement or Enhanced Retirement. Mr. McMurray will meet the requirements for Retirement in 2026.
●	In the event of Retirement, all awards vest pro rata, based on the same calculations as in the case of a termination without Cause. Stock options remain exercisable for five years or their original term, whichever is shorter. In the event of Enhanced Retirement, all awards vest in full on their original vesting schedule. The Company’s award agreements provide that an executive who meets the requirements for Enhanced Retirement will be subject to non-competition, non-solicitation, and other restrictive covenants for two years following his or her retirement, and executives who meet the requirements for Retirement will also be subject to one-year restrictive covenants. Stock options remain exercisable for their original term.
Death or Disability
●	Stock Options and RSUs: Stock options and RSUs vest immediately. The stock options remain exercisable for one year.
●	PSUs: PSUs vest pro rata, based on the same calculations as for PSUs in the case of a termination without Cause.

72	LyondellBasell | 2025 Proxy Statement

Mr. McMurray stepped down from his role as CFO effective March 1, 2025. He will continue in an advisory role at the Company from March 1, 2025 until full retirement on March 1, 2026 (the “Retirement Date”). In connection with Mr. McMurray’s role change, the Company and Mr. McMurray have entered into a letter agreement setting forth certain compensation terms, including continuation of his current base salary and continued eligibility to participate in the Company’s compensation and benefit plans and programs for similarly situated executives through the Retirement Date. Mr. McMurray will continue to have a target bonus of 95% of his base salary under the Company’s STI Plan, and payment for 2026 STI will be prorated as provided under the STI Plan for Retirement. He will have a 2025 target award of 400% of his base salary under the Company’s LTI Plan. No LTI awards will be granted in 2026. All of Mr. McMurray’s outstanding equity awards will be treated in accordance with the terms of the LTI Plan, provided however, that (a) outstanding options unexercised at the Retirement Date will be exercisable until the earlier of (i) the original termination date or (ii) March 1, 2031, and (b) LTI awards granted in 2024 and 2025 will be eligible for prorated vesting as provided under the LTI Plan for Retirement upon age 55 with 6 years of service.

In accordance with SEC disclosure requirements, the tables below show, in dollars, the amounts our NEOs could receive in different circumstances if the termination events occurred as of December 31, 2024. We excluded any amounts for benefits or payments that are available to all salaried employees of the Company. The amounts shown are not the amounts the NEO would actually receive in a termination event, but are calculated as described below.

Death or Disability

	Accelerated Option Awards(1)	Accelerated RSUs(2)	Pro-rated PSUs(3)	Cash Severance Payment(4)	Total(5)
Peter Vanacker	—	$7,245,930	$7,946,073	—	$15,192,003
Michael McMurray	—	$2,283,208	$2,487,525	—	$4,770,733
Torkel Rhenman	—	$1,689,791	$1,903,615	—	$3,593,406
Kimberly Foley	—	$1,391,449	$1,382,610	—	$2,774,059
Jeffrey Kaplan	—	$1,512,806	$1,677,537	—	$3,190,343

Termination by NEO for Good Reason

	Pro-rated Option Awards(1)	Pro-rated RSUs(2)	Pro-rated PSUs(3)	Cash Severance Payment(4)	Total(5)
Peter Vanacker	—	—	—	$7,830,000	$7,830,000
Michael McMurray	—	—	—	$1,715,513	$1,715,513
Torkel Rhenman	—	—	—	$1,600,000	$1,600,000
Kimberly Foley	—	—	—	$1,550,000	$1,550,000
Jeffrey Kaplan	—	—	—	$1,455,210	$1,455,210

Retirement or Termination without Cause

	Pro-rated Option Awards(1)	Pro-rated RSUs(2)	Pro-rated PSUs(3)	Cash Severance Payment(4)	Total(5)
Peter Vanacker	—	$4,788,855	$7,946,073	$7,830,000	$20,564,928
Michael McMurray	—	$1,551,574	$2,487,525	$1,715,513	$5,754,612
Torkel Rhenman	—	$1,166,558	$1,903,615	$1,600,000	$4,670,173
Kimberly Foley	—	$891,833	$1,382,610	$1,550,000	$3,824,443
Jeffrey Kaplan	—	$1,039,186	$1,677,537	$1,455,210	$4,171,933

2025 Proxy Statement | LyondellBasell	73

Termination without Cause or by NEO for Good Reason within 12 Months of a Change in Control

	Accelerated Option Awards(1)	Accelerated RSUs(2)	Pro-rated PSUs(3)	Cash Severance Payment(4)	Total(5)
Peter Vanacker	—	$7,245,930	$7,946,073	$11,745,000	$26,937,003
Michael McMurray	—	$2,283,208	$2,487,525	$3,431,025	$8,201,758
Torkel Rhenman	—	$1,689,791	$1,903,615	$3,200,000	$6,793,406
Kimberly Foley	—	$1,391,449	$1,382,610	$3,100,000	$5,874,059
Jeffrey Kaplan	—	$1,512,806	$1,677,537	$2,910,420	$6,100,763
(1)	The values for stock options included are calculated based on the number of options that would vest, multiplied by the difference between $74.27, the market value of our common stock as of December 31, 2024 (determined as the closing price of our common stock on the last preceding trading day), and the exercise price of the stock option. Amounts actually received by the NEO would depend on the fair market value of our shares after his termination when the options are exercised.
(2)	The values of the RSUs are based on the number of RSUs that would vest multiplied by the fair market value of our stock on December 31, 2024, which may be different than the fair market value of our stock upon a termination event.
(3)	PSUs accumulate dividend equivalents that are converted to additional units at the end of the performance period, subject to the same terms and conditions as the original award. The values of the PSUs are based on the number of units that would vest multiplied by the market value of our stock on December 31, 2024. The values above assume that the payout is at target, or 100%. The actual payout would be determined by the C&TD Committee after the performance period or, in the case of termination without Cause or by the NEO for Good Reason within 12 months of a change in control, as of the end of the last quarter prior to the change in control. Also, although the values are calculated as of December 31, 2024, the shares would not be issued until the first quarter after the end of the original performance period of the awards.
(4)	Cash Severance Payment includes target bonus payment under the 2024 STI program. Cash severance is not payable in the event of Death or Disability and Retirement.
(5)	In addition to the above, each of the NEOs would receive a lump sum payment of approximately $35,000 for the cost of eighteen months of continuation coverage premiums for medical coverage for himself and his dependents in any termination event other than death and disability. All NEOs would also receive Company-provided outplacement services for 12 months.

74	LyondellBasell | 2025 Proxy Statement

Equity Compensation Plan Information

The following table provides information as of December 31, 2024 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(2)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(5)
Equity compensation plans approved by security holders(1)	5,628,128	$91.40	8,630,678
Equity compensation plans not approved by security holders	—	—	—
TOTAL	5,628,128	$91.40	8,630,678
(1)	Includes the LyondellBasell Industries Long Term Incentive Plan, as amended and restated (the “LTIP”), and the LyondellBasell Global Employee Stock Purchase Plan, as amended and restated (the “ESPP”).
(2)	Includes 1,943,010 shares that may be issued pursuant to outstanding stock options and 1,418,214 shares that may be issued pursuant to outstanding RSUs. Additionally, 1,133,452 PSUs were outstanding as of December 31, 2024, including accrued dividend equivalents. The C&TD Committee determines the actual number of shares the recipient receives at the end of a three-year performance period which may range from 0 to 200% of the target number of shares. Because up to 200% of the target number of shares may ultimately be issued, we have included an aggregate of 2,266,904 shares, the maximum possible payout under the PSUs, as the number that may be issued.
(3)	Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes. However, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.
(4)	Includes only the weighted-average exercise price of the outstanding stock options. Does not include RSUs or PSUs, as those awards have no exercise price associated with them. Also excludes purchase rights under the ESPP for the reasons described in note (3) above.
(5)	The shares remaining available as of December 31, 2024 include 6,245,410 shares under the LTIP and 2,385,268 shares under the ESPP.

2025 Proxy Statement | LyondellBasell	75

CEO Pay Ratio

Pursuant to SEC rules, we are required to provide the following information with respect to fiscal 2024:

●	The annual total compensation of the global median employee of our company (other than Mr. Vanacker, our CEO), was $111,898;
●	The annual total compensation of Mr. Vanacker, our CEO, was $17,018,464; and
●	Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the global median employee is 152 to 1.

For fiscal year 2024, we used the same global median employee as for 2023, who was selected as an employee with substantially similar compensation to the (since departed) 2022 global median employee. We calculated 2024 total compensation for the selected employee using the same methodology used for our NEOs, as set forth in the Summary Compensation Table.

The global median employee for fiscal year 2022 was identified by examining the 2022 total compensation for all regular full- and part-time employees who were actively employed by the Company on December 31, 2022 and students and interns who were hired for partial periods during 2022. For these employees, annual compensation was calculated using the following methodology and guidelines:

●	To find the annual total compensation of all of our employees (other than our CEO), we considered all gross and net components of compensation (including short- and long-term incentives) received by each employee and documented in the year-end payroll records for 2024.
●	Compensation for full- and part-time employees hired during 2024 and still active as of December 31, 2024 was annualized. Compensation for all students and interns hired for partial periods during 2024 was not annualized.
●	Annual compensation for expatriate employees and employees involved in permanent cross-border transfers during 2024 was calculated using all relevant country payroll records.

In accordance with SEC rules, we will select a new global median employee for 2025, using methodology and guidelines consistent with those described above.

76	LyondellBasell | 2025 Proxy Statement

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO NEOs and Company performance for fiscal years listed below. The C&TD Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

Year	Summary Compen- sation Table Total for Bhavesh Patel(1) ($)	Compen- sation Actually paid to Bhavesh Patel(1)(2) ($)	Summary Compen- sation Table Total for Kenneth Lane(1) ($)	Compen- sation Actually Paid to Kenneth Lane(1)(2) ($)	Summary Compen- sation Table Total for Peter Vanacker(1) ($)	Compen- sation Actually Paid to Peter Vanacker(1)(2) ($)	Average Summary Compen- sation Table Total for Non-PEO NEOs(1) ($)	Average Compen- sation Actually Paid to Non-PEO NEOs(1)(2) ($)	Value of Initial Fixed $100 Investment Based On:(3)
									TSR ($)	Peer Group TSR ($)	Net Income ($MM)	EBITDA(4) ($MM)
2024	—	—	—	—	17,018,464	6,514,999	4,876,838	2,986,341	106.51	146.15	1,367	3,456
2023	—	—	—	—	16,546,194	21,206,198	5,168,076	7,754,168	128.90	146.45	2,121	4,509
2022	—	—	8,798,076	9,046,842	17,018,989	14,863,867	5,818,984	6,400,521	106.81	131.89	3,889	6,301
2021	19,011,033	1,514,901	—	—	—	—	4,615,231	4,648,678	107.73	148.63	5,617	8,689
2020	15,570,513	16,833,907	—	—	—	—	3,288,167	3,043,798	102.57	118.05	1,427	3,285
(1)	Bhavesh Patel was our PEO from January 1, 2020 to December 31, 2021. Kenneth Lane (who served as Interim CEO) was our PEO from January 1, 2022 to May 22, 2022. Peter Vanacker is our PEO since May 23, 2022. The Non-PEO NEOs for whom the average compensation is presented in this table are:
	(a)	for 2024: Michael McMurray, Torkel Rhenman, Kimberly Foley, and Jeffrey Kaplan;
	(b)	for 2023: Michael McMurray, Kenneth Lane, Torkel Rhenman, and Jim Guilfoyle;
	(c)	for 2022: Michael McMurray, Torkel Rhenman, Jeffrey Kaplan, and Jim Guilfoyle;
	(d)	for 2021: Michael McMurray, Kenneth Lane, Torkel Rhenman, and Jim Guilfoyle; and
	(e)	for 2020: Michael McMurray, Kenneth Lane, Torkel Rhenman, Jeffrey Kaplan, and Daniel Coombs.
(2)	The amounts shown as Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described below. Deductions from, and additions to, 2024 total compensation in the Summary Compensation Table to calculate Compensation Actually Paid consist of:

	Vanacker ($)	Average Non-PEO NEOs ($)
Total Compensation from Summary Compensation Table	17,018,464	4,876,838
Adjustments for Pension
Adjustment for Summary Compensation Table Pension	(18,836)	(37,906)
Amount added for current year service cost	15,109	17,833
Amount added for prior service cost impacting current year	—	—
TOTAL ADJUSTMENTS FOR PENSION	(3,727)	(20,074)
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(12,586,300)	(3,060,620)
Year-end fair value of unvested awards granted in the current year	9,365,914	2,276,275
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(7,334,035)	(1,728,829)
Fair values at vest date for awards granted and vested in current year	—	—
Difference in fair values between prior year end fair values and vest date fair values for awards granted in prior years	54,683	642,751
Forfeitures during current year equal to prior year-end fair value	—	—
Dividends or dividend equivalents not otherwise included in the total compensation	—	—
TOTAL ADJUSTMENTS FOR EQUITY AWARDS	(10,499,739)	(1,870,423)
Compensation Actually Paid (as calculated)	6,514,999	2,986,341

2025 Proxy Statement | LyondellBasell	77

(3)	The Peer Group TSR set forth in this table utilizes the S&P 500 Chemicals Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested, for the period starting December 31, 2019 through the end of the listed year, in the Company and in the S&P 500 Chemicals Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(4)	We determined EBITDA, which is a non-GAAP financial measure, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non PEO NEOs in 2020 through 2024. EBITDA is a non-GAAP financial measure. More information on EBITDA can be found in Appendix A to this proxy statement. We may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our non-PEO NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years for the Company and the S&P 500 Chemicals Index TSR.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus
LyondellBasell Industries N.V. TSR and S&P 500 Chemicals Index TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our non-PEO NEOs, and the Company’s Net Income during the five most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus LyondellBasell Industries N.V. Net Income

78	LyondellBasell | 2025 Proxy Statement

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our non-PEO NEOs, and our EBITDA during the five most recently completed fiscal years.

PEO and Average Non-PEO Compensation Actually Paid Versus LyondellBasell Industries N.V. EBITDA

Tabular List of Most Important Financial and Non-Financial Performance Measures

The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2024 to Company performance. The measures in this table are not ranked.

(in alphabetical order)
EBITDA
Free Cash Flow per Share
Safety
Sustainability
Value Creation

2025 Proxy Statement | LyondellBasell	79

Item 7

Authorization to Conduct Share Repurchases

The Board recommends that you vote FOR the proposal to grant authority to the Board to repurchase up to 10% of our issued share capital until November 24, 2026.

Under Dutch law and our Articles of Association, shareholder approval is necessary to authorize our Board to repurchase shares. At the annual general meeting of shareholders held on May 24, 2024, shareholders authorized the Board to repurchase up to 10% of our issued share capital. As of April 1, 2025, we have repurchased an aggregate of approximately 3.8 million shares pursuant to this authorization.

Adoption of the current proposal will give us the flexibility to continue to repurchase shares if we believe it is an appropriate use of our liquidity. The number of shares repurchased, if any, and the timing and manner of any repurchases will be determined after taking into consideration prevailing market conditions, our available resources, and other factors that cannot now be predicted.

In order to provide us with sufficient flexibility, we propose that shareholders grant authority to the Board to repurchase up to 10% of our issued share capital as of the date of the Annual Meeting (or, based on the number of shares issued as of April 1, 2025, approximately 34,042,250 shares) on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of our shares up to 110% of the market price for our shares; provided that (i) for open market or privately negotiated repurchases, the market price shall be the price for our shares on the NYSE at the time of the transaction; (ii) for self-tender offers, the market price shall be the volume weighted average price (“VWAP”) for our shares on the NYSE during a period, determined by the Board, of no less than one and no greater than five consecutive trading days immediately prior to the expiration of the tender offer; and (iii) for accelerated repurchase arrangements, the market price shall be the VWAP for our shares on the NYSE over the term of the arrangement. The VWAP for any number of trading days shall be calculated as the arithmetic average of the daily VWAP on those trading days.

If approved, the authority will extend for 18 months from the date of the Annual Meeting, or until November 23, 2026, and will replace the current repurchase authorization of the Board which was approved by shareholders at the annual general meeting on May 24, 2024. Any shares repurchased under this authority may be cancelled pursuant to the authorization to cancel shares requested under Item 8 below.

80	LyondellBasell | 2025 Proxy Statement

Item 8

Cancellation of Shares

The Board recommends that you vote FOR the proposal to cancel all or a portion of the shares in our treasury account.

Under Dutch law and our Articles of Association, shareholder approval is necessary to cancel ordinary shares that are held in treasury by us, or that may in the future be held in treasury by us as a result of share repurchases. Also under Dutch law, the number of shares held by us, or our subsidiaries, may not exceed 50% of our issued share capital at any time.

As of April 1, 2025, we held approximately 17,585,050 shares in our treasury account, primarily as the result of share repurchases. Treasury shares, if not cancelled, may be used for general corporate purposes, including for issuance under our equity compensation plans.

We are requesting that shareholders approve the cancellation of all or any portion of shares held in our treasury account or that may be repurchased pursuant to the authority requested under Item 7, above.

If this Item 8 is adopted, the cancellation of treasury shares may be executed in one or more tranches. The number of treasury shares that will be cancelled, if any, will be determined by the Board. If the Board determines it is appropriate to cancel our shares, we will follow the procedure set forth under Dutch law to cancel treasury shares from time to time. In accordance with Dutch statutory provisions, the cancellation of treasury shares will not be effective until two months after the resolution to cancel treasury shares has been filed with the Dutch Trade Register and announced in a Dutch national daily newspaper. Once the procedure is complete, the relevant treasury shares will be cancelled.

If this Item 8 is not approved, we will not cancel any treasury shares unless the general meeting of shareholders approves such cancellation at a later date.

2025 Proxy Statement | LyondellBasell	81

Securities Ownership

Significant Shareholders

The table below shows information for shareholders known to us to beneficially own more than 5% of our shares.

	Shares Beneficially Owned
Name and Address	Number	Percentage(1)
Certain affiliates of Access Industries, LLC(2) 40 West 57th Street, 28th Floor, New York, NY 10019	65,285,504	20.2%
The Vanguard Group(3) 100 Vanguard Blvd., Malvern, PA 19355	31,223,387	9.7%
BlackRock, Inc.(4) 50 Hudson Yards, New York, NY 10001	24,051,819	7.4%
Dodge & Cox(5) 555 California Street, 40th Floor, San Francisco, CA 94104	16,965,832	5.3%

(1)	All percentages are based on 322,837,438 shares outstanding as of April 1, 2025.
(2)	Information is based on a Form 4 filed with the SEC on February 29, 2024. Access Industries is a privately-held U.S. industrial group which controls directly or indirectly AI Investments Holdings LLC and certain other entities that are recordholders of our outstanding shares (collectively, the “Access Recordholders”). Len Blavatnik controls Access Industries and may be deemed to beneficially own the shares held by one or more of the Access Recordholders. Access Industries and each of its affiliated entities and the officers, partners, members, and managers thereof (including, without limitation, Mr. Blavatnik), other than the applicable Access Recordholder, disclaim beneficial ownership of any shares owned by the Access Recordholders.
(3)	Information is based on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group reporting beneficial ownership of the Company’s stock as of December 31, 2023. The shareholder reports sole voting power with respect to 0 shares, shared voting power with respect to 334,291 shares, sole dispositive power with respect to 30,072,263 shares, and shared dispositive power with respect to 1,151,124 shares.
(4)	Information is based on a Schedule 13G/A filed with the SEC on February 6, 2024 by BlackRock, Inc. reporting beneficial ownership of the Company’s stock as of December 31, 2023, on behalf of its direct and indirect subsidiaries including BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; iShares (DE) I Investmentaktiengesellschaft mit Teilgesellsc; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Asset Management Deutschland AG; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd. The shareholder reports sole voting power with respect to 21,714,243 shares and sole dispositive power with respect to 24,051,819 shares.
(5)	Information is based on a Schedule 13G/A filed with the SEC on February 13, 2025 by Dodge & Cox reporting beneficial ownership of the Company’s stock as of December 31, 2024. The shareholder reports sole voting power with respect to 16,005,632 shares and sole dispositive power with respect to 16,965,832 shares.

82	LyondellBasell | 2025 Proxy Statement

Beneficial Ownership

Information relating to the beneficial ownership of our shares by each director, director nominee, and executive officer named in the Summary Compensation Table is included below, as is information with respect to all of these individuals and all other executive officers of the Company, as a group. Shares are considered to be beneficially owned by a person if he or she, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of April 1, 2025. The individuals set forth in the table below, individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of April 1, 2025.

	Number of		Stock Options Exercisable Within 60 days
Name	Shares	RSUs(1)
Peter Vanacker	50,081	23,132	167,611
Michael McMurray(2)	76,227	—	190,455
Torkel Rhenman	68,253	—	119,482
Kimberly Foley	35,813	—	37,096
Jeffrey Kaplan	61,568	—	94,039
Jacques Aigrain	25,225	3,234	—
Lincoln Benet	8,704	1,692	—
Robin Buchanan	16,482	1,692	—
Anthony Chase	7,527	1,692	—
Robert Dudley	4,081	1,692	—
Claire Farley	20,293	1,692	—
Rita Griffin	1,510	1,692	—
Michael Hanley	14,336	1,692	—
Virginia Kamsky	3,332	1,692	—
Bridget Karlin	—	1,694	—
Albert Manifold	9,021	1,692	—
ALL DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (22 PERSONS)(3)	396,880	43,288	526,051

(1)	Represents RSUs (each equivalent to a share of LYB stock) that will vest within 60 days.
(2)	Mr. McMurray retired from his position as CFO effective March 1, 2025.
(3)	Includes shares beneficially owned by executive officers as of the date of this proxy statement who are not individually listed in this table. Mr. McMurray retired from his position as CFO effective March 1, 2025, and is no longer an executive officer. His ownership is excluded from this amount.

2025 Proxy Statement | LyondellBasell	83

Related Party Transactions

We have adopted a written Related Party Transaction Approval Policy, which requires the disinterested members of the Audit Committee to review and approve certain transactions that we may enter into with related parties, including members of the Board, executive officers, and certain shareholders. The policy applies to any transaction:

●	in the ordinary course of business with an aggregate value of $25 million or more;
●	not in the ordinary course of business, regardless of value; or
●	with a value of $120,000 or more and in which an executive officer or non-executive director has a direct or indirect material interest.

Related party relationships are identified and disclosed on an ongoing basis, as well as through responses to annual questionnaires completed by all directors, director nominees, and executive officers.

The Audit Committee reviews all the relevant facts of each related party transaction, including the nature of the related person’s interest in the transaction, and determines whether to approve the transaction by considering, among other factors, (i) whether the terms of the transaction are fair to the Company and on the same basis as those which could be obtained from non-related parties, (ii) the business reasons for the Company to enter into the transaction, (iii) whether the related party transaction would impair the independence of any independent Board member, and (iv) whether the transaction would present an improper conflict of interest for any director or executive officer of the Company. No director votes on approval or, unless requested by the Audit Committee, participates in the discussion of a related party transaction in which he or she has an interest. The Audit Committee also conducts an annual review of all transactions with related parties, including those that do not meet the thresholds for related party transactions described above.

The following is a description of related party transactions in existence since the beginning of fiscal year 2024.

Access Industries

In 2010, we entered into certain agreements with affiliates of Access Industries, including a registration rights agreement, which obligates us to register and bear the costs for the resale of equity securities owned by Access Industries or its affiliates, and a nomination agreement. Pursuant to the nomination agreement, Access Industries has the right to nominate individuals for appointment to the Board if certain ownership thresholds are met. Access Industries currently owns more than 18% of our outstanding shares and has nominated Mr. Benet, Mr. Buchanan, and Ms. Kamsky pursuant to the nomination agreement. The Company entered into these agreements with Access Industries before it became publicly traded and the Related Party Transaction Approval Policy was adopted. Amendments to the nomination agreement are approved by disinterested directors.

Calpine Corporation

Calpine Corporation, the owner and operator of power plants across the United States and Canada, supplies power and steam to the Company’s Houston refinery and is owned by a group of investors, including a minority investment by Access Industries. The Audit Committee has approved, most recently in October 2020, the Company’s contracts with Calpine, which were determined to be on terms fair to the Company and more advantageous than those offered by other parties. In 2024, the Company purchased approximately $46.5 million of power, steam, and water from Calpine and sold approximately $12.7 million of excess gas and raw water to Calpine.

Other Transactions & Relationships

The Board was also made aware of, and considered the fairness of, certain transactions and relationships between the Company and other organizations where our directors and director nominees have relationships. These transactions and relationships were also considered in evaluating the independence of our directors and director nominees. In particular, Mr. Buchanan, Mr. Dudley, Ms. Farley, Ms. Kamsky, and Ms. Karlin each served as directors or advisors of companies with which LYB had commercial transactions in 2024. Each of these transactions was entered into on an arm’s-length basis in the ordinary course of business, and no director initiated or participated in negotiation of the relevant purchases or sales or had any material interest in, or received any compensation in connection with, these transactions. In each case, the payments made or received by LYB fell below the greater of $1 million or 2% of the other company’s annual gross revenue.

84	LyondellBasell | 2025 Proxy Statement

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4, and 5) with the SEC and the NYSE. Reporting persons are required by SEC regulation to furnish us with copies of all such forms that they file.

Based on a review of the reports filed, information of the Company, and written representations from reporting persons, we believe that, during the fiscal year ended December 31, 2024, all of our directors, executive officers, and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a), except for one report by Mr. Buchanan that was not timely filed due to an administrative error, reporting a sale of a fractional share made by a third-party broker that was not subject to the discretion of the reporting person. A Form 5 reporting this transaction was filed in January 2025 after the missed filing was identified, and there were no short-swing profits realized by Mr. Buchanan.

2025 Proxy Statement | LyondellBasell	85

Questions and Answers about the Annual General Meeting

Who is soliciting my vote?

Our Board is soliciting your vote on voting matters submitted for approval at the Company’s 2025 Annual General Meeting of Shareholders.

Why are these matters being submitted for voting?

In accordance with Dutch law and the rules and regulations of the NYSE and the SEC, we are required to submit certain items for the approval of our shareholders. Several matters that are within the authority of a company’s board of directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, in accordance with Dutch corporate governance guidelines, we provide for the discussion at our Annual Meeting of certain topics that are not subject to a shareholder vote, including our governance practices and our dividend policy.

The discharge from liability of our directors, the adoption of our 2024 Dutch statutory annual accounts, the appointment of the auditor for our 2025 Dutch statutory annual accounts, the authorization to repurchase shares, and the cancellation of shares held in our treasury account are all items that we are required to submit to shareholders due to our incorporation in the Netherlands.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors recommends that you vote FOR each of the voting items presented in this proxy statement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in favor of each of the voting items in accordance with the recommendation of the Board of Directors.

Who is entitled to vote?

You may vote your LYB shares at the Annual Meeting if you are the record owner of such shares as of the close of business on April 25, 2025 (the “Record Date”). You are entitled to one vote for each share of LYB common stock that you own. As of April 1, 2025, there were 322,837,438 shares of LYB common stock outstanding and entitled to vote at the Annual Meeting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you held such shares as of the Record Date and (i) properly return a proxy by Internet, telephone, or mail or (ii) properly notify us of your intention to attend the Annual Meeting, attend the meeting, and vote in person. There are no quorum requirements under Dutch law and, as a result, we may hold our meeting regardless of the number of shares that are present in person or by proxy.

86	LyondellBasell | 2025 Proxy Statement

How many votes are needed to approve each of the voting items?

The number of votes required to approve the matters presented in this proxy statement varies by item:

●	Pursuant to the Dutch Civil Code and our Articles of Association, the nomination of a candidate to our Board (Item 1) is binding on shareholders unless 2/3 of the votes cast at the Annual Meeting, representing more than 50% of the Company’s issued share capital (which for this purpose includes only our outstanding shares), vote against the nominee. This means that a nominee will be elected unless the votes against him or her constitute 2/3 of the votes cast and represent more than 50% of our issued share capital.
●	Under Dutch law, the cancellation of shares held in our treasury account (Item 8) requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If, however, less than 50% of the Company’s issued share capital (which for this purpose includes only our outstanding shares) is represented at the Annual Meeting, the proposal will require the affirmative vote of at least 2/3 of the votes cast.
●	Each other voting item set forth in this proxy statement requires the affirmative vote of a majority of the votes cast by shareholders in order to be approved.

How do I vote?

You can vote by proxy without attending the meeting or in person at the meeting. To vote by proxy, you must vote over the Internet, by telephone, or by mail. Instructions for each method of voting are included on the proxy card.

If you hold your LYB shares in a brokerage account (that is, you hold your shares in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy in advance. If you plan to vote in person at the Annual Meeting and you hold your LYB shares in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

●	Entering a new vote by telephone or over the Internet prior to 11:59 p.m. Eastern Time on May 21, 2025;
●	Signing another proxy card with a later date and returning it to us by a method that allows us to receive the proxy prior to the Annual Meeting;
●	Sending us a written document revoking your earlier proxy; or
●	Attending the Annual Meeting and voting your shares in person (attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you).

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot at the Annual Meeting.

2025 Proxy Statement | LyondellBasell	87

Will my shares be voted if I do not provide my proxy and do not attend the Annual Meeting?

If you do not provide a proxy or vote your shares in person, the shares held in your name will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. We believe that, pursuant to NYSE rules, Item 3, Item 4, Item 5, Item 7 and Item 8 are considered routine matters. Therefore, without instructions from you, your broker may not vote your shares with respect to Item 1, Item 2, and Item 6. It is therefore important that you act to ensure your shares are voted.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular voting item and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that voting item. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any voting item properly introduced at the meeting.

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote on all voting items listed, your shares will be voted FOR each of the voting items for which you did not vote.

How are votes counted?

For all voting items other than the election of nominees to our Board of Directors, you may vote FOR, AGAINST, or ABSTAIN. For the voting item for the election of nominees (Item 1), you may vote FOR, AGAINST, or WITHHOLD with respect to each nominee. A vote to abstain or withhold does not count as a vote cast, and therefore will not have any effect on the outcome of any voting item to be voted on at the Annual Meeting.

Could other matters be voted on at the Annual Meeting?

No. All matters to be voted on at the Annual Meeting must be included as voting items in the agenda for the meeting as described in this proxy statement. We will provide shareholders with an opportunity to discuss our corporate governance, dividend policy, and executive compensation program. However, there will be no vote on any of these matters.

Who can attend the Annual Meeting?

The Annual Meeting is open to all LYB shareholders who hold shares as of the close of business on April 25, 2025, the Record Date.

If you would like to attend the Annual Meeting, you must inform us in writing of your intention to do so on or before May 16, 2025, one week prior to the date of the meeting. The notice may be emailed to CorporateSecretary@LyondellBasell.com. Additional information regarding the availability of and procedures for in person attendance at the Annual Meeting will be provided to shareholders who provide timely notice of intent to attend and proper evidence of their ownership of LYB shares as of the Record Date. Admittance of shareholders to the Annual Meeting will be governed by Dutch law.

If we determine that in-person attendance is not possible or advisable due to unanticipated circumstances at the time of the Annual Meeting, we will provide information regarding alternative access as soon as available.

88	LyondellBasell | 2025 Proxy Statement

What is the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies for the Annual Meeting. Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person for no additional compensation. In addition, we have retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of $12,000, plus reimbursement of reasonable expenses.

Why did my household receive a single set of proxy materials?

SEC rules permit us to deliver a single copy of our annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

If you prefer to receive your own copy of the proxy statement now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, or by email to sendmaterial@proxyvote.com. If you hold your shares in street name, and you received more than one set of proxy materials at your address, you may need to contact your broker or nominee directly if you wish to discontinue duplicate mailings to your household.

Why did I receive a “notice of internet availability of proxy materials” but no proxy materials?

We distribute our proxy materials to certain shareholders via the Internet using the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing our shareholders with a timely and convenient method of accessing the materials and voting. On or about April 11, 2025, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet. In addition, we provided the notice and proxy materials by e-mail to certain shareholders who previously consented to electronic delivery of proxy materials.

How can I request to receive my “notice of internet availability of proxy materials” by e-mail for future shareholder meetings?

You can request to receive proxy materials for future meetings by e-mail by following the electronic delivery enrollment instructions at www.proxyvote.com. If your shares are held in street name, please contact your bank or broker for information on electronic delivery options.

If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until terminated.

2025 Proxy Statement | LyondellBasell	89

What are deadlines for the 2026 shareholder meeting?

Our Articles of Association provide that a shareholder representing at least one percent of our issued share capital can submit an agenda item for consideration at the Company’s general meeting of shareholders. Any such request must be received at least 60 days prior to the date of the annual meeting.

Under SEC rules, if a shareholder wishes to include a proposal in our proxy materials for presentation at our 2026 annual general meeting, the proposal must be received at our offices at LyondellBasell Industries, 4th Floor, One Vine Street, London W1J 0AH, United Kingdom, Attention: Corporate Secretary or sent to CorporateSecretary@LyondellBasell.com, by December 12, 2025. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

The deadline for providing notice of a solicitation of proxies in support of director nominees other than the Company’s nominees pursuant to Rule 14a-19 for the Company’s 2026 annual meeting is March 24, 2026.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements, including requirements under Dutch law and our Articles of Association.

90	LyondellBasell | 2025 Proxy Statement

Appendix A: Reconciliation of Non-GAAP Financial Measures

This proxy statement makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for “lower of cost or market” (“LCM”), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs. Asset write-downs include impairments of goodwill, impairments of long-lived assets, a write down of a related party loan receivable and a fourth quarter 2024 deferred tax valuation allowance for one of our Chinese joint ventures recognized in Income (loss) from equity investments. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales, and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other-than-temporary, the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In April 2022 we announced our decision to cease operation of our Houston refinery. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations, depreciation of asset retirement costs and other charges.

Circular & Low Carbon Solutions (“CLCS”) incremental EBITDA is estimated EBITDA which is incremental to our fossil-based O&P Americas and O&P EAI annual EBITDA. CLCS incremental EBITDA cannot be reconciled to net income due to the inherent difficulty in quantifying certain amounts that are necessary for such reconciliation at the business unit level including adjustments that could be made for interest expense (net), provision for (benefit from) income taxes and depreciation & amortization, the amounts of which, based on historical experience, could be significant.

Recurring annual EBITDA for the Value Enhancement Program is the year-end EBITDA run rate estimated based on 2017-2019 mid-cycle margins and modest inflation relative to a 2021 baseline. We believe recurring annual EBITDA is useful to investors because it represents a key measure used by management to assess progress towards our strategy of value creation.

2025 Proxy Statement | LyondellBasell	91

A reconciliation of net income to EBITDA, including and excluding identified items, for the years ended December 31, 2020, 2021, 2022, 2023, and 2024 is shown in the following table:

	Year Ended December 31,
(amounts in millions)	2020	2021	2022	2023	2024
Net income	$1,427	5,617	3,889	2,121	1,367
Loss (Income) from discontinued operations, net of tax	2	6	5	5	(4)
Income from continuing operations	1,429	5,623	3,894	2,126	1,363
(Benefit from) Provision for income taxes	(43)	1,163	882	501	240
Depreciation and amortization(a)	1,385	1,393	1,267	1,534	1,522
Interest expense, net	514	510	258	348	331
EBITDA	3,285	8,689	6,301	4,509	3,456
Identified items
less: Gain on sale of business(b)	—	—	—	—	(284)
add: Lower of cost or market inventory valuation charges	16	—	—	—	—
add: Asset write-downs(c)	582	624	69	518	1,065
add: Refinery exit costs(d)	—	—	157	195	99
EBITDA excluding identified items	$3,883	9,313	6,527	5,222	4,336
(a)	Depreciation and amortization includes depreciation of asset retirement costs of in connection with exiting the Refining business.
(b)	In 2024, we sold our U.S. Gulf Coast-based Ethylene Oxide and Derivatives (“EO&D”) business, resulting in the recognition of a gain, including fourth quarter post close adjustments, in our Intermediates & Derivatives (“I&D”) segment.
(c)	Includes asset write-downs in excess of $10 million in aggregate for the period. The years ended December 31, 2020 and 2021 reflect non-cash impairment charges related to our Houston refinery. The year ended December 31, 2022 reflects a non-cash impairment charge related to the sale of our polypropylene manufacturing facility in Australia. The year ended December 31, 2023 reflects non-cash impairment charges of $518 million, which includes $192 million related to European PO joint venture assets in our Intermediates & Derivatives segment, recognized in the fourth quarter of 2023, and a non-cash goodwill impairment charge of $252 million in our Advanced Polymer Solutions (“APS”) segment, recognized in the first quarter of 2023. The year ended December 31, 2024 reflects non-cash asset write-downs of $1,065 million, which includes a non-cash impairment charge of $837 million related to European assets under strategic review in our Olefins & Polyolefins – Europe, Asia & International (“O&P-EAI”) segment, non-cash impairment charges and the recognition of a deferred tax valuation allowance of $52 million and $121 million, respectively, related to our Chinese equity investment in our O&P-EAI segment, and a non-cash impairment charge of $55 million related to our specialty powders business in our APS segment, recognized in the fourth quarter of 2024.
(d)	Refinery exit costs include accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and other charges.

A reconciliation of net income to recurring annual EBITDA for the Value Enhancement Program (“VEP”) is shown in the following table:

(amounts in millions)	Unlocked Value 2024(b)	Target 2025
Net income(a)	$610	$760
Provision for income taxes	155	190
Depreciation and amortization	35	50
Interest expense, net	—	—
Recurring annual EBITDA(a)	$800	$1,000
(a)	Year-end run-rate based on 2017-2019 mid-cycle margins and modest inflation relative to 2021 baseline.
(b)	VEP delivered a year-end run-rate of approximately $800 million of recurring annual EBITDA in 2024.

92	LyondellBasell | 2025 Proxy Statement

A reconciliation of net income to net income, excluding identified items, for the year ended December 31, 2024 is shown in the following table:

(amounts in millions)	Year Ended December 31, 2024
Net income	$1,367
Identified Items
less: Gain on sale of business, pre-tax(a)	(284)
add: Asset write-downs, pre-tax(b)	1,065
add: Refinery exit costs, pre-tax(c)	179
add: Benefit from income taxes related to identified items	(226)
Net income excluding identified items	$2,101
(a)	In 2024, we sold our U.S. Gulf Coast-based EO&D business, resulting in the recognition of a gain, including fourth quarter post close adjustments, in our I&D segment.
(b)	Includes asset write-downs in excess of $10 million in aggregate for the period. The year ended December 31, 2024 reflects non-cash asset write-downs of $1,065 million, which includes a non-cash impairment charge of $837 million related to European assets under strategic review in our O&P-EAI segment, non-cash impairment charges and the recognition of a deferred tax valuation allowance of $52 million and $121 million, respectively, related to our Chinese equity investment in our O&P-EAI segment, and a non-cash impairment charge of $55 million related to our specialty powders business in our APS segment, recognized in the fourth quarter of 2024.
(c)	Refinery exit costs include accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations, depreciation of asset retirement costs and other charges.

A reconciliation of diluted EPS to diluted EPS, excluding identified items, for the year ended December 31, 2024 is shown in the following table:

Year Ended December 31, 2024
Diluted earnings per share	$4.15
Identified items
less: Gain on sale of business	(0.66)
add: Asset write-downs(a)	2.49
add: Refinery exit costs	0.42
Diluted earnings per share excluding identified items	$6.40
(a)	Includes asset write-downs in excess of $10 million in aggregate for the period.

2025 Proxy Statement | LyondellBasell	93

LYONDELLBASELL INDUSTRIES N.V.
2800 POST OAK BLVD., SUITE 5100
HOUSTON, TEXAS 77056

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 21, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 21, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64565-P28506

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LYONDELLBASELL INDUSTRIES N.V.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

		For	Against	Withhold
1a.	Jacques Aigrain	☐	☐	☐
1b.	Lincoln Benet	☐	☐	☐
1c.	Robin Buchanan	☐	☐	☐
1d.	Anthony Chase	☐	☐	☐
1e.	Robert Dudley	☐	☐	☐
1f.	Claire Farley	☐	☐	☐
1g.	Rita Griffin	☐	☐	☐
1h.	Michael Hanley	☐	☐	☐
1i.	Virginia Kamsky	☐	☐	☐
1j.	Bridget Karlin	☐	☐	☐
1k.	Albert Manifold	☐	☐	☐
1l.	Peter Vanacker	☐	☐	☐

		For	Against	Abstain
2.	Discharge of Directors from Liability	☐	☐	☐
3.	Adoption of 2024 Dutch Statutory Annual Accounts	☐	☐	☐
4.	Appointment of PricewaterhouseCoopers Accountants N.V. as the Auditor of our 2025 Dutch Statutory Annual Accounts	☐	☐	☐
5.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	☐	☐	☐
6.	Advisory Vote Approving Executive Compensation (Say-on-Pay)	☐	☐	☐
7.	Authorization to Conduct Share Repurchases	☐	☐	☐
8.	Cancellation of Shares	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
Notice and Proxy Statement/Annual Report including 10-K are available at *www.proxyvote.com*.

V64566-P28506

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL GENERAL MEETING OF SHAREHOLDERS
MAY 23, 2025

The undersigned hereby appoint(s) Peter Vanacker, Jeffrey Kaplan, Charity Kohl and Bardies Bassyouni, or any of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the ordinary shares of LyondellBasell Industries N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 8:00 a.m., local time, on Friday, May 23, 2025, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement. This proxy is governed by Dutch law.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side